UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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EVERCORE INC.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 17, 2021

The Annual Meeting of Stockholders of Evercore Inc. will be conducted online only, via live webcast, on June 17, 2021, at 9:00 a.m., Eastern Time. There will be no physical location for shareholders to attend. Shareholders may only participate online by logging in at www.virtualshareholdermeeting.com/EVR2021.

Agenda and Board Recommendations
Proposal	Board Voting Recommendation
1. Election of the 13 nominees named in this proxy statement to serve on our Board of Directors until the 2022 annual meeting	FOR each nominee
2. Non-binding, advisory vote to approve executive compensation of our named executive officers	FOR
3. Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2021	FOR

We will also act on any other business as may properly come before our Annual Meeting of Stockholders or any adjournments or postponements thereof. Our Board of Directors has fixed the close of business on April 23, 2021 as the record date for the determination of shareholders entitled to notice of and to vote at our Annual Meeting and any adjournments or postponements of that meeting.

BY ORDER OF THE BOARD OF DIRECTORS
Jason Klurfeld Corporate Secretary April 28, 2021

IT IS IMPORTANT THAT YOU CAREFULLY READ YOUR PROXY STATEMENT AND VOTE.

VIA THE INTERNET Visit the website listed on your proxy card or Notice	BY TELEPHONE Call the telephone number listed on your proxy card	LIVE WEBCAST Participate in the annual meeting (see page 15 for more information)	BY MAIL Request printed proxy materials and mail in a completed proxy card

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 17, 2021:
Prior to June 17, 2021, the Notice of Annual Meeting, Proxy Statement, Form of Proxy and

2020 Annual Report to Shareholders will be available electronically at www.proxyvote.com. These materials are also available at www.evercore.com.

LETTER FROM THE CO-CHAIRMEN OF THE BOARD AND CO-CEOS

April 28, 2021

Dear Fellow Shareholder:

On behalf of the Board of Directors, we cordially invite you to our 2021 Annual Meeting of Stockholders to be held online, via live webcast only, on Thursday, June 17, 2021, at 9:00 a.m., Eastern Time. This proxy statement describes Evercore’s accomplishments, practices and governance in 2020. As the COVID-19 pandemic began to spread in early 2020, we quickly realized that it would be a year unlike any other for our firm. The pandemic presented unprecedented operational and business challenges and, fortunately for our firm, many opportunities. We responded to these challenges and opportunities with four important objectives in mind:

•	Ensuring the health and safety of our employees and their families;

•	Pivoting our services to address the evolving needs of our corporate, institutional investor and wealth management clients;

•	Operating collaboratively, effectively and securely, leveraging technology in both new and more conventional ways; and

•	Maintaining our strong and liquid balance sheet.

Our strong 2020 results demonstrate that Evercore is an all-weather firm, capable of advising clients on their most important strategic, financial and capital needs in widely varied environments. Our ongoing initiatives over the last several years to invest in broadening and diversifying our capabilities contributed to a record year for our firm on many levels, as the breadth of our advisory work, the strength of our restructuring business, the growth of our underwriting business and the success of our equities and wealth management businesses allowed us to respond to the unique and varied challenges that arose over the course of 2020. Our exceptional team was guided by our Core Values and a commitment to collaboration throughout 2020, and remains dedicated to these principles as we continue to pursue our long-term growth goals. As leaders of the firm, we are extraordinarily proud of how we served our clients and collaborated with each other, despite the vast majority of our firm working remotely for most of the year.

We also saw the increased importance of good corporate citizenship and the continued integration of sustainability considerations into our business model. At Evercore, we believe addressing environmental, social and governance (ESG) matters is fundamental to running a successful business. Our integrated approach to sustainability has become an important part of the fabric of our culture and work environment and is embedded in everything that we do. As a human capital-intensive business, our impact can most readily be seen in our commitment to our people and our Core Values, especially with regard to diversity, equity and inclusion (DE&I). We are deeply committed to being one of the top places to work for the most talented professionals in the industry, and while we are proud of our inclusive organizational culture, as described in more detail in the proxy statement, we recognize there is still important work to do. We are committed to taking real action when it comes to DE&I and providing meaningful updates on our progress.

Finally, in July of 2020, we were each appointed to serve as Co-Chairman of the Board of Directors and Co-Chief Executive Officer. This arrangement very much represents the natural progression of our productive partnership over the last few years, and we are excited about the prospects and direction of the firm moving forward. As Co-Chairmen of the Board and Co-Chief Executive Officers, we will continue to execute our long-term growth strategy and maintain our commitment to our clients, our people, our communities and our other stakeholders.

At this year’s Annual Meeting, you will be asked to vote on several items, including the election of our directors and our executive compensation program. We engage extensively with our shareholders on an ongoing basis and seek feedback regarding our performance, corporate governance, compensation and sustainability practices and other matters of interest to our shareholders. We encourage you to read the proxy statement carefully for more information. Your vote is important to us, and we hope that you will participate in the Annual Meeting and vote as promptly as possible through any of the acceptable means described in this proxy statement. Instructions on how to vote begin on page 10. Thank you for your continued support of Evercore.

Ralph Schlosstein Co-Chairman of the Board and Co-Chief Executive Officer	John Weinberg Co-Chairman of the Board and Co-Chief Executive Officer

PROXY SUMMARY

This summary highlights certain information and is intended to assist you in reviewing the proposals. You should read the entire Proxy Statement carefully before voting. Your vote is important. Whether or not you plan to participate in the Annual Meeting, we encourage you to vote your shares promptly.

In this Proxy Statement, unless the context requires otherwise, the “Company” or “Evercore” refers to Evercore Inc. and “we,” “us” or “our” all refer to Evercore and its subsidiaries. For ease of reference, we have included definitions of the abbreviations, capitalized terms and other terms frequently used in this Proxy Statement in the Glossary of Key Defined Terms beginning on page 72.

2021 Annual Meeting Information

Date and Time	Place	Record Date

9:00 a.m., Eastern Time Thursday, June 17, 2021	Online via live webcast at www.virtualshareholdermeeting.com/EVR2021. There will be no physical location for shareholders to attend.	April 23, 2021

Additional information about our Annual Meeting, including details about how to participate in our Annual Meeting online and how to submit questions and cast your votes, is provided under “Why did the Board decide to adopt a virtual format for the Annual Meeting?” on page 15 of the Proxy Statement and “What do I need to do if I want to participate in the virtual Annual Meeting?” on page 15 of the Proxy Statement.

Matters to be Voted on at our 2021 Annual Meeting

Agenda and Board Recommendations
Proposal	Board Voting Recommendation	Page Reference (for more detail)
1.Electionof the 13 nominees named in this proxy statement to serve on our Board of Directors until the 2022 annual meeting	FOR each nominee	17
2.Non-binding,advisory vote to approve executive compensation of our named executive officers	FOR	65
3.Ratificationof Deloitte & Touche LLP as our independent registered public accounting firm for 2021	FOR	70

2020 Financial Performance and Compensation Highlights

We highly value the faith that our investors have placed in us, and take seriously our obligations as fiduciaries. Our long-standing pay-for-performance compensation program is designed to reward performance and align the long-term interests of our executives with those of our shareholders.

The emergence of the COVID-19 pandemic in 2020 presented substantial operational and business challenges and opportunities. Despite the disruption and volatility, we delivered record full year net revenues, on both a U.S. GAAP and Adjusted* basis, demonstrating our ability to serve clients in varied market environments. We believe this is largely attributable to the growth and strategic initiatives we have pursued over the past several years. As discussed throughout our Compensation Discussion and Analysis, beginning on page 38 of this proxy statement, in determining NEO compensation for 2020, our Compensation Committee considered, among other strategic accomplishments, the strong financial results achieved by the Company in 2020, the management of the business during the COVID-19 pandemic, and the promotion of and adherence to our Core Values, including as they relate to diversity, equity and inclusion and building a sustainable business. The following summarizes 2020 financial performance as considered by the Compensation Committee in making NEO compensation determinations and also highlights key components of our executive compensation program, each as discussed in more detail in the Compensation Discussion and Analysis, beginning on page 38 of this proxy statement.

Delivering Strong Financial Results

Adjusted Net Revenues of $2.33 billion*	Adjusted Earnings Per Share of $9.62*

*Adjusted Net Revenues and Adjusted Earnings Per Share are non-GAAP measures. See Annex A for further information and a reconciliation to U.S. GAAP amounts.

Returning Significant Capital to Shareholders

Creating Value for Shareholders

Our 1-year, 3-year and 5-year TSR continue to demonstrate the long-term positive growth in our share price, outperforming key indices and, on average, our most direct competitors during 2020 and over the long term.

1 Peer Group includes Moelis & Company, Houlihan Lokey, PJT Partners, Lazard and Greenhill. TSR is calculated 12/31 to 12/31, assuming reinvestment of dividends.

Performance-Based Compensation

✓	No Guaranteed Bonuses. We do not provide guaranteed bonuses to any of our NEOs.

✓

No Change in Base Salaries. We have not increased base salaries for our NEOs since they became executive officers, and base salary continues to represent a relatively small share of their total annual compensation.

✓

Performance Drives Changes in Pay. Compensation is linked to the performance of Evercore and our executives’ individual performance, which motivates our executive leadership to conduct the business in a manner that produces superior results over the long term. For example:

•

In 2019, despite our overall strong performance, our net revenues, EPS and net income decreased from 2018 on both a U.S. GAAP and Adjusted* basis. Accordingly, we decreased our annual incentive compensation for each of our current Co-CEOs for 2019 by $3.5 million from 2018.

•

In 2020, we achieved record Adjusted Net Revenues* of approximately $2.33 billion, an increase of approximately 14% from our 2019 results. Our Adjusted EPS* for 2020 was $9.62 and our Adjusted Net Income* was approximately $459.6 million, an increase of approximately 25% and 23%, respectively, from our 2019 results. Although these financial results, and the other factors discussed herein, drove the Compensation Committee’s decision to increase compensation from 2019, the compensation of our Co-CEOs was flat relative to their 2018 compensation, our previous record year.

Comparisons to Prior Year Financial Results and Compensation

	2020 (v. 2019)	2020 (v. 2018)

Adjusted Net Revenue*	14%	12%

Adjusted EPS*	25%	7%

Adjusted Net Income*	23%	1%

Increase in Co-CEO Annual Incentive Compensation	$3.5 million	$0

*	Adjusted Net Revenues, Adjusted Earnings Per Share and Adjusted Net Income are non-GAAP measures. See Annex A for further information and a reconciliation to U.S. GAAP amounts.

Shareholder Alignment

✓

Equity-Based Compensation Included in Bonus, Not Additional to Bonus. Our Compensation Committee determines the overall amount of incentive compensation to be awarded to our NEOs, inclusive of cash and RSUs.

✓

50% of 2020 Bonus Delivered in RSUs Subject to Four Year Deferral. RSUs granted to our NEOs as a component of 2020 annual bonus are unvested and are delivered over four years, which is consistent with market practice, and enhances ongoing alignment with our shareholders.

✓

Equity Ownership Guidelines and Significant Equity Ownership by NEOs. Each of our NEOs holds a meaningful amount of equity in our Company and met the formal equity ownership guidelines applicable to such NEO for 2020.

✓

No Hedging or Pledging. All employees, including our NEOs, are prohibited from hedging their equity securities, and our anti-pledging policy prohibits directors and executive officers from pledging their equity without Compensation Committee approval.

✓

Clawback Policy. Our clawback policy provides for the recapture of incentive compensation awarded to SMDs in the event of certain types of misconduct by that SMD or a restatement of the financial results of the Company due to material noncompliance with financial reporting requirements.

Accountability to Shareholders

✓	Annual Say on Pay Vote. Based on our Board’s recommendation and our shareholders’ advisory vote in 2017, we continue to hold an advisory vote each year on our executive compensation program.

✓

Strong Support for Executive Compensation Program. Our executive compensation program has not changed in any material way since last year, when our shareholders supported our Say on Pay proposal at the 93.7% level. We believe this support is due to the Company’s exemplary business performance, a close alignment between performance and pay, our extensive shareholder engagement process and disclosure regarding our executive compensation program.

✓

Majority Voting Resignation Policy. Our majority voting resignation policy provides that a director that receives the support of less than a majority of votes cast must tender his or her resignation, which our Board will then determine whether to accept.

✓

Extensive Shareholder Engagement and Feedback. We engage extensively with our shareholders on an ongoing basis and seek feedback regarding our performance, corporate governance practices and other matters of interest to our shareholders. In 2020, we reached out to shareholders representing over 75% of our outstanding shares then held by unaffiliated shareholders. The feedback we received continued to inform our Board, particularly with respect to our compensation program and equity plan.

Sustainability

At Evercore, we believe addressing ESG matters is fundamental to running our business. Our integrated approach to sustainability is important to our culture and work environment, is a key tenet of our approach to our work with clients and is essential for our long-term success. It is part and parcel of everything we do. We believe that investing in our people, fostering a diverse, equitable and inclusive culture, creating a robust corporate governance and compliance framework, and minimizing the impact of our business on the environment are all critical to ensuring that we operate a responsible and prosperous business, now and in the future.

These core considerations drive our business decisions, which in turn position our firm for long-term success and enable us to deliver value consistently to our primary stakeholders – our Clients, our People, our Communities and our Shareholders. We maintain an active dialogue with each of these groups to ensure we are always serving our core constituencies with the highest standards. This regular and open line of communication with stakeholders enables us to better understand their interests and concerns, stay informed as those interests change, anticipate and proactively address issues and adapt our business and governance practices to mitigate risk.

We are pleased to share our progress on Evercore’s sustainability efforts in our forthcoming inaugural 2021 Sustainability Report. As part of this year’s proxy, we wanted to provide an overview of some of the issues and initiatives that will be addressed in the report.

Our People

Our business is human capital-intensive and is built on the strong relationships we have with our clients and our ability to provide them with trusted and independent advice. As such, Evercore’s long-term success is heavily dependent on our people. We aim to attract, train, develop, mentor, promote and retain the most talented professionals in our industry, or what we refer to as our “A+ talent.” To support these objectives, we invest substantial time and resources toward recruiting individuals who will embrace our Core Values and enhance our business; rewarding and supporting employees through competitive pay and benefits programs; facilitating professional development opportunities through our talent development programs; and promoting a strong culture of diversity, equity and inclusion (DE&I) throughout the organization.

With these guiding principles, our Co-CEOs, Global Head of the Human Capital Group, and our Human Capital Group lead our efforts on employment-related matters, including recruiting and hiring, onboarding and training, compensation planning, performance management and professional development. Our Board of Directors and its Nominating and Corporate Governance Committee provide oversight on certain human capital matters as well, including our DE&I initiatives.

✓

Diversity, Equity and Inclusion: DE&I is a major focus for our senior management and Board of Directors. Promoting DE&I throughout the organization is not only the right thing to do, but it improves our culture and performance, allowing us to better serve our clients and grow our business over the long term. We believe in empowering our people to thrive by maintaining a culture of inclusion that embraces diversity and creates opportunities for all employees. Focusing on our people and our culture has been a tenet of our success since our founding more than 25 years ago. However, we recognize there is still important work to be done in realizing our DE&I objectives. We are committed to working diligently and transparently with our key stakeholders, especially our employees, as we continue to execute on our objectives.

✓

Recruitment and Talent Development: We invest substantial time and resources to recruit people who are a fit for our culture and will enhance it. We are committed to the professional development of our employees. Our training framework involves ongoing development at multiple stages of an employee’s career, including on-the-job training and mentorship. Our senior professionals play a central role in our training and development programs. We also engage in a comprehensive performance evaluation process designed to provide employees with the feedback necessary for their professional development.

✓

Health, Safety and Wellness: The success of our business is fundamentally connected to the well-being of our people. Accordingly, we are committed to the health, safety and wellness of our employees. We provide employees and their families access to a variety of innovative, flexible and convenient health and wellness programs. These programs support employees’ physical and mental health by offering tools and resources to help improve or maintain their health, and offer choice, where possible, so that our employees can customize benefits to meet their individual needs.

In response to the COVID-19 pandemic, we continue to implement safety measures in all of our offices and have made significant changes to protect our employees and the communities in which we operate, all of which follow current government regulations and public health recommendations. As we formulate our return-to-office protocols, we continue to monitor the impact of the COVID-19 pandemic, as well as policies and guidance from governmental authorities and health agencies.

✓

Compensation Structure and Benefits: Our compensation structure, including our comprehensive benefits package, is designed to attract, motivate and retain highly talented employees. We have consistently sought to closely align pay with performance, as described in more detail herein. Through our broad-based equity program, we have used equity compensation to create a close alignment of interests between our shareholders and employees. We offer our eligible employees a comprehensive benefits package (which we have recently expanded to advance our DE&I objectives), promote wellness education and encourage our employees to take a mindful and active approach to their overall well-being.

✓

Community: We have encouraged, supported and assisted our employees to ensure they have a positive impact on the communities in which we operate and serve. Through our Evercore Volunteers program, we have continued our firm-wide community service initiatives, which connect our employees with our community partners in order to address immediate needs, support education and improve public spaces. We facilitate employee fundraising, and in 2020 we conducted a social justice donation matching program, resulting in the largest charitable donation in Evercore history.

Our Business

Sustainability considerations play an important role in our investment banking and investment management businesses, and are integrated into how we operate our business. For us, sustainability begins with business selection. For example, in our Advisory business, prior to accepting a mandate, our client-facing employees initiate a new business process that considers a number of factors, including conflicts, the nature of the transaction and Evercore’s own expertise. We also look closely at the business of potential clients and, if there are any reputational, legal, regulatory or other concerns, we will conduct robust diligence on the client and escalate any concerns to our most senior leaders.

Our approach on sustainability has allowed us to become a trusted advisor to our clients on their most important strategic and financial matters. It provides us the opportunity to assist clients in understanding the sustainability issues that directly affect their business and their industry. This is most apparent in the multi-disciplinary approach we have taken with respect to advising clients on the global energy transition. Effectively guiding our energy clients in today’s environment, with particular attention to the environmental and climate-related impacts of traditional energy industry practices, requires a coordinated effort among our senior bankers from across various sectors and we formed a team of senior bankers focused and coordinated on doing this.

We are also proud of the strong role our business plays in directly advising companies on ESG issues. Our clients are increasingly focused on sustainability and the fact that ESG factors are increasingly influencing the composition of their investor base, impacting their access to financing and capital and becoming part of activist investor campaigns. Our focus on ESG matters and its impact on corporate clients is perhaps most acute within our Shareholder Advisory practice, where Evercore advisory bankers have built a market-leading practice identifying and addressing sustainability matters and their implications for our clients.

We have also responded to an increased demand from our research clients for sustainability-focused research. Just as it is impossible to provide advisory services to our clients without a thorough appreciation of how they are impacted by sustainability factors, it is difficult for our research analysts to provide quality independent research without a thorough appreciation of how issues such as climate change and energy independence impact the industries and companies they cover. While these issues have become increasingly pertinent, they are not new issues for us; they have been a part of our fundamental research, analysis and advice since the inception of our business.

In our Investment Management business, our role as a fiduciary and our mission to deliver long-term results for clients necessitates an inherent appreciation of sustainability and strong governance. For our clients who are interested in specifically pursuing impact investment-based portfolios, we work with carefully selected external managers to provide customized solutions for socially responsible investing that strive to deliver competitive rates of return to meet our clients’ impact investing goals.

Our Governance

Our governance starts with our Core Values – Client Focus, Integrity, Excellence, Respect, Diversity, Equity and Inclusion, Investment in People and Partnership. Our business model centers on our relationship with our clients, our employees and our shareholders. Our focus on strong governance practices is a critical component of maintaining the trust and confidence of our clients and other stakeholders, including our shareholders. The following are highlights of our governance and leadership practices particularly as they relate to our Board of Directors. Our governance practices are discussed further herein under “Corporate Governance” and “Director Compensation” on pages 29 and 36, respectively.

Director Tenure	Director Independence	Independent Director Diversity

✓

We have added four new independent directors to our Board since 2018 – three of whom are women, and one of whom is also African American. Currently, 40% of our independent directors are women, including our lead independent director.

✓

Our lead independent director presides over meetings of our non-management directors. She works with the Co-Chairmen and Co-CEOs to develop and approve Board agendas and meeting schedules, leads Board and Committee evaluations and otherwise serves as a liaison among our non-management directors.

✓	77% of our nominees for director have been determined to be independent under the applicable NYSE rules and company guidance and 100% of our committee members are independent.

✓	Our average director nominee tenure is less than 7 years and median director nominee tenure is 6 years, based on annual meetings.

✓

Our Board and Committees perform an annual self-evaluation, during which it considers issues of structure, leadership and oversight needs and skills to guide the company in executing its long-term strategic objectives.

✓	Our independent directors conduct regular executive sessions without management present.

✓

Our Board met in full session ten times during 2020 – a 67% increase from 2019 – in response to the challenges presented by the COVID-19 pandemic and other matters. We held an aggregate of 28 Board and Committee meetings in 2020, and each of our directors attended 100% of their Board and respective Committee meetings. Our lead independent director routinely engaged with senior management and other independent directors regarding our response to the pandemic.

✓	A substantial portion of director compensation is paid in equity.

✓	Our directors are subject to Equity Ownership Guidelines, which align their interests with those of our shareholders.

✓

Our majority voting resignation policy provides that a director that receives the support of less than a majority of votes cast must tender his or her resignation, which the board will then determine whether to accept.

✓	We engage extensively with our shareholders on an ongoing basis and seek feedback regarding our performance, corporate governance practices and other matters of interest to our shareholders.

Our Planet

Given that we are a human capital intensive business, we are fortunate to have a smaller natural environmental footprint than other capital intensive businesses or retail-based financial institutions. However, we nonetheless prioritize being a good corporate citizen. From a direct environmental perspective, our “Evercore footprint” largely consists of office space, travel and the resources employees consume in the operation of our business. Despite our smaller environmental footprint, we are focused on promoting practices to minimize the negative impact our business may cause to the planet. We are aware and sensitive to the commercial risks and opportunities presented by climate change. Our Core Values and our Code of Business Conduct and Ethics provide that we are to act as responsible corporate citizens and consider policy issues of significance, including climate change, in the operation of our business.

We have sought to identify opportunities to make our use of office space more efficient, including pursuing environmentally friendly buildings and the use of renewable energy for building operations. We have implemented energy efficient technology in many of our offices, and launched several initiatives to reduce our consumption and use resources more efficiently.

This overview is meant to give you a window into the work we are doing around sustainability and ESG issues. Our forthcoming Sustainability Report will give you a more in depth look at our sustainability framework and initiatives.

GENERAL INFORMATION

Why am I receiving this Proxy Statement?

The Board is soliciting proxies for our 2021 Annual Meeting of Stockholders, and we will bear the cost of this solicitation. You are receiving a Proxy Statement because you owned shares of our Class A common stock and/or our Class B common stock as of the close of business on April 23, 2021, the record date. Your ownership of shares on that date entitles you to vote at our Annual Meeting. By following the instructions on your Notice of Internet Availability of Proxy Materials (the “Notice”) or, if you received printed proxy materials, using the attached proxy card or voting instruction card from your broker or other intermediary, you are able to vote whether or not you participate in our Annual Meeting. This Proxy Statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision when you do vote.

How are the proxy materials being distributed?

To expedite delivery, reduce costs and improve our environmental impact, we used “Notice and Access” in accordance with an SEC rule that allows us to provide proxy materials to our shareholders over the Internet. By May 7, 2021, we will have sent a Notice to certain shareholders including instructions on how to access our proxy materials online. If you received a Notice, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also explains how you may submit your proxy via the Internet. If you received a Notice and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice to request a copy electronically or in paper form on a one-time or ongoing basis. Shareholders who do not receive the Notice will continue to receive either a paper or electronic copy of the proxy statement, which will be sent on or about April 28, 2021.

What will I be voting on?

You will be voting:

•	to elect the 13 director nominees identified in this Proxy Statement;

•	to approve, on an advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement;

•	to ratify the selection of Deloitte, on an advisory basis, as our independent registered public accounting firm for 2021; and

•	to transact such other business as may properly come before our Annual Meeting or any adjournments or postponements thereof.

What are the Board’s recommendations?

Our Board recommends:

•

a vote FOR the election of each of Roger C. Altman, Richard I. Beattie, Pamela G. Carlton, Ellen V. Futter, Gail B. Harris, Robert B. Millard, Willard J. Overlock, Jr., Sir Simon M. Robertson, Ralph L. Schlosstein, John S. Weinberg, William J. Wheeler, Sarah K. Williamson and Kendrick R. Wilson III to serve as directors until the next annual meeting or until their successors are duly elected and qualified;

•	a vote FOR the approval of the advisory resolution approving the compensation of our NEOs as disclosed in this Proxy Statement; and

•	a vote FOR the ratification of the selection of Deloitte as our independent registered public accounting firm for 2021.

How do I vote?

You can vote either at our virtual Annual Meeting or by proxy without participating in our Annual Meeting. To vote by proxy you may vote by telephone, on the internet or through the mail as follows, which instructions are also set forth on your Notice or, if you received printed proxy materials, your proxy card:

•

Vote by Internet—www.proxyvote.com: Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your Notice or, if you received printed proxy materials, your proxy card in hand when you access the website and follow the applicable instructions to obtain your records and to create an electronic voting instruction form.

•

Vote by Phone—1-800-690-6903: Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

•

Vote by Mail: If you received printed proxy materials, and would like to vote by mail, mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received no later than the day before the meeting date. If you did not receive printed proxy materials, and would like to vote by mail, you must request printed copies of the proxy materials by following the instructions on your Notice.

We urge you to vote by proxy even if you plan to participate in our Annual Meeting so that we will know as soon as possible that enough votes will be present for us to hold the Annual Meeting and so your vote will be counted if you later decide not to participate in the Annual Meeting. If you received printed proxy materials and are voting by mail, you should follow the instructions set forth on the proxy card, being sure to complete it, to sign and date it and to mail it in the enclosed postage-paid envelope. If you participate in the Annual Meeting, you may vote at the meeting as described herein and your previously delivered proxy will not be counted.

If your shares are held through a bank, broker or other holder of record (that is, in “street name”), please refer to the information forwarded to you by your bank, broker or other holder of record to see what you must do in order to vote your shares. If you want to vote in person, you must obtain a legal proxy from your bank, broker or other holder of record and have it at the meeting. Please also see the information under “—What do I need to do if I want to participate in the virtual Annual Meeting?” on page 15.

What is the difference between holding shares as a shareholder of record and as a beneficial owner or street name holder?

If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, you are considered, with respect to those shares, the “shareholder of record.” We have sent the Notice or, if you received printed proxy materials, your notice of Annual Meeting, Proxy Statement, Annual Report and proxy card directly to you.

If your shares are held in a stock brokerage account or by a bank, broker or other holder of record, you are considered the “beneficial owner” of shares held in street name. The notice of the Annual Meeting, the Proxy Statement, the Annual Report and a voting instruction card have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting.

What is included in the proxy materials?

Our proxy materials, which are available on our website at www.evercore.com under the “Resources” tab of the “For Investors” link, include our Notice of 2021 Annual Meeting of Stockholders, our Proxy Statement and our 2020 Annual Report to shareholders. If you received printed versions of these materials by mail (rather than through electronic delivery), these materials also included a proxy card or voting instruction form.

What type of financial information is used in this Proxy Statement?

The Evercore financial measures in this Proxy Statement are those prepared in accordance with U.S. GAAP, unless they are designated as “non-GAAP measures,” in which case a reconciliation to the U.S. GAAP numbers is included in Annex A.

How does Evercore’s corporate structure impact Evercore’s share count and vote calculation?

The diagram on page 12 depicts our organizational structure. Our structure is similar to an umbrella partnership real estate investment trust, or UPREIT structure, which is common in the real estate sector and with human capital-intensive businesses which have gone public.

Certain of our SMDs and other individuals and entities hold some of their equity in limited partnership units and interests issued by Evercore LP, a Delaware limited partnership. These include Class A units, Class E units, Class I-P units (which may convert into Class I units) and Class K-P units (which may convert into Class K units) in Evercore LP.

Class A, Class E, Class I and Class K units of Evercore LP are exchangeable, at the discretion of the unit holder and without the payment of any consideration, on a one-for-one basis for shares of our Class A common stock, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.

The Class I-P units (which are held by Mr. Weinberg) generally convert, on March 1, 2022, into a specified number of Class I units, contingent on the achievement of stock price targets and subject to the participant’s continued service with the Company (which Class I units will, in turn, be exchangeable for Class A common stock as noted above). These stock price targets have been achieved.

The Class K-P units generally convert, on specified vesting dates, into a number of Class K units, contingent upon the achievement of certain defined benchmark results and subject to the participant’s continued service with the Company (which Class K units will, in turn, be exchangeable for Class A common stock as noted above). The performance conditions applicable to a portion of the outstanding Class K-P units have been achieved.

Generally, all holders of Class A units, Class E units, Class I units, Class I-P units, Class K units and Class K-P units (collectively, “Voting Units”), other than the Company, have the same voting rights as holders of Class A common shareholders through the ownership of our Class B common stock, which entitles each holder to one vote for each unit held by such holder. Holders of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our shareholders for their vote or approval, except as otherwise required by applicable law.

The Class B common stock has no economic rights. The Company funds dividends to holders of our Class A common stock by causing Evercore LP to make distributions to its partners, including the Company. Evercore LP makes pro-rata distributions to its partners based on their interest in Evercore LP concurrently with Evercore LP distributions to the Company (provided that holders of Class I-P and Class K-P units are not entitled to regular or extraordinary distributions).

Thus, holders of Voting Units, through the combination of Class B common stock of Evercore and LP units, generally have similar equity interests as if they held an equivalent number of shares of Class A common stock.

Because of our corporate structure and for the reasons stated on pages 11-12, we view our share count as including Voting Units for voting purposes, and include these units when we calculate total shares and share equivalents for voting purposes. Unless indicated otherwise, where we use the terms voting power, votes outstanding, votes cast or other similar terms, such terms should be read to include both the number of shares of Class A common stock outstanding and the number of votes associated with Class B common stock, which is generally equal to the number of Voting Units. As of April 23, 2021, the record date for our Annual Meeting, a combined total of 46,493,382 shares of Class A common stock and Voting Units (by virtue of the associated Class B common stock) are entitled to vote.

ORGANIZATIONAL STRUCTURE

What is our voting share count?

As of April 23, 2021, the record date for our Annual Meeting, our voting share count was as follows:

Shares of Class A common stock outstanding	40,949,919
Evercore LP limited partnership units outstanding	5,543,463

Total voting shares and units	46,493,382

RSUs outstanding	5,484,111

Total outstanding shares and units on a fully diluted basis	51,977,493

What constitutes a quorum?

The holders of a majority of voting power of the issued and outstanding shares of Class A common stock and Class B common stock (which is equal to the number of Voting Units) entitled to vote must be present or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by broker non-votes (as defined below) also are counted as present and entitled to vote for purposes of determining a quorum. However, if you hold your shares in street name and do not provide voting instructions to your bank, broker or other holder of record, under current NYSE rules, Proposals 1 and 2 are considered non-discretionary matters and a bank, broker or other holder of record will lack the authority to vote shares at his or her discretion on these proposals, and your shares will not be voted on these proposals (a “broker non-vote”).

How are votes calculated?

If you are a holder of our Class A common stock, then you are entitled to one vote at our Annual Meeting for each share of our Class A common stock that you held as of the close of business on April 23, 2021.

If you are a holder of our Class B common stock, then you are entitled to a number of votes at our Annual Meeting equal to the total number of Voting Units in Evercore LP that you held as of the close of business on April 23, 2021.

If you hold RSUs, you will not be entitled to vote the shares underlying such RSUs until you actually receive delivery of the shares of Class A common stock underlying such units.

All matters on the agenda for our Annual Meeting or any adjournments or postponements thereof will be voted on by the holders of our Class A common stock and Class B common stock, voting together as a single class.

How many votes are required to approve each proposal and how are votes counted?

	How many votes are required for approval?	How are director withhold votes treated?	How are abstentions treated?	How are broker non-votes handled?	How will signed proxies that do not specify voting preferences be treated?
Elect the 13 director nominees identified in this Proxy Statement	A plurality of votes cast, subject to our director resignation policy if a director receives less than majority support	Withhold votes will not be counted as votes cast for purposes of the plurality voting standard but will be considered in determining whether our director resignation policy applies to a director	Abstentions will not be counted as votes cast	Broker non-votes will not be counted as votes cast	Votes will be cast FOR the 13 director nominees identified in this Proxy Statement
Advisory vote to approve the compensation of our NEOs	A majority of votes cast	N/A	Abstentions will not be counted as votes cast	Broker non-votes will not be counted as votes cast	Votes will be cast FOR the approval of the compensation of our NEOs
Advisory vote to ratify the selection of Deloitte as our independent registered public accounting firm for 2021	A majority of votes cast	N/A	Abstentions will not be counted as votes cast	Banks, brokers and other holders of record may exercise discretion and vote on this matter and these will be counted as votes cast	Votes will be cast FOR the ratification of the selection of Deloitte as our independent public accounting firm for 2021

It is important to note that the proposals with respect to (i) approval of the compensation of our NEOs and (ii) ratification of the selection of the independent registered public accounting firm are non-binding and advisory. However, the Board intends to carefully consider the results of Proposal 2 in making future compensation decisions and, if our shareholders fail to ratify the selection of Deloitte, the selection of another independent registered public accounting firm may be considered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

What happens if a director fails to receive the support of a majority of votes cast?

Under our director resignation policy, if a director receives more “withhold” votes than “for” votes, then that director must promptly tender his or her resignation. The Nominating and Corporate Governance Committee will consider the resignation offer (without the participation of the relevant director) and will recommend to the Board the action to be taken, and the Board will take action within 90 days following certification of the vote, and publicly disclose its decision and the reason therefor. See “Proposal 1—Election of Directors—Majority Voting Policy” below on page 22.

What if I do not specify a choice for a matter when returning a proxy?

Shareholders should specify their choice for each matter on the enclosed proxy card or voting instruction card. If no specific instructions are given, proxy cards and voting instruction cards which are signed and returned will be voted at the Annual Meeting or any adjournments or postponements thereof as indicated in the chart above. In addition, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to other matters that may properly come before our Annual Meeting or any adjournments or postponements of the meeting in accordance with their judgment.

Can I change my vote?

Yes. At any time before your proxy is exercised at the Annual Meeting, you may change your vote by:

•	revoking it by written notice sent to our Corporate Secretary that is received by 5:00 p.m. Eastern Time on June 16, 2021;

•	delivering a later-dated proxy card that is received by 5:00 p.m. Eastern Time on June 16, 2021;

•	voting again by Internet or telephone at a later time before the closing of the voting facilities at 11:59 p.m. Eastern Time on June 16, 2021; or

•	voting at our Annual Meeting.

If your shares are held in street name, please refer to the information forwarded to you by your bank, broker or other holder of record for procedures on revoking or changing your vote.

What does it mean if I receive more than one proxy card or Notice?

If you receive more than one proxy card or Notice, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, please follow the instructions included on each Notice you receive or, if you received printed proxy materials by mail, complete, sign and return each proxy card you receive.

What happens if a nominee for director declines or is unable to accept election?

If you vote in the manner described in the Notice or by signing the proxy card or voting instruction card, and if unforeseen circumstances make it necessary for our Board to substitute another person for a nominee, the proxies named in the proxy card or voting instruction card will vote your shares for that other person.

Will anyone contact me regarding this vote?

In addition to solicitation by mail, proxies may be solicited by our directors, officers or employees in person, by telephone or by other means of communication, for which no additional compensation will be paid. We have also engaged Alliance Advisors LLC (“Alliance”) to assist in the solicitation and distribution of proxies. Alliance will receive fees of approximately $60,000, plus reasonable out-of-pocket costs and expenses, for its services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

Why did the Board decide to adopt a virtual format for the Annual Meeting?

The Board has been actively monitoring the continuing public health and travel safety concerns relating to the COVID-19 pandemic and the advisories or mandates that federal, state, and local governments, and related agencies, have issued. In light of the foregoing, and following consideration of the successful implementation of the virtual format for the annual meeting held in 2020, the Board has determined it would not be advisable to hold our annual meeting in person. We believe the virtual format will provide a productive opportunity for shareholders to communicate with the Board by submitting questions during the meeting through the online portal and by calling in live via telephone during the meeting. Finally, the online meeting format will eliminate many of the costs associated with holding a physical meeting.

What do I need to do if I want to participate in the virtual Annual Meeting?

As discussed above, our Annual Meeting will be a virtual meeting conducted only via live webcast. There will be no physical meeting location. All holders of Class A common stock and Class B common stock, including shareholders of record and shareholders who hold their shares through banks, brokers or other holders of record, may participate in the Annual Meeting. Only shareholders as of the record date can vote at the Annual Meeting.

If you plan to participate in the Annual Meeting, visit www.virtualshareholdermeeting.com/EVR2021 and enter the 16-digit control number included either on your Notice, proxy card or the instructions that accompanied your proxy materials. You may begin to log into the meeting platform at 8:45 a.m., Eastern Time, on June 17, 2021. The Annual Meeting will begin promptly at 9:00 a.m., Eastern Time, on June 17, 2021. Participants should ensure they have a strong internet connection and suitable devices wherever they intend to participate in the Annual Meeting, and should give themselves time to log in and ensure they can hear and stream audio prior to the start of the Annual Meeting.

If you wish to submit a question during the Annual Meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/EVR2021, type your question into the ‘‘Ask a Question” field, and click “Submit.”

Questions pertinent to Annual Meeting matters will be answered during the Annual Meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, product or service issues, are not pertinent to Annual Meeting matters and therefore will not be answered. Any questions pertinent to Annual Meeting matters that cannot be answered during the meeting due to time constraints will be posted online and answered at www.evercore.com. If you encounter any technical difficulties with the virtual meeting platform on the meeting day, we will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in, please call the technical support number that will be posted on the virtual meeting platform log-in page.

In fairness to all shareholders and participants at the meeting, and in the interest of an orderly and constructive meeting, rules of conduct will be enforced. Copies of these rules will be available at the meeting. Only shareholders or their valid proxy holders may address the meeting. Depending on the number of shareholders who wish to speak, we cannot ensure that every such shareholder will be able to do so or will be able to do so for as long as they might want to hold the floor.

Only proposals that meet the requirements of our Amended and Restated Bylaws will be eligible for consideration at the meeting. This year there are no shareholder proposals that meet the criteria. Therefore, no shareholder proposals will be considered during the Annual Meeting. Shareholders may submit proposals and other matters for consideration at the 2022 Annual Meeting as described in “Shareholder Proposals and Nominations for 2022 Annual Meeting” on page 71.

Is a list of shareholders available?

The names of shareholders of record entitled to vote at the Annual Meeting will be available to shareholders at least 10 days prior to our Annual Meeting at our principal executive offices located at 55 East 52nd Street, New York, New York 10055 during normal business hours, and at the Annual Meeting. The list will also be available to shareholders at www.virtualshareholdermeeting.com/EVR2021 during the Annual Meeting.

How do I find out the voting results?

Preliminary voting results will be announced at the Annual Meeting, and final voting results will be published in a Current Report on Form 8-K within four business days following the Annual Meeting.

When is our fiscal year?

Our fiscal year ends on December 31 of each year. Our 2020 fiscal year was from January 1, 2020 through December 31, 2020. Our 2021 fiscal year will be from January 1, 2021 through December 31, 2021.

Will I receive a copy of the Annual Report?

If you did not receive a Notice, you will receive our 2020 Annual Report with the Proxy Statement. If you did receive a Notice, you will not receive a printed copy of the 2020 Annual Report or other proxy materials, unless you have requested a copy by following the instructions contained in the Notice. The Annual Report includes our audited financial statements, along with other financial information about us, which we urge you to read carefully.

Where can I find more financial information about Evercore?

You can obtain, free of charge, a copy of our filings with the SEC by:

•	accessing our Internet website at www.evercore.com and clicking on the “For Investors” link;

•	writing to Investor Relations at Evercore, 55 East 52nd Street, New York, New York 10055; or

•	telephoning us at (212) 857-3100.

You can also obtain a copy of our SEC filings from the SEC’s EDGAR database at www.sec.gov.

How can I contact our Corporate Secretary?

In several sections of this Proxy Statement, we suggest that you should contact our Corporate Secretary to follow up on various items. You can reach our Corporate Secretary by writing to the Corporate Secretary Department at our principal offices located at 55 East 52nd Street, New York, New York 10055.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation provides that our Board will consist of that number of directors determined from time to time by our Board. Acting upon the recommendation of its Nominating and Corporate Governance Committee, our Board has nominated 13 persons identified herein for election as directors, all of whom are directors currently, to hold office until the 2022 Annual Meeting or until the election and qualification of their successors.

Our nominees include 10 independent directors. We have added four new independent directors to our Board since 2018 – three of whom are women, and one of whom is also African American. Currently, 40% of our independent directors are women.

Nominees

Set forth below are the names of the nominees for election as our directors; their ages and principal occupations as of April 23, 2021; and their biographical information.

Name	Age	Position	Director Since
Roger C. Altman	75	Founder, Senior Chairman and Director	2006
Richard I. Beattie	82	Director	2010
Pamela G. Carlton	66	Director	2019
Ellen V. Futter	71	Director	2018
Gail B. Harris	68	Director	2006
Robert B. Millard	70	Director	2012
Willard J. Overlock, Jr.	75	Director	2014
Sir Simon M. Robertson	80	Director	2017
Ralph L. Schlosstein	70	Co-Chairman of the Board and Co-CEO	2009
John S. Weinberg	64	Co-Chairman of the Board and Co-CEO	2016
William J. Wheeler	59	Director	2015
Sarah K. Williamson	57	Director	2018
Kendrick R. Wilson III	74	Director	2018

Roger C. Altman, Founder, Senior Chairman and Director, formed Evercore in 1995, served as our CEO until May 2009 and remains an executive officer of Evercore. From May 2009 to November 2016, Mr. Altman served as our Executive Chairman. Mr. Altman began his investment banking career at Lehman Brothers and became a general partner of that firm in 1974. Beginning in 1977, he served as Assistant Secretary of the U.S. Treasury for four years. He then returned to Lehman Brothers, later becoming co-head of overall investment banking, a member of the firm’s management committee and its board. He remained in those positions until the firm was sold. In 1987, Mr. Altman joined The Blackstone Group as vice chairman, head of its merger and acquisition advisory business and a member of its investment committee. Mr. Altman also had primary responsibility for Blackstone’s international business. Beginning in January 1993, Mr. Altman returned to Washington to serve as Deputy Secretary of the U.S. Treasury for two years.

Mr. Altman is a Trustee of MIT and is a Trustee of New York Presbyterian Hospital, serving on its Finance Committee. He is a Director of New Visions for Public Schools and is a member of the Council on Foreign Relations. He received an A.B. from Georgetown University and an M.B.A. from the University of Chicago.

Richard I. Beattie is Senior Chairman of Simpson Thacher & Bartlett LLP, a position he has held since 2004. Mr. Beattie has been a partner of Simpson Thacher since 1977 and had served as Chairman of the Executive Committee of that firm from 1991 to 2004. Mr. Beattie specializes in counseling boards of directors and non-management directors on governance issues, investigations and litigation involving corporate officers and other crisis situations. He also specializes in mergers and acquisitions and leveraged buyouts.

Mr. Beattie also has a distinguished record of public service, including serving as General Counsel of the Department of Health, Education and Welfare during President Carter’s administration and as a Senior Advisor to the Secretary of State for Reorganization Issues in 1997 during President Clinton’s administration. From 1995 to 1997, Mr. Beattie served as President Clinton’s Emissary for Cyprus.

Mr. Beattie is a member of the Council on Foreign Relations, the Board of Overseers and Managers of Memorial Sloan-Kettering Cancer Center and the Board of Managers of Memorial Hospital for Cancer and Allied Diseases. Mr. Beattie is also a member of the board and founder of New Visions for Public Schools. Mr. Beattie joined Simpson Thacher in 1968 after graduating from the University of Pennsylvania Law School. Prior to law school, he served four years in the Marine Corps as a jet pilot after graduating from Dartmouth College in 1961.

Pamela G. Carlton was appointed to our Board on October 22, 2019. After 22 years as an investment banker on Wall Street, Ms. Carlton launched Springboard – Partners in Cross Cultural Leadership, LLC, where she has been its President since 2003. In addition, in 2014 Ms. Carlton co-founded The Everest Project research initiative focused on women leading change and innovation in corporate America. Ms. Carlton retired as a Managing Director and Associate Director of U.S. Equity Research at JPMorgan Chase in May 2003, having also served as Director of U.S. Equity Research for Chase Asset Management from 1996 to 1999. Prior to JPMorgan Chase, Ms. Carlton was an investment banker with Morgan Stanley for 14 years in corporate finance and capital markets. While at Morgan Stanley, she was also Co-Director of U.S. and Latin America Equity Research. Ms. Carlton began her career as a corporate attorney at Cleary Gottlieb Steen & Hamilton.

Ms. Carlton also serves on the following Boards: Columbia Threadneedle Mutual Funds Board of Ameriprise (“Columbia”), where she is a member of the Executive Committee and chairs the Governance Committee; DR Bank, where she is a member of the Audit Committee; and New York Presbyterian Hospital where she is a member of the Executive Committee, Strategy Committee, Compensation Committee and chairs the People Committee. In 2016, Ms. Carlton was named Trustee of the Year by New York Presbyterian Hospital and honored at the United Hospital Fund. Ms. Carlton is a member of the Women’s Forum of New York. She has served on the Board of Visitors of Yale School of Management, the Board of Visitors of Yale Law School, and the Board of Trustees of Williams College. Ms. Carlton earned a B.A. from Williams College and was elected President of the Phi Beta Kappa Society. She earned a J.D. from Yale Law School and an M.B.A. from Yale School of Management.

Ellen V. Futter has served as the President of the American Museum of Natural History since November 1993. Previously, Ms. Futter served as the President of Barnard College and prior to that, was a corporate attorney at the law firm of Milbank (formerly Milbank, Tweed, Hadley & McCloy). She also previously served as the Chairman of the Federal Reserve Bank of New York. Ms. Futter is a trustee of Consolidated Edison Company of New York, Inc. and a director of Consolidated Edison, Inc., and is also a member of the board’s Executive Committee and its Safety Environment, Operations and Sustainability Committee. Ms. Futter is also a Trustee of the Brookings Institution, a Governing Trustee at the Memorial Sloan-Kettering Cancer Center and a Director of NYC & Company. Ms. Futter graduated Phi Beta Kappa, magna cum laude, from Barnard College and earned her J.D. from Columbia Law School.

Gail B. Harris is our Lead Director. Ms. Harris is also on the Board of Seacor Holdings Inc., where she serves on the Audit Committee and Nominating and Corporate Governance Committee. She was formerly on the Board of Cigna Life Insurance Company of New York, where she was the Lead Director and Chair of the Outside Directors/Audit Committee. In addition, Ms. Harris serves on the boards of several private companies. Ms. Harris is a member of the Dean’s Advisory Council of Stanford Law School and the Advisory Council of the Freeman Spogli Institute for International Studies at Stanford University. She is a member of the Council on Foreign Relations. Ms. Harris was a member of the Stanford University Board of Trustees until March 2018, where she chaired the Special Committee on Investment Responsibility, and was a member of the Finance and Audit Committees. Ms. Harris is President Emeritus and a current member of the Board of New York Cares, the largest non-profit for volunteering in New York City.

Ms. Harris began her legal career at Simpson Thacher & Bartlett LLP in 1977 and was a partner in the Corporate Department from 1984 to 1998. She was Of Counsel to Simpson Thacher through June 2011. Ms. Harris has extensive experience in general corporate and securities work, joint ventures, partnerships, acquisitions and dispositions. During her time at Simpson Thacher, she represented numerous companies in industries ranging from media and communications to finance. Ms. Harris received an A.B. with distinction from Stanford University in 1974 and a J.D. from Stanford Law School in 1977.

Robert B. Millard formerly served as Chairman of the MIT Corporation, and served on its Executive Committee, until October 2020. Mr. Millard was also formerly a member of the MIT Investment Management Company endowment board. Prior to becoming Chairman of MIT, Mr. Millard served as the Chairman of Realm Partners LLC from 2009 to 2014 and held various senior roles, including Managing Director at Lehman Brothers and its predecessors from 1976 to 2008. Mr. Millard is the Lead Independent Director of the Board of Directors and Chair of the Compensation and Executive Committees of L-3 Communications Corporation. He also served as a director of Weatherford International, Inc. until February 2012 and director of GulfMark Offshore, Inc. until July 2013. He is a current member of the Council on Foreign Relations and serves on its Finance and Budget Committee. Mr. Millard has an M.B.A. from the Harvard Business School and an S.B. from MIT.

Willard J. Overlock, Jr. retired in 1996 from a career in investment banking. Mr. Overlock is a trustee of Rockefeller University and a Special Partner at Cue Ball Capital. Until recently, Mr. Overlock served as a member of the Board of Directors of Becton, Dickinson and Company and chairman of The Albert and Mary Lasker Foundation. He holds an M.B.A. from Columbia Business School and a B.A. from the University of North Carolina.

Sir Simon M. Robertson founded Simon Robertson Associates LLP, offering independent and trusted corporate finance advice to a limited number of major international companies, and has led the firm since its founding in 2005. Prior to founding his own firm, he was a Managing Director and President of Goldman Sachs Europe Limited from 1997 until he retired in 2005. Before joining Goldman Sachs, Sir Simon served various roles at the Kleinwort Benson Group. He joined the Kleinwort Benson Group in 1963, working in most of the businesses of the Kleinwort Benson Group before joining the Corporate Finance Division in 1968. He became Chairman of Kleinwort Benson Group Plc in 1996 and resigned from the Group in 1997.

Sir Simon is a director of several private companies, including Troy Asset Management Limited, Byhiras Group and Immodulon Therapeutics. He has served on the boards of numerous public and private entities in the past, including as Chairman of Rolls-Royce Holdings plc (2005-2013), on the board of Berry Bros & Rudd Ltd (1998-2018), on the board of The Economist Newspaper Ltd. (2005-2017) and on the board of HSBC Holdings plc (2006-2016), where he was Senior Independent Director (2007-2015) and Deputy Chairman (2010-2016). In 2015 he joined the International Advisory Board of Brown Advisory and he recently became a Visiting Professor at King’s College London (Department of Political Economy). He is also a member of the Supervisory Board of LOV Group Invest, an Ambassador of the Winston Churchill Memorial Trust and President of the Légion d’Honneur UK Chapter Limited. Sir Simon was knighted for services to Business in the Queen’s Birthday Honours list in 2010. He also became an “Officier” of the “Ordre des Arts et des Lettres” in 2011 and “Officier” de la Légion d’Honneur in 2014.

Ralph L. Schlosstein was appointed as Co-Chairman of the Board and Co-CEO of Evercore on July 15, 2020, after serving as our CEO and President since May 22, 2009. Prior to joining Evercore, Mr. Schlosstein was the Chief Executive Officer of HighView Investment Group, an alternative investment management firm. Prior to forming HighView in 2008, Mr. Schlosstein was, for almost 20 years, the President of BlackRock, the largest asset management firm in the world. Mr. Schlosstein co-founded BlackRock in 1988, was a director from the time it went public in 1999 until 2007, chaired BlackRock’s management committee, and served on its executive committee and its investment committee. Prior to founding BlackRock in 1988, Mr. Schlosstein was a managing director in Investment Banking at Lehman Brothers. From 1977 to 1981, Mr. Schlosstein worked for the federal government. Initially, he was deputy to the Assistant Secretary of the

Treasury Department. In mid-1977, he became Associate Director of The White House Domestic Policy Staff where he was responsible for advising President Carter on urban policy, economic development and housing issues, as well as the Chrysler loan guarantee program. From 1974 to 1977, Mr. Schlosstein was an economist for the Congressional Joint Economic Committee.

Mr. Schlosstein is a trustee of New Visions for Public Schools, a trustee of the Lincoln Center for the Performing Arts and a member of the Council on Foreign Relations. Previously, Mr. Schlosstein was a director of Pulte Corporation, a member of the Visiting Board of the Overseers of the John F. Kennedy School of Government at Harvard University, a trustee of Denison University, a trustee of Trinity School in New York City, a trustee of the American Museum of Natural History and a trustee of The Public Theater in New York City. He earned a B.A. degree in economics, cum laude, from Denison University in 1972, and completed his coursework for a Masters of Public Policy from the Graduate School of Public and International Affairs at the University of Pittsburgh.

John S. Weinberg was appointed as Co-Chairman of the Board and Co-CEO of Evercore on July 15, 2020, after having served as Chairman of the Board since November 2016. Prior to joining Evercore, Mr. Weinberg was Vice Chairman of Goldman Sachs Group from 2006 to 2015, was Co-Head of Global Investment Banking from 2002 until 2015 and served on its Management Committee from 2002 to 2015. Mr. Weinberg joined Goldman Sachs in 1983 as an Associate and was promoted to Partner in 1992.

Mr. Weinberg is a board member of Ford Motor Company, New York-Presbyterian Hospital, the Cystic Fibrosis Foundation and Middlebury College. Mr. Weinberg received a B.A. from Princeton University in 1979 and in 1983 earned an M.B.A. from Harvard Business School.

William J. Wheeler is president of Athene Holding Ltd. Mr. Wheeler oversees Athene’s business units, including its retail and institutional insurance operations, and also its corporate development and risk activities. Prior to joining Athene, Mr. Wheeler was President of the Americas group for MetLife Inc., where he oversaw the insurance and retirement business in the United States and Latin America. Previously, Mr. Wheeler had been Executive Vice President and Chief Financial Officer at MetLife. Prior to joining MetLife, Mr. Wheeler was an investment banker at Donaldson, Lufkin & Jenrette. Mr. Wheeler has an A.B. from Wabash College, where he is now a member of the board of trustees, and an M.B.A. from Harvard Business School. He also serves on the boards of Athora Holding Ltd., Venerable Holdings, Inc. and the American Council of Life Insurers.

Sarah K. Williamson has served as the Chief Executive Officer of FCLTGlobal, a not-for-profit organization dedicated to encouraging long-term behaviors in business and investment decision making, since July 2016. Ms. Williamson previously spent over 21 years at Wellington Management Company LLP, where she was most recently a Partner and Director of Alternative Investments. During her tenure at Wellington, Ms. Williamson served on a number of firm boards and committees, including on the Trust Investment Committee, as the Chair of the Wellington Trust Company, NA., and as the founding chair of the Diversity Committee. Ms. Williamson received her B.A. in economics, with honors, from Williams College in 1984 and earned an M.B.A., with distinction, from Harvard Business School in 1989.

Kendrick R. Wilson III retired as Vice Chairman of BlackRock in the first quarter of 2018 and was a member of its Global Executive Committee. He also served as Chairman of BlackRock’s Human Capital Committee and BlackRock Alternative Investors. Prior to joining BlackRock, Mr. Wilson was an advisor to the U.S. Department of the Treasury during the height of the financial crisis. Before going to Washington in the summer of 2008, he was Vice Chairman, Investment Banking of Goldman Sachs & Co. and a member of Goldman’s Executive Office. He also served as Chairman of Goldman’s Financial Institutions Group. Before joining Goldman, Mr. Wilson was a Vice Chairman, member of the Executive Committee and head of Investment Banking at Lazard Freres & Co. LLC.

Mr. Wilson has served on Boards of numerous public and private corporations in the United States and overseas. He is a Trustee of the Montana Land Reliance, Middlebury College (Emeritus) and

Hospital for Special Surgery in New York City, where he is Chairman Emeritus. Mr. Wilson also serves as a member of the Board of Governors of the Montana State University Foundation. During his long career on Wall Street, Mr. Wilson has been involved in some of the most significant transactions in the financial services industry.

Mr. Wilson earned an M.B.A. from Harvard Business School and a B.A. from Dartmouth College (Rufus Choate Scholar). A Pathfinder and honor graduate of Officer Candidate School and Ranger School, he served in Vietnam with a unit of the Studies and Observations Group.

Qualifications of Nominees Considered by the Board

When considering whether director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Nominating and Corporate Governance Committee and the Board focused primarily on the information discussed in each director’s individual biography set forth above and the qualifications described below.

•

With regard to Mr. Altman, the Board considered his position as a founder and his experience as CEO, his extensive knowledge of our industry and his investment banking and government experience prior to founding Evercore.

•

With regard to Mr. Beattie, the Board considered his leadership experience at Simpson Thacher and his legal experience counseling boards on governance issues, his experience advising multinational companies on a wide range of business transactions and his experience serving on other boards.

•

With regard to Ms. Carlton, the Board considered her extensive investment banking, financial markets and equity research leadership experience, and her prominent role in advising organizations on inclusive leadership and diversity. The Board also considered Ms. Carlton’s service on other boards.

•

With regard to Ms. Futter, the Board considered her management and operations experience leading major New York not-for-profit entities that provide services to the public, her legal and financial experience, as well as her prior service on other public company boards.

•

With regard to Ms. Harris, the Board considered her legal experience representing investment banks and multinational companies on a wide range of business transactions and corporate governance matters, evaluating and forming complex legal structures and arrangements with respect to acquisitions, joint ventures and mergers, and her director experience.

•

With regard to Mr. Millard, the Board considered his extensive investment and financial management experience, including his prior leadership experience as Chairman of MIT and his prior service as the managing partner of Realm Partners LLC, his experience serving on other boards, and his experience with financial and compensation matters.

•	With regard to Mr. Overlock, the Board considered his extensive experience in investment banking and in managing financial institutions and his experience on other boards.

•

With regard to Sir Simon Robertson, the Board considered his extensive investment banking and financial markets experience, as well as his experience serving on other boards of financial and other companies. We also believe that Sir Simon’s international background will add to the diversity of our Board, especially since he has spent the majority of his career working outside the United States and has significant experience working in France, Germany, and the United Kingdom.

•

With regard to Mr. Schlosstein, the Board considered his service as our Co-Chairman of the Board and Co-CEO and his investment and financial management experience, including his leadership experience as the co-founder and President of BlackRock for almost 20 years.

•

With regard to Mr. Weinberg, the Board considered his services as our Co-Chairman of the Board and Co-CEO, his leadership experience at Goldman Sachs, his relationships with a number of leading companies, his extensive knowledge of our industry and his investment banking experience.

•

With regard to Mr. Wheeler, the Board considered his executive leadership experience and experience as chief financial officer at a large multinational public company and his experience with financial institutions and, in particular, insurance companies.

•

With regard to Ms. Williamson, the Board considered her extensive experience in the investment management industry, as well as her management and leadership experience as CEO of a non-profit organization and her familiarity with institutional investors’ approach to company performance and corporate governance.

•

With regard to Mr. Wilson, the Board considered his extensive leadership experience at BlackRock and Goldman Sachs. The Board also considered his additional experience as an advisor to the U.S. Department of the Treasury during the height of the financial crisis and past service on boards of public and private companies.

Board Recommendation

Our Board of Directors unanimously recommends a vote “FOR” the election of each of Roger C. Altman, Richard I. Beattie, Pamela G. Carlton, Ellen V. Futter, Gail B. Harris, Robert B. Millard, Willard J. Overlock, Jr., Sir Simon M. Robertson, Ralph L. Schlosstein, John S. Weinberg, William J. Wheeler, Sarah K. Williamson and Kendrick R. Wilson III, each of whom has also been recommended by our Nominating and Corporate Governance Committee, which is comprised exclusively of independent directors.

Unless authority to vote for one or more of the nominees is specifically withheld or authority to vote against one or more of the nominees is given according to the instructions in your signed proxy card or Notice, the proxies named in the enclosed proxy card will be voted “FOR” the election of Messrs. Altman, Beattie, Millard, Overlock, Schlosstein, Weinberg, Wheeler and Wilson, Mses. Carlton, Futter, Harris and Williamson, and Sir Simon Robertson. Our Board does not contemplate that any of the nominees will be unable to serve as a director, but if that contingency should occur prior to the Annual Meeting, the persons named as proxies in the enclosed proxy card will have the right to vote for such substitute nominee or nominees as they, in their discretion, may determine.

Majority Voting Policy

Our Board and management regularly monitor and discuss developments in corporate governance practices, and value the views of our shareholders on governance matters. Following discussions with several of our larger investors, our Board, upon the recommendation of our Nominating and Corporate Governance Committee, added a director resignation policy to our Corporate Governance Principles dealing with the situation where a director nominee fails to receive majority support in an uncontested election. Under this policy, any nominee in an uncontested election who does not receive a greater number of “for” votes than “withhold” votes shall promptly tender his or her resignation following certification of the vote. The Nominating and Corporate Governance Committee shall consider the resignation offer and shall recommend to the Board the action to be taken. Any director whose resignation is under consideration shall not participate in the Nominating and Corporate Governance Committee recommendation regarding whether to accept the resignation. The Board shall take action within 90 days following certification of the vote, and the Company will promptly disclose the Board’s decision and the reasons therefor, in a press release or Form 8-K furnished to the SEC. Our Corporate Governance Principles are available on our website at www.evercore.com.

EXECUTIVE OFFICERS

Set forth below are biographical summaries of our executive officers as of April 23, 2021. Each of our executive officers serves at the discretion of our Board without specified terms of office.

See “Proposal 1—Election of Directors” above (on page 17) for information about Messrs. Altman, Schlosstein and Weinberg.

Edward S. Hyman (76) is Chairman of Evercore ISI and Vice Chairman of Evercore. Prior to joining Evercore ISI in October 2014, Mr. Hyman was the Chairman and Founder of ISI Group, LLC and ISI Inc. Prior to forming both of these companies in 1991, Mr. Hyman was Vice Chairman and a member of the Board of C.J. Lawrence Inc., which he joined in 1972. He was an economic consultant at Data Resources, Inc. from 1969 to 1971. Mr. Hyman is a board member of China Institute and is a member of the Advisory Committee for The New York Public Library’s Financial Services Leadership Forum. He also serves on the Finance Committee of Bowdoin College and is a member of the Economic Club of New York. Mr. Hyman earned a B.S. in Engineering from the University of Texas in 1967 and received his M.B.A. from MIT in 1969.

Jason Klurfeld (48), General Counsel and Corporate Secretary, is responsible for our legal and compliance functions. Prior to joining us in June 2011, Mr. Klurfeld was a corporate and transactional attorney, focusing primarily on mergers, acquisitions, financings, strategic investments and other matters at Sullivan & Cromwell LLP in New York from 2006 to 2011 and at Skadden Arps, Slate, Meagher & Flom LLP in Washington, D.C. from 2004 to 2006. Prior to that, he served in government as an aide to New York Senator Daniel Patrick Moynihan. Mr. Klurfeld earned a B.A. in economics from Hamilton College, a Masters in History from Oxford University (St. Antony’s College) and a J.D. from the University of Pennsylvania.

Robert B. Walsh (64), CFO, is responsible for our financial, tax, internal audit, information technology and facilities functions. Mr. Walsh was appointed CFO in June 2007. Prior to joining us, Mr. Walsh was a senior partner at Deloitte, our independent registered public accounting firm, where he had been employed for the previous 27 years. At Deloitte, Mr. Walsh was responsible for managing Deloitte’s relationship with a variety of leading financial services industry clients, served as deputy managing partner and was directly responsible for managing its national advisory services businesses. At Deloitte, Mr. Walsh did not have any responsibility for our account. Mr. Walsh received a B.S. in Accounting from Villanova University. Mr. Walsh currently serves on the board of directors of New York Cares and is a Senior Advisor to FFI, an investment, research and advisory firm focused on sustainability and the transition to a low-carbon economy.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and any persons who beneficially own more than 10% of our stock, to file with the SEC initial reports of ownership and reports of changes in ownership in our stock. Such persons are required by SEC regulations to furnish to us copies of all Section 16(a) forms they file. As a matter of practice, our administrative staff assists our directors and officers in preparing and filing such reports with the SEC.

To our knowledge, based solely on our review of copies of the reports received by us and written representations by these individuals that no other reports were required since January 1, 2020, except as previously disclosed, all such filings under Section 16(a) were timely filed.

RELATED PERSON TRANSACTIONS AND OTHER INFORMATION

Tax Receivable Agreement

Limited partnership units in Evercore LP are held by, among others, current and former SMDs who provided services to our predecessor entities prior to our 2006 initial public offering, which includes Mr. Altman. Limited partnership units in Evercore LP may be exchanged for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Evercore LP has made and intends to make an election under Section 754 of the Code effective for each taxable year in which an exchange of limited partnership units for shares occurs, which may result in an adjustment to the tax basis of the assets owned by Evercore LP at the time of an exchange of limited partnership units. The exchanges have resulted and may in the future result in increases in the tax basis of the tangible and intangible assets of Evercore LP that otherwise would not have been available. These increases in tax basis increased and in the future would increase (for tax purposes) amortization and, therefore, reduce the amount of tax that we would otherwise be required to pay.

In connection with our IPO, we entered into a tax receivable agreement with certain of our current and former SMDs who were partners prior to our IPO and held Class A limited partnership units, including Mr. Altman, that provides for the payment by us to an exchanging Evercore partner of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize as a result of these increases in tax basis. We retain the economic benefit of the remaining 15% of cash savings, if any, of the tax benefits that we realize. For purposes of the tax receivable agreement, cash savings in income tax will be computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no increase to the tax basis of the tangible and intangible assets of Evercore LP as a result of the exchanges and had we not entered into the tax receivable agreement. The term of the tax receivable agreement will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement for an amount based on agreed payments remaining to be made under the agreement. In certain circumstances, we sold shares of Class A common stock in public offerings and used such cash consideration to acquire Evercore LP limited partnership units, which resulted in substantially similar rights and benefits under the tax receivable agreement as an exchange of Evercore LP limited partnership units for shares of Class A common stock.

While the actual amount and timing of any payments under this agreement will vary depending upon a number of factors, including the timing of exchanges, the extent to which such exchanges are taxable, the change in tax rates and the amount and timing of our income, we expect that, as a result of the size of the increases of the tangible and intangible assets of Evercore LP attributable to our interest in Evercore LP, during the expected term of the tax receivable agreement, the payments that we may make to such SMDs could be substantial. Although we are not aware of any issue that would cause the Internal Revenue Service to challenge a tax basis increase, we are not entitled to reimbursement for any payments previously made under the tax receivable agreement.

As a result of the acquisition of Evercore LP limited partnership units by Evercore since the IPO, certain SMDs, including certain executive officers, became entitled to payments under the tax receivable agreement. During 2020, Mr. Altman (including estate planning vehicles and/or trusts for which Mr. Altman disclaims beneficial ownership) received payments pursuant to the tax receivable agreement of $1,416,708.

Registration Rights Agreements

In connection with the IPO, we entered into a registration rights agreement with certain of our current and former SMDs who were partners prior to the IPO, pursuant to which we may be required to register the resale of shares of our Class A common stock held by certain current and former SMDs, including Mr. Altman, upon exchange of certain limited partnership units of Evercore LP held by such SMDs. The holders of these registration rights may require us to register the sale of their shares of Class A common stock and to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, such registration rights agreements provide for certain piggyback registration rights in connection with registered offerings of our common stock.

In addition, in connection with our acquisition of ISI, we granted registration rights to the former owners of ISI, including Mr. Hyman, requiring us to file a shelf registration statement covering the resale of shares of our Class A common stock received by them upon exchange of certain limited partnership units of Evercore LP, and giving Mr. Hyman certain piggyback registration rights in connection with registered offerings of our common stock.

Relationship with Our Former Private Equity Funds

Glisco

In 2016, the Company and the principals of its Mexican private equity business entered into an agreement to transfer ownership of its Mexican private equity business and related entities to Glisco Partners Inc. (“Glisco”), which assumed all responsibility for the management of the existing funds Glisco II and Glisco III (formerly Evercore Mexico Capital Partners II and III, respectively). Glisco is controlled by the principals. These principals ceased to be employed by Evercore following this transaction. Pursuant to the terms of the transaction, the Company will receive a fixed percentage of the management fees earned by Glisco for a period of up to 10 years, as well as a portion of the carried interest in the next two successor funds. The Company committed to invest capital in those successor funds consistent with the level of carried interest it owns and will retain its carried interest and its capital interests in the existing funds. The Company is entitled to 20% of the carried interest in such successor funds. In conjunction with this transaction, the Company entered into a transition services agreement to provide operational support to Glisco.

Following this transaction, the Company ceased to have a general partner’s interest in and deconsolidated GCP II and III (formerly Evercore Mexico Partners II and III), the general partners of Glisco II and Glisco III, respectively, and related subsidiaries. Evercore LP, through its subsidiaries, maintained an interest in the general partner of Glisco II and Glisco III and is entitled to (i) 50% of the carried interest realized from Glisco II and 45% of the carried interest realized from Glisco III and (ii) as an indirect investor in Glisco II and Glisco III, gains (or losses) on investments made by Glisco II and Glisco III based on the amount of capital that Evercore LP or its subsidiaries contributed or subsequently funded. For Glisco II and Glisco III, we will include as consolidated revenue all realized and unrealized carried interest earned by the general partners of Glisco II and Glisco III, although a portion of the carried interest is allocated to employees, and such amounts are recorded as compensation expense.

Carried interest entitles the general partners of Glisco II and Glisco III to a specified percentage of net investment gains that are generated on the capital invested by third-party investors in Glisco II and Glisco III. The general partners of each of Glisco II and Glisco III are entitled to a carried interest that allocates them 20% of the net investment gains realized on capital invested in Glisco II and Glisco III by third-party investors. Each of Glisco II and Glisco III includes a performance hurdle which requires them to return 8%, compounded annually, to third-party investors prior to the general partners receiving their 20% share of net profits realized by the third-party investors. The ultimate values of carried interest with respect to Glisco II and Glisco III are not determinable until the investments have been fully divested or otherwise monetized by the relevant fund, a process that can take many years. For Glisco II and Glisco III, carried interest is allocated on a fund-wide basis rather than on an investment-by-investment basis, and the vesting of carried interest for Glisco II and Glisco III is tied to the formation of the fund and other vesting thresholds. No carried interest will be paid to employees until such time as the carried interest is actually received by the general partners of Glisco II and Glisco III. Carried interest for Glisco II and Glisco III is subject to vesting, generally over a period of four years, and may only be transferred under limited circumstances.

Transactions with Our Mexican Private Equity Investments

Our investments in Glisco II and Glisco III as of December 31, 2020 were as follows:

Mexico Private Equity Funds	Investments in Private Equity Funds
Glisco II	$1,890,882
Glisco III	$804,876

The investment period has lapsed for Glisco II and Glisco III.

Certain employees and current and former SMDs, including Messrs. Schlosstein and Walsh, have also invested (either directly or through estate planning vehicles) their own capital through the general partners. These interests in the general partner of the Mexico Private Equity Funds are not subject to management fees or carried interest. These investment opportunities have been available to our SMDs and to those of our employees whom we have determined to have a status that reasonably permits us to offer them these types of investments in compliance with applicable laws. For 2020, there were no contributions or receipt of proceeds from the Mexico Private Equity Funds for our executive officers, and no payments in respect of carried interest received by the general partner of the Mexico Private Equity Funds.

Relationship with Trilantic

We formed a strategic alliance with Trilantic to pursue private equity investment opportunities with Trilantic and to collaborate on the future growth of Trilantic’s business in 2010 and expanded our relationship on April 22, 2013 through a supplement agreement. As part of the original agreement and the supplement, we agreed to use commercially reasonable efforts to source investment opportunities for Trilantic IV and Trilantic V, and Trilantic agreed to use commercially reasonable efforts to refer to us mergers and acquisitions advisory services or restructuring advisory services from time to time with respect to selected portfolio companies of these Trilantic Funds.

In exchange for 500,000 Evercore LP limited partnership units that were later converted into 500,000 shares of our Class A common stock and sold, we received a minority economic interest in Trilantic and the right to invest in Trilantic’s current and future private equity funds, beginning with Trilantic IV. In connection with the issuance of such limited partnership interests in Trilantic, we became a limited partner of Trilantic and are entitled to receive 10% of the aggregate amount of carried interest in respect of all of the portfolio investments made by Trilantic IV, up to $15 million. In addition, we committed $5 million of the total capital commitments of Trilantic V. As of December 31, 2020, the carrying value of our investment in Trilantic was $6,623,086, the carrying value of our investment in Trilantic IV was $26,885 and the carrying value of our investment in Trilantic V was $3,755,216.

Separately, certain of our SMDs (either directly or through estate planning vehicles) have committed to invest up to $15 million in Trilantic V. In 2020, Messrs. Schlosstein and Walsh made contributions to Trilantic V of $41,279 and $6,734, respectively, and received distributions of $290,464 and $47,384, respectively.

We and our affiliates are passive investors and do not participate in the management of any Trilantic-sponsored funds.

Evercore LP Partnership Agreement

We operate our business through Evercore LP and its subsidiaries and affiliates. As the general partner of Evercore LP, we have unilateral control over all of the affairs and decision making of Evercore LP. As such, we, through our officers, are responsible for all operational and administrative decisions of Evercore LP and the day-to-day management of Evercore LP’s business. Furthermore, we cannot be removed as the general partner of Evercore LP without our approval.

Distributions

Pursuant to the Partnership Agreement of Evercore LP, we have the right to determine when distributions will be made to the partners of Evercore LP and the amount of any such distributions. If we authorize a distribution, such distribution will be made to the partners of Evercore LP (1) in the case of a tax distribution (as described below), to the holders of limited partnership units and interests in proportion to the amount of taxable income of Evercore LP allocated to such holder and (2) in the case of other distributions, pro-rata in accordance with the percentages of the holders’ respective limited partnership units (provided that holders of Class I-P and K-P units are not entitled to distributions).

The holders of limited partnership units and interests in Evercore LP will incur U.S. federal, state and local income taxes and foreign taxes on their proportionate share of any net taxable income of Evercore LP. Net profits and net losses of Evercore LP will generally be allocated to its partners pro-rata in accordance with the percentages of their respective limited partnership units and interests. The Partnership Agreement provides for cash distributions to the partners of Evercore LP if we determine that the taxable income of Evercore LP will give rise to taxable income for its partners. In accordance with the Partnership Agreement, we intend to cause Evercore LP to make cash distributions to the holders of limited partnership units and interests of Evercore LP for purposes of funding their tax obligations in respect of the income of Evercore LP that is allocated to them. Generally, these tax distributions will be computed based on our estimate of the net taxable income of Evercore LP allocable to such holder of limited partnership units and interests multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the non-deductibility of certain expenses and the character of our income).

For 2020, Messrs. Altman, Hyman and Schlosstein (including estate planning vehicles and/or trusts for which they disclaim beneficial ownership of) received $1,537,652, $5,981,232, and $320,770, respectively, as regular distributions on limited partnership units.

Dissolution

Evercore LP may be dissolved only upon the occurrence of certain unlikely events specified in the Partnership Agreement. Upon dissolution, Evercore LP will be liquidated and the proceeds from any liquidation shall be applied and distributed in the following order:

•	First, to pay the debts, liabilities and expenses of Evercore LP;

•	Second, as reserve cash for contingent liabilities of Evercore LP; and

•	Third, pro-rata in respect of all partnership units, as set forth in Section 9.03 of the Partnership Agreement.

Use of Corporate Aircraft

For security, safety and health reasons, our Board adopted a policy requiring our Senior Chairman and Co-Chairmen of the Board and Co-CEOs to use business aircraft for certain business air travel to the extent practical.

While the primary use of business aircraft is for business purposes, because of the benefit afforded to us in terms of security and productivity while traveling for personal reasons, we allow Messrs. Altman, Schlosstein and Weinberg to use the aircraft for personal travel, when the aircraft are not being used for Company business. Under these arrangements, Messrs. Altman, Schlosstein and Weinberg must reimburse us for an amount equal to or exceeding the incremental cost associated with their personal use of the aircraft. Mr. Weinberg did not use the aircraft for personal travel in 2020, and Messrs. Altman and Schlosstein reimbursed us for their personal use of the aircraft in 2020 in amounts equal to $222,492 and $229,897, respectively, which equaled or exceeded the incremental costs associated with such use. Depending on the nature of the aircraft and applicable regulatory guidelines, the required amount of reimbursement was calculated by assessing either (i) the maximum amount of reimbursement allowed by Federal Aviation Administration rules (including enumerated direct costs such as fuel, crew travel expenses, landing fees, flight planning and an additional amount equal to 100% of fuel costs) or (ii) 100% of the costs charged to the Company by certificated air carriers/fractional program operators for personal flights, including a proportionate share of the annual management fees (where applicable). In addition, on limited occasion, we have allowed a business-related flight to deviate and land at an airport other than its destination to drop-off or pick-up a non-business traveler, without such change in destination being treated as an incremental cost.

Transactions with Other 5% Shareholders

From time to time, we engage in ordinary course transactions with entities or affiliates of entities that are the beneficial owner of more than 5% of our outstanding common stock. For example, BlackRock and Vanguard are clients of our Institutional Equities business. All of our transactions with these 5% holders and their affiliates were arms-length transactions entered into in the ordinary course of business, with management and other fees based on the prevailing rates for non-related persons.

Ordinary Course Transactions with Executive Officers and Directors

From time to time, certain executive officers, directors and other affiliates of ours, their family members, and related business organizations or charitable foundations may utilize our services as customers in the ordinary course of our business, such as by holding investments in various Evercore Wealth Management investment vehicles or accounts or by purchasing research services from our equity sales, trading and research business, Evercore ISI. These products and services are offered and provided in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions for similarly situated customers. For certain types of products and services offered by Evercore Wealth Management, certain of our executive officers and other affiliates receive or may be eligible to receive discounts that are available to our employees or SMDs generally.

Policy Regarding Transactions with Related Persons

Our Related Person Transaction Policy, which is available on our website at www.evercore.com under the “For Investors” link, requires that Related Person Transactions (defined below) must be approved or ratified by the Nominating and Corporate Governance Committee of the Board unless they have been deemed pre-approved. In determining whether to approve or ratify a Related Person Transaction, the Nominating and Corporate Governance Committee will take into account, among other factors it deems appropriate, whether the Related Person Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction. Under the policy, certain Related Person Transactions are pre-approved, including routine commercial transactions in the ordinary course or transactions that are approved by other committees of the Board. A “Related Person” is any of our executive officers, directors or director nominees, any shareholder owning at least 5% of our stock, or any immediate family member of any of the foregoing persons. A “Related Person Transaction” means any financial transaction, arrangement or relationship or series of similar financial transactions, arrangements or relationships involving more than $120,000 in which we are a participant and in which a Related Person has a direct or indirect material interest. All Related Person Transactions were approved in accordance with our Related Person Transaction Policy, other than those discussed under “—Tax Receivable Agreement” on page 24, “—Registration Rights Agreements” on page 24, “—Relationship with Our Former Private Equity Funds” on page 25 and “—Evercore LP Partnership Agreement” on page 26, which were undertaken prior to the adoption of the policy.

CORPORATE GOVERNANCE

Director Independence

General

Pursuant to the General Corporation Law of the State of Delaware, the state in which we are organized, and our Amended and Restated Bylaws, our business, property and affairs are managed by or under the direction of our Board. Members of our Board are kept informed of our business through discussions with our executive officers and other officers, by reviewing materials provided to them by management and by participating in meetings of the Board and its committees.

NYSE and SEC Requirements

Under the NYSE’s corporate governance rules, no director qualifies as independent unless our Board affirmatively determines that the director has no “material relationship” with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us. Under NYSE rules, directors who have relationships covered by one of five bright-line independence tests established by the NYSE may not be found to be independent. In addition, audit committee members are subject to heightened independence requirements under NYSE rules and Rule 10A-3 under the Exchange Act. NYSE rules require that in affirmatively determining the independence of any director who will serve on the Compensation Committee, the Board must consider all factors specifically relevant to determining whether a director has a relationship to us that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member.

Corporate Governance Principles and Categorical Independence Standards

In order to provide guidance on the composition and function of our governing body, our Board adopted our Corporate Governance Principles, which include, among other things, our categorical standards of director independence. The complete version of our Corporate Governance Principles is available on our website at www.evercore.com under the “For Investors” link. We will provide a printed copy of the Corporate Governance Principles to any shareholder who requests them by contacting Investor Relations. These categorical independence standards establish certain relationships that our Board, in its judgment, has deemed to be material or immaterial for purposes of assessing a director’s independence. In the event a director maintains any relationship with us that is not specifically addressed in these standards, the Board will determine whether such relationship is material.

The Board has determined that the following relationships should not be considered material relationships that would impair a director’s independence: (1) relationships where a director, or an immediate family member of the director, is an executive officer or director of another company in which we beneficially own less than 10% of the outstanding voting shares of that company; (2) relationships where a director, or an immediate family member of that director, serves as an executive officer, director or trustee of a charitable organization, and our annual charitable contributions to the organization (excluding contributions by us under any established matching gift program) are less than the greater of $1,000,000 or 2% of that organization’s consolidated gross revenues in its most recent fiscal year; and (3) relationships where a director is a current employee, or such director’s immediate family member is a current executive officer, of another company that has made payments to, or received payment from, us for property or services in an amount which, in any of the preceding three fiscal years, did not exceed the greater of $1,000,000 or 2% of the consolidated gross revenues of such other company.

Our Corporate Governance Principles also provide, among other things, that all non-management directors must notify the Board of his or her retirement, change in employer and any other significant change in the director’s principal professional occupation or roles and responsibilities and, in connection with any such change, tender his or her resignation from the Board (and the applicable Board committees) for consideration by the Board. The Board would then consider the continued appropriateness of Board membership under the new circumstances and the action, if any, to be taken with respect to such resignation.

Evaluations of Director Independence

The Nominating and Corporate Governance Committee undertook its annual review of director independence and reviewed its findings with our Board. During this review, our Board considered transactions and relationships between each director, or any member of his or her immediate family, and us, our subsidiaries and affiliates, including those reported under “Related Person Transactions and Other Information” above (on page 24). Our Board also examined transactions and relationships between directors or their affiliates and members of our senior management. The purpose of this review was to determine whether any such relationships or transactions compromised a director’s independence.

As a result of this review, our Board affirmatively determined that each of Messrs. Beattie, Millard, Overlock, Wheeler and Wilson, Mses. Carlton, Futter, Harris and Williamson and Sir Simon Robertson is independent under NYSE rules and the categorical standards for director independence set forth in the Corporate Governance Principles. In reaching this determination, the Board considered the fact that Mr. Beattie is a partner of Simpson Thacher and Ms. Harris was formerly a partner at Simpson Thacher, which provides legal services to us and our affiliates. In reaching this conclusion with respect to Mr. Beattie and Ms. Harris, it was noted that in 2020 payments from us to Simpson Thacher were less than 1% of Simpson Thacher’s revenues. In connection with Mr. Beattie, it was also noted that Simpson Thacher’s partnership income attributed to payments from us in 2020 resulted in less than $10,000 in income to Mr. Beattie. In connection with Ms. Harris, it was also noted that Ms. Harris has not been a Simpson Thacher partner since 1998 and has never represented us or any of our affiliates.

Our Board has also determined that the members of the Audit Committee and Compensation Committee are also independent under the applicable NYSE and SEC rules mentioned above.

Messrs. Altman, Schlosstein and Weinberg are not considered to be independent directors as a result of their employment with us.

Committees of the Board

General

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

The following table shows the membership of each of our Board’s standing committees as of April 23, 2021 and the number of in-person and telephonic meetings held by each of those committees during 2020:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Richard I. Beattie	—	—	—
Pamela G. Carlton	X	—	X
Ellen V. Futter	—	—	X
Gail B. Harris	X	—	Chair
Robert B. Millard	—	Chair	X
Willard J. Overlock, Jr.	X	X	—
Sir Simon M. Robertson	—	X	X
William J. Wheeler	Chair	X	—
Sarah K. Williamson	X	X	—
Kendrick R. Wilson III	X	—	X
2020 Meetings	9	6	3

Our Board met in full session ten times during 2020 – a 67% increase from 2019 – to properly exercise its oversight during the pandemic because of the potential impact that it could have had on our business, particularly with respect to the health and safety of our employees, our financial performance, our liquidity position and our transition to working from home. In addition, our lead independent director routinely engaged with senior management and other independent directors regarding our response to the pandemic. Our Board’s standing committees held a total of 18 additional meetings (nine Audit Committee, six Compensation Committee and three Nominating and Corporate Governance Committee meetings).

Our Board has adopted a charter for each of the three standing committees that addresses the composition and function of each committee. You can find links to these materials on our website at www.evercore.com under the “For Investors” link, and we will provide a printed copy of these materials to any shareholder who requests it by contacting Investor Relations.

Audit Committee

General. The Audit Committee assists our Board in fulfilling its responsibility relating to the oversight of: (1) the quality and integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, (4) the performance of our internal audit function and independent registered public accounting firm and (5) risk management and compliance with our Code of Business Conduct and Ethics.

Financial Literacy and Expertise. Our Board has determined that each of the members of the Audit Committee in 2020 was and in 2021 is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board has determined that each of Mr. Wheeler and Ms. Williamson qualifies as an “Audit Committee Financial Expert” as defined by applicable SEC regulations and that each has “accounting or related financial management expertise” within the meaning of the listing standards of the NYSE. The Board reached its conclusion as to Mr. Wheeler’s qualification based on, among other things, his experience as chief financial officer at a large multinational public company, his executive leadership experience and his experience with financial institutions and the Board reached its conclusion as to Ms. Williamson’s qualification based on, among other things, her experience with financial reporting and internal auditing, including with respect to oversight of public accountants.

Compensation Committee

The Compensation Committee discharges the responsibilities of our Board relating to the oversight of our compensation programs and compensation of our executives. Each of the members of the Compensation Committee in 2020 was and in 2021 is an “outside director” within the meaning of Section 162(m) of the Code as in effect during 2017 and a “non-employee director” within the meaning of Exchange Act Rule 16b-3. In fulfilling its responsibilities, the Compensation Committee can delegate any or all of its responsibilities to a subcommittee of the Compensation Committee. For information on the Compensation Committee’s processes and procedures for considering and determining executive and director compensation and the role of executive officers in determining and recommending the amount and form of such compensation, see “Director Compensation” on page 36 and “Compensation Discussion & Analysis” on page 38.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, each of Messrs. Millard, Overlock and Wheeler, Ms. Williamson and Sir Simon Robertson served as members of our Compensation Committee, and no member of our Compensation Committee during fiscal year 2020 was an employee or officer or former employee or officer of the Company or had any interest in a transaction requiring disclosure under Item 404 of Regulation S-K during fiscal year 2020. None of our executive officers has served as a member of a board of directors or a compensation committee of a board of directors of any other entity which has an executive officer serving as a member of our Board or Compensation Committee, and there are no other matters regarding interlocks or insider participation that are required to be disclosed.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists our Board in fulfilling its responsibility relating to corporate governance by (1) identifying individuals qualified to become directors and recommending that our Board select the candidates for all directorships to be filled by our Board or by our shareholders, (2) overseeing the evaluation of the Board, (3) developing and recommending the content of our Corporate Governance Principles and Code of Business Conduct and Ethics to our Board, (4) reviewing efforts by management to enhance diversity, equity and inclusion and advance other ESG goals, and (5) otherwise taking a leadership role in shaping our corporate governance. In evaluating candidates for directorships, our Board, with the help of the Nominating and Corporate Governance Committee, takes into account a variety of factors it considers appropriate, which may include the following: strength of character and leadership skills; general business acumen and experience; knowledge of strategy, finance, international business, government affairs and familiarity with our business and industry; age; number of other board seats; willingness to commit the necessary time; and whether the nominee assists in achieving a mix of members that represents a diversity of background and experience—all to ensure an active Board whose members work well together and possess the collective knowledge and expertise required to maximize the effectiveness of the Board. Accordingly, although diversity may be a consideration in the Nominating and Corporate Governance Committee’s process, the Nominating and Corporate Governance Committee and the Board do not have a formal policy with regard to the consideration of diversity in identifying director nominees. From time to time, the Nominating and Corporate Governance Committee and the Board have engaged a third-party search firm to assist in identifying potential nominees for our Board.

Shareholder Recommendations for Director Nominations

As noted above, the Nominating and Corporate Governance Committee considers recommendations for nomination to our Board, including nominations submitted by shareholders. Such recommendations should be sent to the attention of our Corporate Secretary. Any recommendations submitted to the Corporate Secretary should be in writing and should include any supporting material the shareholder considers appropriate in support of that recommendation, but must include the information that would be required under the rules of the SEC to be included in a Proxy Statement soliciting proxies for the election of such candidate and a signed consent of the candidate to serve as one of our directors if elected.

The Nominating and Corporate Governance Committee evaluates all potential candidates in the same manner, regardless of the source of the recommendation. Based on the information provided to the Nominating and Corporate Governance Committee, it will make an initial determination whether to conduct a full evaluation of a candidate. As part of the full evaluation process, the Nominating and Corporate Governance Committee may conduct interviews, obtain additional background information and conduct reference checks of candidates. The Nominating and Corporate Governance Committee may also ask the candidate to meet with management and other members of our Board. When the Nominating and Corporate Governance Committee reviews a potential candidate, the Nominating and Corporate Governance Committee looks specifically at the candidate’s qualifications in light of our needs and the needs of the Board at that time, given the current mix of director attributes. In evaluating a candidate, our Board, with the assistance of the Nominating and Corporate Governance Committee, takes into account a variety of additional factors as described in our Corporate Governance Principles.

Meeting Attendance

During 2020, in light of the significant operational and business challenges and opportunities presented by the COVID-19 pandemic, our Board met with increasing frequency in full session to consider, among other things, the changing market environment, Evercore’s financial position and matters relating to the implementation of the remote working environment and maintenance of firm culture. Our Board met in full session ten times during 2020 – a 67% increase from 2019 – and our Board’s standing committees held a total of 18 additional meetings (nine Audit Committee, six Compensation Committee and three Nominating and Corporate Governance Committee meetings). Each of our directors attended 100% of the Board meetings and meetings of the Board committees on which he or she served (during the periods that he or she served). Our policy is that all of our directors, absent special circumstances, should attend our Annual Meeting of Stockholders. All of our then incumbent directors attended our 2020 Annual Meeting of Stockholders.

Executive Sessions, Role of the Co-Chairmen of Our Board, Co-CEOs and Lead Director

Our Corporate Governance Principles require our non-management directors, all of whom are also independent under applicable regulations and our Corporate Governance Principles, to have at least one meeting per year without management present. We complied with this requirement in 2020, as our non-management directors meet regularly in executive session.

We have no fixed policy with respect to the separation of the offices of the Chairman of the Board and CEO. The Board believes that the separation of the offices of the Chairman of the Board and CEO is best decided on a case-by-case basis from time to time. In 2020, the Board appointed each of Messrs. Schlosstein and Weinberg to serve as Co-Chairman of the Board and Co-Chief Executive Officer.

In order to facilitate communications among non-management directors and management and to preside over executive sessions, the Board has selected Ms. Harris to serve as the lead director. As lead director, Ms. Harris is responsible for working with the Co-Chairmen and Co-CEO to develop and approve Board agendas and meeting schedules, conducting executive sessions with the non-management members of the Board, leading Board and Committee evaluations and otherwise serving as a liaison amongst our non-management directors.

Under the guidance of the Nominating and Corporate Governance Committee, each year the Board reviews the structure of our Board and its committees as a part of its annual self-evaluation process and, as part of that process, considers, among other things, issues of structure, leadership and oversight needs and skills to guide the company in executing its long-term strategic objectives. The Board is satisfied that its current structure and processes are appropriate.

Oversight of Risk Management by the Board

We are exposed to a number of risks, and we regularly identify and evaluate these risks and develop plans to manage them effectively. The Audit Committee is charged with a majority of the risk oversight responsibilities on behalf of the Board (including risk associated with cybersecurity), our Compensation Committee is charged with the oversight responsibility related to our compensation programs and the Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with human capital, ESG, including diversity, equity and inclusion, board organization, membership and structure and succession planning for our directors. The Audit Committee also works with members of senior management to review our cybersecurity policies and procedures. The Board is aware of the threats presented by cybersecurity incidents (including the increased risk relating to the remote working environment during 2020) and is committed to preventing and mitigating the effects of any such incidents. For example, in 2020, the Board conducted a thorough tabletop exercise with our consultants in order to identify key risks and challenges that may be presented by cybersecurity incidents and practice our response, such as responsiveness to cybersecurity attacks. Our CFO and General Counsel both report directly to our Co-CEOs and meet with the Audit Committee at least four times a year in conjunction with a review of our quarterly and annual periodic SEC filings to discuss important risks we face, highlighting any new risks that may have arisen since they last met. Our CFO and General Counsel update our Audit Committee as to changes in our risks on a periodic basis. In addition, all non-management members of the Board are invited to attend all committee meetings, regardless of whether the individual sits on the specific committee. Outside of formal meetings, Board members have regular access to senior executives, including our CFO and General Counsel.

Each of our business unit leaders is responsible for various aspects of risk management associated with their business, and our executive officers, including our Co-CEOs, CFO and General Counsel, also have the primary responsibility for enterprise-wide risk management. Our CFO and General Counsel work closely with members of senior management, including our accounting staff, our internal audit department, our information technology department and our compliance department to monitor and manage risk.

Shareholder Engagement

As we have done in the past, in 2020 we engaged in extensive shareholder outreach, reaching out to shareholders representing over 75% of our outstanding shares then held by unaffiliated shareholders. In our meetings and other engagement with shareholders, we primarily discussed feedback on our executive compensation program, financial performance, corporate governance initiatives, use of equity compensation, sustainability and other matters. Please see “Compensation Discussion and Analysis — 2020 Say on Pay Vote” on page 51 for more information on our recent engagement efforts, as well as key shareholder feedback provided to us during the engagement process.

We are committed to having an open dialogue, and we proactively engage with shareholders in discussions regarding our objectives. We view an open dialogue with our shareholders as a valuable tool that allows us to better appreciate our shareholders’ perspective. Our senior management frequently meets face-to-face and communicates telephonically with our shareholders. We carefully consider the feedback we receive from our shareholders in meetings and through other communications. We also participate in investor conferences, and we make investor presentations available on our website at www.evercore.com under the “For Investors” link.

Communicating with the Board

Interested parties may communicate directly with our Board, our non-management directors or an individual director by writing to our Corporate Secretary and specifying whether such communication should be addressed to the attention of (1) the Board as a whole, (2) non-management directors as a group or (3) the name of the individual director, as applicable. Communications will be distributed to our Board, non-management directors as a group or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, our Board has requested that certain items that are unrelated to its duties and responsibilities should be excluded, such as spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements.

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request. Any concerns relating to accounting, internal control over financial reporting or auditing matters will be brought to the attention of our Audit Committee. In addition, for such matters, shareholders and others are encouraged to use our hotline discussed below.

Hotline for Accounting, Auditing and Other Matters

As part of the Audit Committee’s role to establish procedures for the receipt of complaints regarding accounting, internal accounting controls or auditing matters, we established a hotline for the anonymous submission of concerns regarding questionable accounting, internal control over financial reporting, auditing matters, and other matters. Communications are distributed to the Board, or to any individual director as appropriate, depending on the facts and circumstances outlined in the communication. Any matters reported through the hotline that involve accounting, internal control over financial reporting, audit matters or any fraud involving management or persons who have a significant role in our internal control over financial reporting will be reported to the Chairman of our Audit Committee.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics applicable to all of our employees, including our co-CEOs, our CFO, our Controller (or persons performing similar functions) and our Board. You can find a link to our Code of Business Conduct and Ethics on our website at www.evercore.com under the “For Investors” link, and we will provide a printed copy of our Code of Business Conduct and Ethics to any shareholder who contacts Investor Relations and requests a copy. To the extent required to be disclosed, we will post amendments to, or any waivers from, our Code of Business Conduct and Ethics at the same location on our website as our Code of Business Conduct and Ethics.

DIRECTOR COMPENSATION

Our policy is to not pay director compensation to directors who are also our employees. The Board’s non-employee director compensation policies provide for non-management directors to receive a one-time award of RSUs with a value of $50,000 upon initial appointment to the Board, which vest on the second anniversary of the grant date. Non-management directors also receive an annual retainer and RSU grant, as outlined below.

	($)	Key Payment and Vesting Features

✓Retainer payable 100% in cash or 50% in cash and 50% in Class A common stock, at director’s election.

✓Annual RSU grants vest on the first anniversary of the grant date.

✓One-time RSU grants vest on the second anniversary of the grant date.

Annual Compensation:
Retainer	90,000
RSU Grant	90,000
Committee Chairs	20,000
One-Time RSU Grant upon Joining the Board	50,000

The Board believes that our payment structure is consistent with the compensation practices of our direct peers and similarly situated companies.

Other Compensation. Non-management directors are further reimbursed for travel and related expenses associated with attendance at Board or committee meetings, as well as expenses for continuing education programs related to their role as members of the Board. For administrative ease in dealing with our transfer agent and our stock plan administrator, equity awards that would otherwise result in fractional shares are rounded up to the nearest whole share.

Details on 2020 RSU Grants. Each non-management director received, upon his or her re-election to the Board on June 16, 2020, an award of 1,464 RSUs with a value of approximately $90,000, based on the average of the high and low average share price during each day of the 10-trading-day period from June 2, 2020 through June 15, 2020. These RSUs will vest on the first anniversary of the grant date.

Equity Ownership Guideline: 3x Most Recent Annual Retainer. Our Board has also adopted equity ownership guidelines that require our non-management directors to own shares of Class A common stock, including RSUs awarded in connection with service on the Board, shares beneficially owned by his or her immediate family members residing in the same household and shares held in trust for the benefit of the director or his or her immediate family members, with a value equal to or greater than three times the director’s most recently paid annual retainer. Until a director meets the required ownership level, he or she must retain 100% of shares received upon vesting of RSUs (other than shares sold to satisfy tax obligations associated with vesting) awarded in connection with service on the Board. Compliance with these guidelines may be waived, at the discretion of our Nominating and Corporate Governance Committee, if compliance would create severe hardship for a non-management director or prevent him or her from complying with a court order. It is expected that these instances will be rare and, in these cases, our Nominating and Corporate Governance Committee will develop alternative ownership guidelines that reflect the intent of these guidelines and the director’s personal circumstances.

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our non-management directors for services rendered to us during 2020.

Director Compensation in 2020

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Richard I. Beattie	90,000	90,461	180,461
Pamela G. Carlton	90,000	90,461	180,461
Ellen V. Futter	90,000	90,461	180,461
Gail B. Harris	110,000	90,461	200,461
Robert B. Millard	110,000	90,461	200,461
Willard J. Overlock, Jr.	90,000	90,461	180,461
Sir Simon M. Robertson	90,000	90,461	180,461
William J. Wheeler	110,000	90,461	200,461
Sarah K. Williamson	90,000	90,461	180,461
Kendrick R. Wilson III	90,000	90,461	180,461

(1)

The amounts reflected in the Stock Awards column represent the grant date fair value of the awards made during 2020, as computed in accordance with FASB ASC Topic 718. The grant date fair value of the awards reflected in the table above is based on the average of the high and low trading price of the Class A common stock on the date of grant, which would be June 16, 2020 ($61.79) for the annual RSUs award granted to all directors. For non-management directors, the grant date fair value of the annual RSU awards differs from $90,000 because the number of RSUs granted to directors was determined based on the average of the high and low average share price during each day of the 10-trading-day period from June 2, 2020 through June 15, 2020 ($61.51). As of December 31, 2020, each of the directors held 1,464 unvested RSUs, which vest on June 16, 2021, and Ms. Carlton held an additional 653 unvested RSUs, which she received upon her initial appointment to the Board and which vest on October 24, 2021.

COMPENSATION DISCUSSION & ANALYSIS

The following discussions and tables provide summary information concerning compensation for our NEOs, who for 2020 are: Messrs. Altman, Schlosstein, Weinberg, Hyman, Klurfeld and Walsh.

Introduction

Our executive compensation program reflects the Company’s commitment to pay for performance. Executives that serve in our business units, including those that are NEOs, are paid largely on their contribution to our success and the success of their respective business units, motivating them to conduct the business in a manner that produces superior results over the long term.

Consistent with our commitment to pay for performance, the Compensation Committee considered the Company’s strong financial results in 2020. In particular, the Compensation Committee considered the Company’s record Adjusted Net Revenues,* and the strong growth in Adjusted EPS* and Adjusted Net Income.* Similarly to how the Compensation Committee considered the decline in the firm’s financial results from 2018 to 2019 in determining to decrease 2019 NEO incentive compensation, this year the Compensation Committee considered the strong financial results and growth achieved by the Company in 2020 in determining to increase 2020 NEO compensation.

The following sections provide an overview of 2020 performance, compensation highlights, say on pay results and our related shareholder outreach efforts.

Overview of Organization and Key Considerations

2020 Performance (see page 40)

Management of COVID-19 pandemic

✓  Served clients in dynamic and volatile market environments, with strong underwriting, equities and restructuring performance to complement M&A Advisory performance

✓  Managed business continuity and culture in environment where nearly all employees worked remotely during most of 2020

✓  Demonstrated success of past strategic and growth initiatives

Delivering strong financial results

✓  Record Net Revenues for 2020 on both a U.S. GAAP and Adjusted* basis

✓  Adjusted EPS* of $9.62 and Adjusted Net Income* of approximately $459.6 million, an increase of approximately 25% and 23%, respectively, from 2019

✓  Adjusted Operating Margin* of 27.5% for 2020

Creating value for shareholders

✓  5 Year TSR of 129% demonstrates long-term positive growth in our share price

Returning significant capital to shareholders

✓  $265.4 million returned to shareholders during the year through dividends and equity repurchases

*	Adjusted Net Revenues, Adjusted EPS, Adjusted Net Income and Adjusted Operating Income are non-GAAP measures. See Annex A for further information and a reconciliation to U.S. GAAP amounts.

Compensation of Named Executives (see page 43)

Links pay to performance and promotes alignment with shareholders

✓  NEO compensation reflects our strong performance in 2020 and the growth in key operating metrics

✓  No increases to base salaries for our NEOs since they became executive officers, and base salary continues to represent a relatively small share of total annual compensation

✓  No guaranteed bonuses for any of our NEOs

✓  50% of 2020 NEO incentive compensation awarded in RSUs, which are unvested and are delivered over four years, consistent with market practice

✓  Formal equity ownership guidelines and clawback and anti-hedging policies

2020 Say on Pay Vote and Shareholder Engagement (see page 51)

Shareholder Engagement and Key Shareholder Feedback

✓  The proxy advisors and our shareholders have historically supported our executive compensation program. We believe this is due to the Company’s exemplary business performance and a close alignment between performance and pay

✓  Our executive compensation program has not changed in any material way since last year, when our shareholders supported our Say on Pay proposal at the 93.7% level

✓  We believe, as evidenced by the results of our Say on Pay vote and shareholder outreach, that our shareholders support our executive compensation program

2020 Performance

As discussed throughout this Compensation Discussion and Analysis, in determining NEO compensation for 2020, our Compensation Committee considered the management of the COVID-19 pandemic, the strong financial results achieved by the Company, the accomplishment of several strategic initiatives, the contributions each individual NEO made to the firm and the value created and capital returned to our shareholders, including through dividends and repurchases during 2020. The Compensation Committee also took into account the promotion of and adherence to our core values—Client Focus, Integrity, Excellence, Respect, Diversity, Equity and Inclusion, Investment in People and Partnership—which are critical to our reputation, culture and maintaining a sustainable business with long-term success. The following are highlights of the Company’s 2020 performance.

Management of COVID-19 Pandemic

Over the past several years, our NEOs have pursued several strategic investments, which have contributed to the growth in our business and the breadth of our capabilities. In 2020, we observed the success of these past investments. The needs of our clients were many and varied in response to the dynamic and volatile market environment caused by the COVID-19 pandemic. The breadth of our advisory capabilities – including our restructuring, capital advisory, shareholder activism and defense and M&A practices – allowed us to advise our clients throughout a rapidly changing environment and contributed to our overall growth. Our underwriting practice also benefited from years of investment and increasing diversification, and achieved strong revenue growth in 2020. In addition, Evercore ISI’s strength in both macroeconomic and fundamental research led to differentiated conversations with both institutional and corporate clients, and our investment in our sales and trading and distribution capabilities facilitated strong partnerships with our underwriting team. Our Wealth Management business also delivered strong returns and important financial advice to our clients in a volatile year. The success of our strategic investments in these businesses over the past several years, together with favorable fiscal and monetary policies, created a path for our financial success in 2020.

The efforts of our NEOs and other senior business leaders were critical in managing business continuity risks and preserving our culture in an environment where nearly all employees worked remotely during 2020. Our NEOs met with the Board, senior business leaders and other employees with increasing frequency during 2020 – including having 10 Board meetings (a 67% increase from 2019) and several virtual town halls with our employees – to manage the remote working environment, address operational and financial risks and continue to identify opportunities for growth throughout the pandemic. This increased attention, outreach and commitment helped secure the focus and dedication of our employees to the business, in turn driving our success. The Compensation Committee considered these qualitative factors in determining NEO compensation for 2020.

Delivering Strong Financial Results

Adjusted Net Revenues of $2.33 billion*	Adjusted Earnings Per Share of $9.62*

*	Adjusted Net Revenues and Adjusted EPS are non-GAAP measures. See Annex A for further information and a reconciliation to U.S. GAAP amounts.

Creating Value for Shareholders

Our 1-year, 3-year and 5-year TSR continue to demonstrate the long-term positive growth in our share price, outperforming key indices and, on average, our most direct competitors during 2020 and over the long term.

1 Peer Group includes Moelis & Company, Houlihan Lokey, PJT Partners, Lazard and Greenhill. TSR is calculated 12/31 to 12/31, assuming reinvestment of dividends.

Returning Significant Capital to Our Shareholders

✓	We returned $265.4 million of capital to shareholders during the year through dividends and equity repurchases.

✓	Through December 2020, quarterly dividends have grown over 200% since 2011.

✓

We have carefully managed and offset the dilutive effect of RSUs granted for bonuses and new hire or replacement awards on a cumulative basis over the past five years, as well as a portion of shares associated with investments and acquisitions.

2020 Compensation Highlights

Our pay for performance compensation program is designed to reward performance and align the long-term interests of our executives with those of our shareholders – for example, through our equity ownership guidelines and by prohibiting hedging and pledging by our directors and executive officers. The following are highlights of our 2020 compensation structure, as determined by our Compensation Committee.

Performance-Based Compensation

✓	No Guaranteed Bonuses. We do not provide guaranteed bonuses to any of our NEOs.

✓

No Change in Base Salaries. We have not increased base salaries for our NEOs since they became executive officers, and base salary continues to represent a relatively small share of their total annual compensation.

✓

Performance Drives Changes in Pay. Compensation is linked to the performance of Evercore and our executives’ individual performance, which motivates our executive leadership to conduct the business in a manner that produces superior results over the long term. For example:

•

In 2019, despite our overall strong performance, our net revenues, EPS and net income decreased from 2018 on both a U.S. GAAP and Adjusted basis. Accordingly, we decreased our annual incentive compensation for each of our current Co-CEOs for 2019 by $3.5 million from 2018.

•

In 2020, we achieved record Adjusted Net Revenues* of approximately $2.33 billion, an increase of approximately 14% from our 2019 results. Our Adjusted EPS* for 2020 was $9.62 and our Adjusted Net Income* was approximately $459.6 million, an increase of approximately 25% and 23%, respectively, from our 2019 results. Although these financial results, and the other factors discussed herein, drove the Compensation Committee’s decision to increase 2020 NEO compensation from 2019, the compensation of our Co-CEOs was flat relative to their 2018 compensation, our previous record year.

*	Adjusted Net Revenues, Adjusted EPS and Adjusted Net Income are non-GAAP measures. See Annex A for further information and a reconciliation to U.S. GAAP amounts.

Comparisons to Prior Year Financial Results and Compensation

	2020 (v. 2019)	2020 (v. 2018)

Adjusted Net Revenue*	14%	12%

Adjusted EPS*	25%	7%

Adjusted Net Income*	23%	1%

Increase in Co-CEO Annual Incentive Compensation	$3.5 million	$0

*	Adjusted Net Revenues, Adjusted EPS and Adjusted Net Income are non-GAAP measures. See Annex A for further information and a reconciliation to U.S. GAAP amounts.

Shareholder Alignment

✓

Equity-Based Compensation Included in Bonus, Not Additional to Bonus. Our Compensation Committee determines the overall amount of incentive compensation to be awarded to our NEOs, inclusive of cash and RSUs.

✓

50% of 2020 Bonus Delivered in RSUs Subject to Four Year Deferral. RSUs granted to our NEOs as a component of 2020 annual bonus are unvested and are delivered over four years, which is consistent with market practice, and enhances ongoing alignment with our shareholders.

✓

Equity Ownership Guidelines and Significant Equity Ownership by NEOs. Each of our NEOs holds a meaningful amount of equity in our Company and met the formal equity ownership guidelines applicable to such NEO.

✓

No Hedging or Pledging. All employees, including our NEOs, are prohibited from hedging their equity securities, and our anti-pledging policy prohibits directors and executive officers from pledging their equity without Compensation Committee approval.

✓

Clawback Policy. Our clawback policy provides for the recapture of incentive compensation awarded to SMDs in the event of certain types of misconduct by that SMD or a restatement of the financial results of the Company due to material noncompliance with financial reporting requirements.

Accountability to Shareholders

✓	Annual Say on Pay Vote. Based on our Board’s recommendation and our shareholders’ advisory vote in 2017, we continue to hold an advisory vote each year on our executive compensation program.

✓

Strong Support for Executive Compensation Program. Our executive compensation program has not changed in any material way since last year, when our shareholders supported our Say on Pay proposal at the 93.7% level. We believe this support is due to the Company’s exemplary business performance, a close alignment between performance and pay, our extensive shareholder engagement process and disclosure regarding our executive compensation program.

✓

Majority Voting Resignation Policy. Our majority voting resignation policy provides that a director that receives the support of less than a majority of votes cast must tender his or her resignation, which our Board will then determine whether to accept.

✓

Extensive Shareholder Engagement and Feedback. We engage extensively with our shareholders on an ongoing basis and seek feedback regarding our performance, corporate governance practices and other matters of interest to our shareholders. In 2020, we reached out to shareholders representing over 75% of our outstanding shares then held by unaffiliated shareholders. The feedback we received continued to inform our Board, particularly with respect to our compensation program and equity plan.

Compensation of Named Executives

The goals of our executive compensation program are to align compensation with business objectives and performance, and in turn continue to create and sustain shareholder value over the long term. In addition, our program is designed to enable us to attract, retain and reward executives who contribute to our long-term success and growth in shareholder value. Our future success depends to a substantial degree on our ability to retain and recruit highly qualified personnel as opposed to the deployment and management of the firm’s financial capital, as with other financial services firms. The market for highly qualified financial professionals has been and remains extremely competitive. In addition, although our NEOs and other SMDs have all entered into restrictive covenant agreements, their departure could still jeopardize our relationships with clients and result in the loss of client engagements. Accordingly, it is imperative for our compensation programs to be highly competitive and reward outstanding individual and Company achievement.

2020 NEO Compensation Structure

2020 Incentive Compensation Determinations

Consistent with industry practice, incentive compensation accounts for a majority of our NEOs’ total compensation opportunities. In our case, base salary averaged less than 10% of total 2020 compensation for our NEOs. For 2020, no bonus was guaranteed to any NEO, nor were any of our NEOs subject to formulaic or other pre-established performance targets or personal compensation arrangements. Rather, bonus amounts were determined in the discretion of the Compensation Committee after taking into account the Company’s performance along with the NEO’s individual contributions, the NEO’s promotion of and adherence to our Core Values, and other factors. Ultimately, 50% of 2020 bonus amounts were paid to our NEOs in cash and the remaining 50% paid in RSUs that vest over a four-year period, subject to retirement eligibility and other earlier vesting conditions.

The Compensation Committee decided that 50% of our NEOs’ 2020 incentive compensation would be paid in RSUs and subject to future service-based vesting requirements, because awarding equity over a longer period aligns the interests of our executives with those of our shareholders. As a result, we believe our NEOs have a demonstrable and significant interest in increasing shareholder value over the long term.

We refer to the portion of our NEOs’ 2020 compensation granted in RSUs as “deferred compensation” because it will not be delivered until a future year (and then, only if applicable vesting requirements have been met). See “—Employment Agreements and Awards—Evercore Annual Equity Awards” on page 63 for a discussion of the terms of these awards.

Company Performance and Individual Contributions

As noted above, in determining compensation for our NEOs, the Compensation Committee took into account the Company’s performance along with the other NEO accomplishments, including the strong financial results achieved by the Company, the management of the business during the COVID-19 pandemic, the accomplishment of several strategic initiatives, the contributions each individual NEO made to the firm and the value created and capital returned to our shareholders, including through dividends and repurchases during 2020. The Committee noted our strong long-term TSR and, among other achievements, our strong Net Revenues, Earnings, EPS, and Operating Margin, in each case, on a U.S. GAAP and an Adjusted basis. See Annex A for further information and a reconciliation to U.S. GAAP amounts.

✓ Net Revenues*	Record Net Revenues of $2.264 billion on a U.S. GAAP basis and $2.327 billion on an Adjusted basis, exceeding $2 billion for the third consecutive year.
✓ Earnings*	Earnings of approximately $350.6 million on a U.S. GAAP basis and $459.6 million on an Adjusted basis, an increase from 2019 of 18% and 23%, respectively.
✓ EPS*	EPS of $8.22 on a U.S. GAAP basis and $9.62 on an Adjusted basis, an increase of 19% and 25%, respectively.
✓ Operating Margin*	Operating Margin of 23.3% on a U.S. GAAP basis and 27.5% on an Adjusted basis
✓ TSR	Five Year TSR of 129% demonstrates long-term positive growth in our share price.

*	Adjusted Net Revenues, Adjusted EPS, Adjusted Net Income and Adjusted Operating Margin are non-GAAP measures. See Annex A for further information and a reconciliation to U.S. GAAP amounts.

Below is a summary of the specific unique factors identified by the Compensation Committee for each NEO.

Mr. Altman. Mr. Altman was awarded a discretionary annual bonus with a value of $7.5 million for 2020. In determining the amount of Mr. Altman’s 2020 discretionary annual bonus, the Compensation Committee considered Mr. Altman’s leadership in pivoting the firm to meet the needs of our clients during the pandemic, serving clients and pursuing new business. The Compensation Committee also recognized Mr. Altman’s key role on many of our largest and most strategically important transactions. Mr. Altman remains a visible spokesman for Evercore, both in public media as well as in client meetings, and was key to maintaining the firm’s culture in the remote working environment.

Messrs. Schlosstein and Weinberg. Messrs. Schlosstein and Weinberg, as Co-Chief Executive Officers and Co-Chairmen of the Board, together led the firm in a very challenging and unpredictable year due to the pandemic. Together, they were responsible for the management of the business and setting and achieving Evercore’s most important strategic objectives. In response to the unprecedented economic and market events tied to the COVID-19 pandemic, they led the business while prioritizing our people, our clients and our shareholders. They continued to focus on—and upheld—our Core Values, and played a critical role in maintaining and strengthening our culture, including our strong commitment to DE&I.

Messrs. Schlosstein and Weinberg continued to balance a variety of priorities and allocate their time in different percentages, including serving clients, pursuing new business, developing talent, and managing operations. Their collective contributions, supported by the contributions of our senior business and corporate group leaders, resulted in our record financial results. In light of their performance and the

Company’s overall performance this year, the Compensation Committee awarded each of Messrs. Schlosstein and Weinberg a discretionary annual bonus with a value of $8.5 million for 2020, which was equal to their discretionary annual bonus in 2018, our previous record year. The following are additional highlights which complement the collective commentary:

Mr. Schlosstein. In connection with determining the amount of Mr. Schlosstein’s discretionary annual bonus for 2020, the Compensation Committee considered his strong performance and, together with Mr. Weinberg, his responsibility for the overall management of the Company. The Compensation Committee considered the strong operating performance of the Company, characterized by record net revenues, and strong net income attributable to Evercore and earnings per share. The Compensation Committee recognized his leadership in establishing and achieving a number of important strategic objectives, including his role, together with Mr. Weinberg, in furthering our strategy to develop our client base, including his work on several of our largest equity capital markets transactions, and enhance our relationships with our existing clients. The Compensation Committee also considered Mr. Schlosstein’s partnership with Messrs. Weinberg and Altman in connection with recruiting and developing new talent, as well as Mr. Schlosstein’s active role as a trusted advisor to our clients.

Mr. Weinberg. In connection with determining Mr. Weinberg’s discretionary annual bonus, the Compensation Committee considered his strong performance and, together with Mr. Schlosstein, his responsibility for the overall management of the Company. It also considered the strong operating performance of the Company, characterized by record net revenues, and strong net income attributable to Evercore and earnings per share. The Compensation Committee also considered his active and effective engagement with key clients on strategic matters and transactions, his demonstrated leadership in establishing and achieving a number of important strategic priorities for the Company with Mr. Schlosstein, including advancing our strategy to develop our client base and enhance our relationships with our existing clients, including his work on several of our largest M&A advisory transactions. The Compensation Committee also recognized Mr. Weinberg’s role, together with Messrs. Schlosstein and Altman, in recruiting experienced leaders to the Company and developing new talent.

As previously disclosed in our 2017 proxy statement and other public filings, when Mr. Weinberg first joined Evercore in 2016, he was granted an initial sign-on restricted cash award of $35 million, which included $6 million that vested on March 1, 2020. This award is not a part of Mr. Weinberg’s discretionary annual bonus in respect of any year of his service. Approximately 75% of the sign-on and replacement awards granted to Mr. Weinberg were intended to replace deferred compensation (a portion of which was variable) from Mr. Weinberg’s former employer that he forfeited as a result of joining Evercore, with the remaining approximately 25% of such awards granted as an inducement to join Evercore. The restricted sign-on cash award provides the Compensation Committee with the ability to adjust the amount payable on any applicable vesting date, provided that the amount may not be increased to more than 200% of the target amount or decreased by more than 25% of the target amount. The Compensation Committee determined not to increase or decrease the $6 million that vested on March 1, 2020.

Mr. Hyman. Mr. Hyman was awarded a discretionary annual bonus with a value of $3.85 million for 2020. In determining this amount, the Compensation Committee took into account his continued performance as the top-ranked research analyst in economics, his significant work with clients, and his contribution to the leadership of Evercore ISI as its Chairman. Throughout the pandemic, Mr. Hyman was and continues to be an important expert voice on the economy for our clients and our firm. This bonus is consistent with those awarded to other top-ranked senior research analysts. It also includes compensation for his role as Chairman of Evercore ISI, and takes into account the overall performance of Evercore ISI and Evercore.

Mr. Klurfeld. Mr. Klurfeld was awarded a discretionary annual bonus with a value of $1.75 million for 2020. In determining this amount, the Compensation Committee took into account his significant contributions, including his leadership on our response to the pandemic and implementing our work-from-home and return-to-office strategies and protocols. In 2020, he also played a critical role in many of our strategic initiatives. Mr. Klurfeld was responsible for establishing, implementing, and enhancing global compliance policies and managing the firm’s timely response to evolving regulations and regulatory inquiries. Together with the CFO, Mr. Klurfeld was responsible for managing the firm’s operational and reputational risks.

Mr. Walsh. Mr. Walsh was awarded a discretionary annual bonus with a value of $4.2 million for 2020. In determining Mr. Walsh’s bonus, the Compensation Committee took into account Mr. Walsh’s significant contributions to the firm, providing steady leadership of our operations in one of the most challenging years in our history. Mr. Walsh was a leader in shaping our response to the pandemic, including the implementation of our work-from-home and return-to-office strategies and protocols, and the effective management of our liquidity throughout the downturn and recovery. Mr. Walsh led a number of strategic initiatives for the firm. He is highly regarded by investors and analysts and, with Messrs. Schlosstein and Weinberg, oversees all external communications for the company. Together with the General Counsel, Mr. Walsh is responsible for managing our operational and reputational risks.

2020 NEO Annual Compensation

The following table is presented to show how the Compensation Committee viewed annual compensation for our NEOs for their 2020 performance, and includes base salary as well as year-end cash and equity bonus awards for 2020 performance, granted in February 2021. This table differs substantially from the Summary Compensation Table on page 53 and is not a substitute for that table. The Summary Compensation Table provides compensation information as required by SEC regulations, and therefore reflects for 2020 the grant date fair value of equity awards granted during the 2020 calendar year (that is, those awards granted in February 2020 for 2019 performance), while not including the equity awards granted in February 2021 for 2020 performance. The Summary Compensation Table also includes the portion of Mr. Weinberg’s one-time sign-on and replacement awards that were earned in 2020 and 2019 but initially granted in 2016 in connection with his recruitment, as well as the portion of Mr. Klurfeld’s deferred cash and incentive deferred cash awards that were earned in 2020 but were initially granted in 2018, each of which the Compensation Committee does not view as part of annual compensation as discussed above.

NEOs	Salary ($)	Incentive Compensation		Total Compensation ($)
		Cash ($)	RSUs(1) ($)
Roger C. Altman Founder and Senior Chairman

2020	500,000	3,750,000	3,750,000	8,000,000
2019	500,000	3,250,000	3,250,000	7,000,000
2018	500,000	5,750,000	5,750,000	12,000,000
Ralph L Schlosstein Co-Chairman of the Board and Co-CEO

2020	500,000	4,250,000	4,250,000	9,000,000
2019	500,000	2,500,000	2,500,000	5,500,000
2018	500,000	4,250,000	4,250,000	9,000,000
John S. Weinberg Co-Chairman of the Board and Co-CEO

2020(2)	500,000	4,250,000	4,250,000	9,000,000
2019(2)	500,000	2,500,000	2,500,000	5,500,000
2018	500,000	4,250,000	4,250,000	9,000,000
Robert B. Walsh CFO

2020	500,000	2,100,000	2,100,000	4,700,000
2019	500,000	1,550,000	1,550,000	3,600,000
2018	500,000	1,750,000	1,750,000	4,000,000
Edward S. Hyman Chairman of Evercore ISI and Vice Chairman of Evercore

2020	400,000	1,925,000	1,925,000	4,250,000
Jason Klurfeld General Counsel
2020	500,000	875,000	875,000	2,250,000

(1)

RSUs vest in equal installments over four years. The number of RSUs granted to each NEO for 2020 performance was determined by dividing the dollar value of the RSU allocation by the simple average of the high and low average share price during each day of the 10-trading-day period from February 3, 2021 through February 17, 2021. The grant date fair value of the RSUs granted in February 2021 in respect of 2020 performance will, in accordance with SEC rules, be reflected as Stock Awards for 2021 in next year’s Summary Compensation Table and Grants of Plan-Based Awards table.

(2)

The amounts reflected in these rows do not reflect the amount of Mr. Weinberg’s one-time sign-on and replacement awards that were earned in 2019 and 2020, as these grants are not recurring, relate to future performance and were designed so that the vast majority, approximately 75% of such awards, were intended to replace deferred compensation (a portion of which was variable) from Mr. Weinberg’s former employer that he forfeited as a result of joining Evercore, with the remaining approximately 25% of such awards granted as part of the recruitment of Mr. Weinberg as an enticement to join Evercore.

Process for Compensation Decisions

Role of the Compensation Committee

Our Compensation Committee is responsible for implementing and administering all aspects of our compensation and benefit plans and programs for our NEOs. In establishing compensation for our NEOs, we take into account the fact that we generally do not provide significant retirement or similar benefits to our NEOs. We also take into account other economic relationships between the individual and us, including equity ownership.

Messrs. Altman, Schlosstein and Weinberg each participate in discussions with the Compensation Committee and make recommendations to the Committee regarding compensation of senior employees (except as to their own compensation), but they do not vote or otherwise participate in the Compensation Committee’s ultimate determinations. Our Board believes that it is wise and prudent to have Messrs. Altman, Schlosstein and Weinberg participate in these discussions because they possess unique insight regarding the day-to-day performance of our executives.

In connection with making 2020 NEO compensation determinations, the Compensation Committee reviewed compensation to be awarded to certain other employees to assess internal balance and consistency in compensation levels, including: (a) for Messrs. Schlosstein and Weinberg, the bonus amounts payable to other NEOs, (b) for Messrs. Altman, Hyman, Schlosstein and Weinberg, the bonus amounts payable to other SMDs devoted to generating revenue through existing or new client relationships and (c) for Messrs. Klurfeld and Walsh, the bonus amounts payable to SMDs who did not have client revenue-generating responsibilities. The Compensation Committee, however, did not fix internal pay ratios at any specified levels.

In 2020, the Compensation Committee also reviewed the performance and NEO compensation data from certain financial institutions. While many of the companies included in such data may be described as financial services companies where human capital is of critical importance, Evercore competes with only a small subset of these companies for employees and clients. The companies included in the peer group considered by the Compensation Committee include Bank of America, Citigroup, Credit Suisse, Deutsche Bank, Goldman Sachs, Greenhill, Houlihan Lokey, JPMorgan Chase, Lazard, Moelis & Company, Morgan Stanley, PJT Partners and UBS, with Greenhill, Houlihan Lokey, Lazard, Moelis and PJT Partners being our most direct public independent peers, with whom competition for qualified personnel has historically been intense. The Compensation Committee has not set any specific metrics or targets relative to these competitors or any of the other companies comprising our compensation peer group.

Assessment of Risk

Our compensation programs are designed to discourage excessive risk-taking. The base salary component of compensation does not encourage risk-taking because it is a fixed amount. In addition, there are several other factors associated with our equity ownership, incentive compensation programs and CEO compensation that discourage inappropriate or excessive risk-taking:

•

While bonuses to our Advisory business SMDs are generally determined with reference to Company financial performance and their individual performance, many of our SMDs hold equity stakes far in excess of annual bonus payments, which broadly aligns their economic interests with shareholders’ interests. Our Compensation Committee formalized our practice of encouraging equity retention by SMDs through the adoption of equity ownership guidelines applicable to all SMDs, which we have updated this year. See “—Linkage of Management and Shareholder Interests—Equity Ownership Guidelines” below (on page 50) for a description of these guidelines;

•	Bonuses are based on an overall review of a variety of factors, which removes any incentive an executive may have to incur risks in order to achieve specific benchmark metrics;

•	A substantial portion of most bonuses is paid in equity and, in general, the portion of the bonus paid in equity increases with the seniority of the recipient and the size of the bonus;

•	Our RSUs, including those awarded as part of our annual bonus program, generally vest over four years, which encourages an appropriately long-term focus;

•

Members of the Compensation Committee apply discretion in the establishment of the size of our bonus pool, the percentage split of our bonus pool between cash and equity and the terms of our equity awards;

•

Many of our senior investment management employees (none of whom are NEOs) have interests in their individual business units and thus are directly exposed to the risks inherent in their own decision making; and

•

We believe that RSUs are an appropriate form of deferred equity compensation because, unlike other forms of equity awards, such as options, they encourage the holder to think like a shareholder from the date of grant, including, for example, by being exposed to downside risk from stock price drops.

Clawback Policy

Our comprehensive clawback policy applies to all incentive compensation awarded to our SMDs, including RSUs, cash awards and awards of partnership units of Evercore LP. The policy requires SMDs to repay us or forfeit (i) upon a restatement of our financial results due to material noncompliance with financial reporting requirements, an amount up to the difference between the amount of incentive compensation the SMD received and/or realized and the amount the SMD would have received and/or realized based on the restated financial results or (ii) upon a finding of certain misconduct, an amount up to the aggregate incentive compensation granted to such SMD over the last three fiscal years of the Company.

Linkage of Management and Shareholder Interests—Equity Ownership Guidelines

Our formal equity ownership guidelines are applicable to all SMDs. The goal of these guidelines is to formalize our practice of encouraging executive officers to have a meaningful amount of Evercore equity at risk. In particular, we focused on trying to develop a simple method of calculating required thresholds and concluded that adopting an ownership amount based on a number of shares rather than dollar value would be most effective.

We recently conducted a review of our formal equity ownership guidelines, which were last updated in 2014. We found them to be significantly in excess of both of peers’ requirements and market expectations. In light of these factors and the significant increase in the share price since 2014, market standards, and other considerations, we have adopted the revised equity ownership guidelines described below, which we believe remain in excess of our peers’ requirements. The equity ownership guidelines count Class A common stock, Evercore LP limited partnership units and vested and unvested RSUs as shares or share equivalents.

Title/Position	Required Amount of Equity at Risk

Co-Chairmen of the Board/Co-CEOs and Senior Chairman	200,000 shares or share equivalents

All other SMDs (including other Executive Officers)	Lesser of (i) 40,000 shares or share equivalents or (ii) 50% of the number of RSUs granted as part of annual bonuses over last four years(1)
(1)

Includes the period prior to their becoming an SMD, if applicable, but excludes dividend equivalent RSUs. By way of example, if over four years an SMD was granted at least 200,000 RSUs as part of annual bonuses, the required amount of equity at risk is 40,000 shares.

Tax and Accounting Considerations

The Compensation Committee considers certain tax implications when designing our executive compensation program. The Compensation Committee believes that there are circumstances where the provision of compensation that is not fully tax deductible may be more consistent with our compensation philosophy and objectives and/or may be in our best interests and those of our shareholders. The Compensation Committee believes that retaining the ability to exercise discretion and the flexibility to attract, retain and motivate executives with a compensation program that aligns with our long-term business objectives, in many circumstances, outweighs the advantages of qualifying all compensation as deductible, or causing all compensation expenses to be accounted for in a particular fashion.

For taxable years beginning after December 31, 2017, there is no longer an exception to the deductibility limit for qualifying “performance-based compensation” unless the compensation qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 (the scope of which remains uncertain). In addition, the deductibility limit may also apply to any compensation paid by Evercore LP to Evercore’s covered employees, but only to the extent of Evercore’s allocable share of the otherwise deductible compensation paid by Evercore LP. Thus, if Evercore LP pays any compensation to Evercore’s covered employees, Evercore may be required to aggregate its allocable share of Evercore LP’s deduction for compensation paid to such covered employees with the deduction for compensation paid by Evercore when applying the deductible limit and if such limit is exceeded, Evercore would lose the excess deduction. The Compensation Committee continues to evaluate the changes to Section 162(m) and retains the ability to award compensation that is not fully tax deductible in order to provide compensation consistent with our compensation philosophy and objectives.

2020 Say on Pay Vote

Historically, our shareholders have supported our overall executive compensation program. Our executive compensation program has not changed in any material way since last year, when our shareholders supported our Say on Pay proposal at the 93.7% level. We believe this overwhelming support is due to the Company’s consistently strong business performance, a close alignment between performance and pay, our extensive shareholder engagement process and disclosure regarding our executive compensation program.

Shareholder Engagement and Feedback

As we have done in the past, in 2020 we engaged in extensive shareholder outreach, reaching out to shareholders representing over 75% of our outstanding shares then held by unaffiliated shareholders. In our meetings and other engagement with shareholders, we primarily discussed feedback on our executive compensation program, financial performance, corporate governance initiatives, use of equity compensation, sustainability and other matters. The feedback we received from our shareholders included the following, which informed Board actions throughout the course of the year:

✓	Support for our commitment to shareholder engagement and our response to feedback.

✓	Understanding of the costs and benefits of investing in talent, especially at the most senior levels of revenue producing professionals, in our human capital intensive business.

✓

Understanding of the benefits of using equity compensation to attract and retain talent, and the purpose of our broad-based equity compensation program coupled with share repurchases and other anti-dilutive actions.

✓	Appreciation of our commitment to manage the dilutive impact of equity grants to employees.

✓	Support of our continued focus on alignment of pay and performance and appreciation of our views regarding the need for a non-formulaic compensation framework.

✓	Recognition of our consistent performance and demonstrated commitment to creating shareholder value over the long term.

✓	Appreciation of how our core values inform our business strategy and culture, including support of our employee development programs and community involvement.

In particular, during our shareholder outreach in 2020, our shareholders were interested in discussing our broad-based equity compensation program, and understanding the purpose and mechanics of our anti-dilutive actions, including our share repurchase program. Our shareholders were also interested in understanding more about the firm’s efforts to address key sustainability and ESG matters, such as diversity, equity and inclusion. We are committed to improving our disclosure regarding our sustainability efforts, including the firm’s commitment to promoting diversity, equity and inclusion. We encourage our shareholders to read our forthcoming Sustainability Report regarding our efforts on these matters.

Changes in NEO Compensation for 2021

The Committee has determined that, for 2021, the cash incentive compensation payments that may otherwise have been made to the NEOs of the Company in respect of their service are expected to be delivered in the form of distributions in respect of a new class of partnership interests of Evercore LP awarded to the NEOs. Distributions payable with respect to the awards of partnership interests granted in 2021 will be determined by the Committee in its discretion and payable in the first quarter of 2022, and will be subject to a maximum amount equal to a specified percentage of 2021 Adjusted Operating Income, as defined in the relevant subscription agreement. In exercising such discretion, the Committee expects to consider substantially similar factors as historically used by the Committee to determine annual incentive compensation, including the Company’s performance, the NEO’s individual contributions and the NEO’s promotion of and adherence to our Core Values. See “—2020 Incentive Compensation Determinations” on page 44 for a discussion of those factors.

As was the case for 2020, no distributions or other incentive awards are expected to be guaranteed to any NEO for 2021 performance, nor will any of our NEOs be subject to formulaic or other pre-established performance targets or personal compensation arrangements for 2021. We expect that, consistent with incentive awards for 2020, approximately 50% of the total incentive awards for our NEOs in 2021 will be paid in cash in the form of partnership interest distributions and the remaining 50% will be issued in RSUs.

Executive Compensation Tables

Summary Compensation Table

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Roger C. Altman
Founder and Senior Chairman
2020	500,000	3,750,000	3,334,536	—	—	7,584,536
2019	500,000	3,250,000	5,835,107	—	—	9,585,107
2018	500,000	5,750,000	3,201,012	—	—	9,451,012
Ralph L. Schlosstein
Co-Chairman of the Board and Co-CEO(4)
2020	500,000	4,250,000	2,565,103	—	—	7,315,103
2019	500,000	2,500,000	4,312,898	—	—	7,312,898
2018	500,000	4,250,000	3,201,012	—	—	7,951,012
John S. Weinberg
Co-Chairman of the Board and Co-CEO(4)
2020	500,000	4,250,000	2,565,103	6,000,000	—	13,315,103
2019	500,000	2,500,000	4,312,898	11,000,000	—	18,312,898
2018	500,000	4,250,000	3,201,012	—	—	7,951,012
Robert B. Walsh
CFO
2020	500,000	2,100,000	1,590,390	—	—	4,190,390
2019	500,000	1,550,000	1,775,942	—	—	3,825,942
2018	500,000	1,750,000	1,231,173	—	—	3,481,173
Edward S. Hyman(5)
Chairman of Evercore ISI and Vice Chairman of Evercore
2020	400,000	1,925,000	1,678,844	—	—	4,003,844
Jason Klurfeld(6)
General Counsel
2020	500,000	909,499	666,956	—	—	2,076,455

(1)

The amounts reflected in the Stock Awards column represent the grant date fair value of the equity awards made during the identified fiscal year, as computed in accordance with FASB ASC Topic 718. Equity awards for 2020 performance were granted in 2021 and, therefore, in accordance with SEC rules, are not shown here but are described above in the table titled “2020 NEO Annual Compensation” on page 48. The amounts shown in this column for 2020 reflect the grant date fair value of equity awards granted in 2020 for 2019 performance.

(2)

As described above, the amount reflected in the Non-Equity Incentive column for Mr. Weinberg reflects $6 million of Mr. Weinberg’s initial sign-on restricted cash award that vested on March 1, 2020 and $11 million of Mr. Weinberg’s initial sign-on restricted cash award that vested on March 1, 2019. Mr. Weinberg joined Evercore in 2016, and received an initial sign-on restricted cash award with a target payment amount of $35 million, of which $11 million vested on March 1, 2019, $6 million vested on March 1, 2020, $6 million vested on March 1, 2021 and $6 million is scheduled to vest on each of March 1, 2022 and March 1, 2023, as previously disclosed in our 2017 proxy statement and other public filings. Approximately 75% of the sign-on and replacement awards granted to Mr. Weinberg were intended to replace deferred compensation (a portion of which was variable) from Mr. Weinberg’s former employer that he forfeited as a result of joining Evercore, with the remaining approximately 25% of such awards granted as part of the recruitment of Mr. Weinberg as an inducement to join Evercore. The restricted cash award provides for adjustment based on performance criteria to be determined by the Compensation Committee, provided that the amount payable on any applicable vesting date may not be increased to more than 200% of the target amount or decreased by more than 25% of the target amount. The Compensation Committee determined not to increase or decrease the $11 million that vested on March 1, 2019 or the $6 million that vested on March 1, 2020.

(3)

The incremental costs of perquisites and other personal benefits to each NEO were less than $10,000, and therefore information regarding perquisites and other personal benefits has not been included. Each of our NEOs also received dividend equivalents on RSU and restricted stock awards issued under the terms of previously granted equity awards, and with respect to RSU and restricted stock awards granted after January 1, 2020, our NEOs have received accrued cash dividends on such awards. Consistent with SEC rules, the value of these dividend equivalents has not been included in this table because the right to receive future dividends was factored into the grant date fair value of the initial awards under FASB ASC Topic 718. See “—Outstanding Equity Awards at 2020 Fiscal Year-End”, which information includes dividend equivalent awards held by our NEOs.

(4)

Messrs. Schlosstein and Weinberg became Co-Chairmen of the Board and Co-CEOs in July 2020. Prior to that, Mr. Schlosstein served as our CEO and President, and Mr. Weinberg served as our Executive Chairman.

(5)	Mr. Hyman became an NEO for the first time in 2020.

(6)

Mr. Klurfeld became an NEO for the first time in 2020. The amount reflected as Bonus for Mr. Klurfeld includes the cash portion of the bonus earned by Mr. Klurfeld in 2020 ($875,000) and the amount of Mr. Klurfeld’s deferred cash that vested in 2020 ($34,499).

Grants of Plan-Based Awards in 2020

Name	Grant Date	Estimated Future Payments under Non-Equity Incentive Plan Awards			Estimated Future Payments under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards(1) ($)
		Threshold ($)	Target (#)	Maximum (#)	Threshold ($)	Target (#)	Maximum (#)
Roger C. Altman	2/11/2020	—	—	—	—	—	—	40,902	3,334,536
Ralph L. Schlosstein	2/11/2020	—	—	—	—	—	—	31,464	2,565,103
John S. Weinberg	2/11/2020	—	—	—	—	—	—	31,464	2,565,103
Robert B. Walsh	2/11/2020	—	—	—	—	—	—	19,508	1,590,390
Edward S. Hyman	2/11/2020	—	—	—	—	—	—	20,593	1,678,844
Jason Klurfeld	2/11/2020	—	—	—	—	—	—	8,181	666,956

(1)	Represents the grant date fair value of the awards, as computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at 2020 Fiscal Year-End

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(8) ($)
Roger C. Altman	113,701 (2)	12,446,178
Ralph Schlosstein	93,372 (3)	10,237,306
John S. Weinberg	843,805 (4)	92,514,780
Robert B. Walsh	43,926 (5)	4,816,047
Edward S. Hyman	27,379 (6)	3,001,834
Jason Klurfeld	19,839 (7)	2,175,148

(1)

All RSUs are subject to accelerated vesting upon a change in control, qualifying retirement, the executive’s death or the executive’s disability. See “—Employment Agreements and Awards—Evercore Annual Equity Awards” below for a further discussion on the terms of the RSUs.

(2)	42,633 of Mr. Altman’s RSUs vested on February 4, 2021; 34,662 RSUs vest on February 4, 2022; 26,180 RSUs vest on February 4, 2023; and 10,226 RSUs vest on February 4, 2024.

(3)	37,707 of Mr. Schlosstein’s RSUs vested on February 4, 2021; 28,140 RSUs vest on February 4, 2022; 19,659 RSUs vest on February 4, 2023; and 7,866 RSUs vest on February 4, 2024.

(4)

28,140 of Mr. Weinberg’s RSUs vested on February 4, 2021 and 126,000 RSUs vested on March 1, 2021; 28,140 RSUs vest on February 4, 2022; 234,000 RSUs vest on March 1, 2022; 19,659 RSUs vest on February 4, 2023; and 7,866 RSUs vest on February 4, 2024.

Mr. Weinberg holds 400,000 Class I-P units that vest on March 1, 2022, subject to certain stock price performance conditions and Mr. Weinberg’s continuous employment through such date (or earlier, upon a termination of Mr. Weinberg’s employment without cause or due to his death, disability or resignation for good reason, or Mr. Weinberg’s retirement on or following January 15, 2022 (subject to a one-year notice requirement)). The stock price condition for all 400,000 Class I-P units had been satisfied.

This amount excludes the outstanding portion of Mr. Weinberg’s initial sign-on restricted cash award with a target payment amount of $35 million, of which $6 million vested on March 1, 2021 and $6 million is scheduled to vest on each of March 1, 2022 and 2023, which will be reported as compensation in the years in which it is earned. As described above, the Compensation Committee determined not to increase or decrease the $11 million that vested on March 1, 2019 or the $6 million that vested on March 1, 2020.

(5)	16,320 of Mr. Walsh’s RSUs vested on February 4, 2021; 12,996 RSUs vest on February 4, 2022; 9,733 RSUs vest on February 4, 2023; and 4,877 RSUs vest on February 4, 2024.

(6)	8,541 of Mr. Hyman’s RSUs vested on February 4, 2021; 8,541 RSUs vest on February 4, 2022; 5,148 RSUs vest on February 4, 2023; and 5,149 RSUs vest on February 4, 2024.

(7)

4,311 of Mr. Klurfeld’s RSUs vested on February 4, 2021; 261 RSUs vested on February 13, 2021; 4,030 RSUs vest on February 4, 2022; 922 RSUs vest on February 13, 2022; 3,710 RSUs vest on February 4, 2023; 2,046 RSUs vest on February 4, 2024; and 2,924 RSUs vest in four equal installments beginning on February 13, 2023; 782 RSUs vest on February 13, 2027 and 783 RSUs vest on February 13, 2028.

(8)	The market value is based upon the closing price of our Class A common stock on December 31, 2020 ($109.64).

Options Exercised and Stock Vested in 2020

Although we have had the authority to issue stock options since our IPO, we have not done so. Accordingly, the table below is with respect to the vesting of RSUs, including dividend equivalent RSUs, and other stock-based awards.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Roger C. Altman	56,229	$4,380,520
Ralph Schlosstein	45,254	$3,525,513
John S. Weinberg	146,274	$9,896,076
Robert B. Walsh	16,628	$1,295,404
Edward S. Hyman	4,989	$388,668
Jason Klurfeld	2,884	$225,567

(1)

The value of the awards is based on the average of the high and low trading price of the Class A common stock on the vesting date (or if such date was not a trading day, on the trading day immediately preceding the vesting date).

Nonqualified Deferred Compensation for 2020

Generally, we provide SMDs (other than our NEOs) an election to receive a portion of their deferred incentive compensation in the form of deferred cash rather than RSUs, which have a similar four-year vesting schedule to RSUs. Deferred cash is credited under this arrangement when annual bonuses are declared (generally, in February of the year following the year to which the bonus relates). Pending distribution, these deferred cash amounts are notionally invested in one or more registered mutual funds or fixed income options selected by the executive from a list of funds established by us. For more information, please see the information described in Note 19 to our consolidated financial statements in our Form 10-K for the year ended December 31, 2020. There were no deferred cash awards granted to any NEOs for 2020 performance.

Potential Payments upon Termination of Employment or Change in Control

The following table describes the potential incremental payments and benefits to which our NEOs would be entitled upon termination of employment or a change in control. All calculations in this table are based on an assumed termination date of December 31, 2020 and the completion of a full fiscal year, and all defined terms are as defined in the respective employment agreements of each NEO, which are summarized below under “—Employment Agreements and Awards.”

The amounts shown in the table below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment,

such as continuation of health care benefits through the end of the month of the termination of employment. While our NEOs’ rights in respect of RSUs granted in connection with bonuses and deferred cash awards are subject to continued vesting upon a qualifying retirement, as described above, none of our NEOs have given the advance notice required for such qualifying retirement. Accordingly, none of our NEOs would have been eligible for this benefit as of December 31, 2020 and this benefit is therefore not illustrated in the table below for those awards.

Name	Lump Sum Cash Severance Payment ($)		2020 Fiscal Year Bonuses ($)		Continuation of Medical Benefits ($)		Accelerated Vesting of Equity Awards ($)	Accelerated Vesting of Cash Awards ($)		Other ($)		Total ($)
	(dollars in thousands, except share data)
Roger C. Altman
Termination due to death or disability	—		7,500	(1)	—		12,466(2)	—		—		19,966
Termination by us without “cause” or by the executive for “good reason” or if we elect not to extend term (“Qualifying Terminations”)	18,000	(3)	7,500	(1)	14	(4)	12,466(2)	—		—		37,980
Qualifying Termination within six months prior to or anytime following a change in control	27,000	(5)	7,500	(1)	21	(6)	12,466(2)	—		19,777	(7)	66,764
Change in control (regardless of whether executive’s employment terminates)	—		—		—		12,466(2)	—		—		12,466
Ralph L. Schlosstein
Change in control (regardless of whether executive’s employment terminates), termination due to death, disability or termination by us without “cause”	—		—		—		10,237(8)	—		—		10,237
John S. Weinberg
Change in control (regardless of whether executive’s employment terminates), termination due to death, disability, termination by us without “cause” or resignation for “good reason”	—		—		—		92,515(9)	18,000	(10)	—		110,515
Robert B. Walsh
Change in control (regardless of whether executive’s employment terminates), termination due to death or disability, or termination by us without cause	—		—		—		4,816(11)	—		—		4,816
Edward S. Hyman
Change in control (regardless of whether executive’s employment terminates), termination due to death or disability, or termination by us without cause	—		—		—		3,002(12)	—		—		3,002
Jason Klurfeld
Change in control (regardless of whether executive’s employment terminates), termination due to death or disability, or termination by us without cause	—		—		—		2,175(13)	1,579	(14)	—		3,754

(1)

This amount consists of Mr. Altman’s annual bonus for the 2020 fiscal year; Mr. Altman would otherwise be required to remain employed through the bonus payment date in order to receive these amounts. Note that approximately 50% of the annual bonus payable to Mr. Altman would have been paid in the form of restricted securities, subject to time-based vesting over a period of up to four years, but we have assumed for illustrative purposes only that when paid in connection with a severance event, Mr. Altman would have been paid the entire annual bonus in cash with no grants of equity securities subject to vesting.

(2)	This amount represents the value of 113,701 otherwise unvested RSUs based on the closing price of our Class A common stock on December 31, 2020 ($109.64).

(3)

This amount is equal to two times the greater of: (i) the sum of (A) Mr. Altman’s base salary and (B) Mr. Altman’s average annual bonus for the three most recently completed fiscal years; or (ii) the average of the aggregate amount of cash compensation payable to our three most highly paid executive officers in the fiscal year preceding the year of termination.

(4)	This amount represents the estimated present value of the employer-paid portion of premium payments for 24 months of medical, dental and vision insurance coverage.

(5)

This amount is equal to three times the greater of: (i) the sum of (A) Mr. Altman’s base salary and (B) Mr. Altman’s average annual bonus for the three most recently completed fiscal years; or (ii) the average of the aggregate amount of cash compensation payable to our three most highly paid executive officers in the fiscal year preceding the year of termination.

(6)	This amount represents the estimated present value of the employer-paid portion of premium payments for 36 months of medical, dental and vision insurance coverage.

(7)

If payments or benefits provided to Mr. Altman in connection with a change in control result in an “excess parachute payment” excise tax being imposed on Mr. Altman, he is entitled to a gross-up payment equal to the amount of the excise tax, as well as the excise tax and income tax on the gross-up payment. This amount represents the estimated gross-up payment that would be made to Mr. Altman in the event his employment is terminated by us without “cause” or by Mr. Altman for “good reason” on December 31, 2020, within six months prior to or anytime following a change in control. The actual amount of a gross-up payment, if any, will depend on the facts in existence at the time of any change in control and/or employment termination.

(8)	This amount represents the value of 93,372 otherwise unvested RSUs, based on the closing price of our Class A common stock on December 31, 2020 ($109.64).

(9)

This amount is equal to the sum of (i) $48,658,780, representing the value of 443,805 otherwise unvested RSUs, based on the closing price of our Class A common stock on December 31, 2020 ($109.64), and (ii) $43,856,000, representing the unvested portion of Mr. Weinberg’s Class I-P units, based on the closing price of our Class A common stock on December 31, 2020 ($109.64), which reflects the achievement of the performance vesting conditions applicable to such units (upon vesting, such Class I-P units would become convertible into Class I units and, following conversion, exchangeable into shares of our Class A common stock).

(10)

This amount represents the unvested portion of Mr. Weinberg’s initial cash award, at target value, on December 31, 2020. Mr. Weinberg’s initial cash award is payable in a lump sum upon a change in control, but otherwise would be payable on its original payment schedule. The first tranche of this award ($11 million) vested on March 1, 2019; the second tranche of this award ($6 million) vested on March 1, 2020; and the third tranche of this award ($6 million) vested on March 1, 2021.

(11)	This amount represents the value of 43,926 otherwise unvested RSUs, based on the closing price of our Class A common stock on December 31, 2020 ($109.64).

(12)	This amount represents the value of 27,379 otherwise unvested RSUs, based on the closing price of our Class A common stock on December 31, 2020 ($109.64).

(13)	This amount represents the value of 19,839 otherwise unvested RSUs, based on the closing price of our Class A common stock on December 31, 2020 ($109.64).

(14)	This amount represents the value of the otherwise unvested deferred cash and incentive deferred cash awards on December 31, 2020.

Employment Agreements and Awards

Our Rationale for Agreements that Provide for Payments to Executives upon the Occurrence of Specified Events

The employment agreements we entered into with some of our NEOs provide for severance payments. In addition, some of those agreements provide for additional payments in connection with a change in control or a termination that occurs after a change in control (including, for Mr. Altman, a payment to compensate him for excise taxes that could arise in such circumstances). In December 2019, we confirmed our agreement to pay each of our NEOs their current base salaries during their employment with the Company.

We believe that these severance and change in control arrangements mitigate some of the risk that exists for executives working in a public company, while also appropriately balancing incentives and providing certainty to our executives, and, for Mr. Altman, will make him whole in the case of any potential tax penalty in connection with a change of control. In addition, due to the fact that there has historically been significant acquisition activity in the financial services industry, there is a possibility that we could be acquired in the future. Accordingly, we believe that severance and change in control arrangements are necessary to enable key executives to evaluate objectively the benefits to our shareholders of a proposed transaction, notwithstanding its potential effects on their own job security.

Employment Agreement with Mr. Altman

Pursuant to the terms of Mr. Altman’s employment agreement, Mr. Altman will have automatic, successive one-year extensions of his employment expiring on August 10 of the relevant year, unless either party gives the other 60 days’ prior notice that the term will not be extended.

Mr. Altman’s employment agreement provides for an annual base salary of $500,000, and an annual bonus as determined in the discretion of the Compensation Committee. According to Mr. Altman’s employment agreement, up to 50% of the annual bonus payable to him may be payable in the form of our restricted securities, with such restricted securities vesting in four equal annual installments (or at such faster rate and subject to acceleration upon certain specified events as may be applicable to restricted securities issued in the same fiscal year to our other SMDs).

Pursuant to his employment agreement, if Mr. Altman’s employment terminates prior to the expiration of the term due to his death or disability, he would be entitled to receive (1) any base salary earned but unpaid through the date of termination; (2) reimbursement for any unreimbursed business expenses properly incurred by him; (3) such employee benefits, if any, to which he may be entitled under our employee benefit plans (the payments and benefits described in (1) through (3) are referred to as the “accrued rights”); (4) lump sum payments equal to his earned but unpaid annual bonus, if any, payable in respect of the fiscal year immediately preceding the fiscal year in which the termination occurs, to be paid when such bonus would have otherwise been payable had his employment not terminated; and (5) a pro-rated portion of the annual bonus, calculated based on the number of months (and any fraction thereof) he is employed during the fiscal year in which a termination of employment occurs and in respect of which such bonus is payable, relative to 12 months.

If Mr. Altman’s employment is terminated prior to the expiration of the term (or such extension thereof) by us without “cause” (as defined below) or by him for “good reason” (as defined below) or if we elect not to extend the term (each a “qualifying termination”), he would be entitled, subject to his compliance with specified restrictive covenants, to (A) a lump sum payment equal to two times (three times in the case of a qualifying termination that occurs on or following our “change in control” (as defined in the employment agreement)) the greater of (x) the sum of (1) his annual base salary and (2) his average annual bonus for the three most recently completed fiscal years and (y) the average of the aggregate amount of cash compensation payable to our three most highly paid executives in the most recently completed fiscal year; (B) any “accrued rights” (as defined above); (C) lump sum payments equal to Mr. Altman’s earned but unpaid annual bonus, if any, payable in respect of the fiscal year immediately preceding the fiscal year in which the termination occurs, to be paid when such bonuses would have otherwise been payable had Mr. Altman’s employment not terminated; and (D) a pro-rated portion of the annual bonus, calculated based on the number of months (and any fraction thereof) Mr. Altman is employed during the fiscal year in which a termination of employment occurs and in respect of which such bonus is payable, relative to 12 months. Mr. Altman would also be entitled to receive continued coverage for himself and his spouse and dependents under our medical plans for two years (three years in the case of a qualifying termination that occurs on or following a change in control), subject to payment by him of the same premiums he would have paid during such period of coverage if he were an active employee. Any termination by us without cause within six months prior to the occurrence of a change in control would be deemed to be a termination of employment on the date of such change in control. The severance benefits payable to Mr. Altman are conditioned on his continued compliance with specified confidentiality, non-solicitation and proprietary information covenants following his termination of employment with us. For purposes of Mr. Altman’s employment agreement, “cause” means the occurrence of: (1) Mr. Altman’s breach of a material obligation under the governing documents of our entities, (2) Mr. Altman’s conviction of, or plea of guilty or nolo contendere in respect of, any felony, (3) Mr. Altman’s perpetration of a fraud against us, (4) Mr. Altman’s willful and continued failure to perform his duties to us or (5) any willful misconduct by Mr. Altman which could reasonably have an adverse effect on his ability to function as our employee or on our business or reputation. For purposes of Mr. Altman’s employment agreement, “good reason” means: (1) our failure to pay Mr. Altman’s base salary and annual bonus (if such amounts become payable to Mr. Altman), (2) any diminution in Mr. Altman’s title or authority with us, (3) our failure to provide Mr. Altman with the employee benefits or perquisites provided for in the employment agreement, or (4) the failure to re-elect him as a member of the Board.

In the event of a termination of Mr. Altman’s employment which is not a qualifying termination or a termination due to his death or disability (including if Mr. Altman resigns without good reason), Mr. Altman would be entitled to receive any “accrued rights” (as defined above).

Mr. Altman has also entered into confidentiality, non-solicitation and proprietary information agreements with us. Pursuant to these agreements, he is subject to a covenant not to (1) compete with us while employed and for 24 months following his termination of employment for any reason and (2) solicit our employees, consultants and certain actual and prospective clients while employed and for 12 months following his termination of employment for any reason, in each case, subject to certain specified exclusions.

If a dispute arises out of the employment agreement with Mr. Altman, we would pay his reasonable legal fees and expenses incurred in connection with such dispute if he prevails on substantially all issues in dispute.

In addition, if payments or benefits provided to Mr. Altman under an employment agreement or any other plan or agreement in connection with a change in control result in an “excess parachute payment” excise tax being imposed on him, he would be entitled to a gross-up payment equal to the amount of the excise tax, as well as the excise tax and income tax on the gross-up payment.

Employment Agreement with Mr. Schlosstein

Mr. Schlosstein’s employment agreement with us ended in accordance with its terms on May 21, 2014. Mr. Schlosstein continues to be employed by us as an at-will employee.

In connection with his employment agreement, Mr. Schlosstein also entered into a confidentiality, non-solicitation and proprietary information agreement with us that remains in effect. Pursuant to this agreement, Mr. Schlosstein is subject to a covenant not to (1) compete with us while employed and for 12 months following his termination of employment for any reason and (2) solicit our employees, consultants and certain actual and prospective clients while employed and for 12 months following his termination of employment for any reason, in each case, subject to certain specified exclusions. Notwithstanding the foregoing, in the event of a termination of Mr. Schlosstein’s employment without cause or for good reason, the non-competition and non-solicitation restrictions will only apply for six months and only if we elect to pay Mr. Schlosstein’s base salary and provide continued medical plan coverage during such period.

In addition, if a dispute arises out of the employment agreement with Mr. Schlosstein, we would pay Mr. Schlosstein’s reasonable legal fees and expenses incurred in connection with such dispute if he prevails in substantially all material respects on the issues presented for resolution.

Employment Agreement with Mr. Weinberg

Mr. Weinberg’s employment agreement provides for a term continuing until March 1, 2023, and annual compensation as follows: (1) an annual base salary in an amount equal to the greater of (x) $500,000 and (y) the then current annual base salary of Mr. Schlosstein, and (2) an annual bonus, with the actual bonus award payable to be determined in the sole discretion of the Compensation Committee based on the achievement of pre-established performance criteria established by the Compensation Committee, on terms no less favorable than those applicable to Mr. Schlosstein.

Following Mr. Schlosstein’s retirement or termination, Mr. Weinberg’s threshold, target and maximum bonus opportunity shall be no less favorable than as applicable to Mr. Weinberg prior to such retirement or termination, and Mr. Weinberg’s bonus will be determined on a basis no less favorable than that applicable to the other executive officers of the Company. A percentage of Mr. Weinberg’s annual bonus, to be determined in the discretion of the Compensation Committee (but which percentage shall be the same percentage payable to Mr. Schlosstein or, following Mr. Schlosstein’s retirement or termination, the other executive officers of the Company) will be delivered in the form of deferred compensation.

Pursuant to his employment agreement, Mr. Weinberg received an initial sign-on restricted cash award with a target payment amount of $35 million, of which $11 million vested on March 1, 2019, $6 million vested on March 1, 2020, $6 million vested on March 1, 2021, and $6 million is scheduled to vest on each of March 1, 2022 and March 1, 2023, subject to Mr. Weinberg’s continued employment through each such vesting date except as noted below. The Compensation Committee has discretion to increase or decrease the amount payable on each vesting date based on performance criteria to be discussed with Mr. Weinberg and determined by the Compensation Committee at least annually. The Compensation Committee may not, however, without Mr. Weinberg’s consent, increase the amount payable on any applicable vesting date to more than 200% of the target amount or decrease the amount payable by more than 25% of the target amount. The Compensation Committee determined not to increase or decrease the $11 million that vested on March 1, 2019, the $6 million that vested on March 1, 2020, or the $6 million that vested on March 1, 2021. In the event of a “change in control” (as defined in the 2016 Plan), the initial cash award will vest in full at the target payment amount.

In addition to the foregoing, Mr. Weinberg will be entitled to participate in all Company employee benefit programs on terms no less favorable than those generally provided to Mr. Schlosstein (or, following Mr. Schlosstein’s retirement or termination, other executive officers of the Company).

The employment agreement further provides that if Mr. Weinberg’s employment is terminated by us without “cause,” by Mr. Weinberg for “good reason” or as a result of death or “disability” (each as defined in the employment agreement), then, subject to his execution, delivery and non-revocation of a release of claims with respect to the Company and its affiliates, Mr. Weinberg will be entitled to receive, in addition to certain accrued rights, (i) to the extent not already vested, full vesting of his initial RSU award (as described below); (ii) to the extent not already vested and paid, full vesting of his initial cash award, which shall be paid in accordance with the original payment schedule (with the Company to determine in good faith the amounts payable pursuant to the initial cash award based on the performance criteria established with respect to each vesting tranche); and (iii) full satisfaction of the service vesting condition applicable to his Class I-P units, with the Class I-P units remaining outstanding for one year, during which time the applicable performance vesting conditions may be satisfied. In addition, Mr. Weinberg is entitled to receive his annual bonus for any completed fiscal year preceding the termination date, provided that the Company may issue up to 50% of such amount in shares of fully-vested Class A common stock.

Notwithstanding the foregoing, if Mr. Weinberg retires and satisfies the six month prior written notice requirement associated with retirement eligibility in this case, Mr. Weinberg will be deemed to have satisfied the service requirements necessary for full vesting of the initial cash award, and Mr. Weinberg is entitled to be paid the relevant cash amounts (to be determined in good faith by the Company based on the performance criteria established with respect to each vesting tranche) in accordance with the original payment schedule. Further, if Mr. Weinberg retires on or following January 15, 2022 and satisfies the one year prior written notice requirement associated with retirement eligibility in this case, Mr. Weinberg will be deemed to have satisfied the age and service requirements necessary for full vesting of all deferred compensation and then-unvested equity awards (including equity awards granted to Mr. Weinberg in respect of his annual bonuses, if any, and his initial RSU award and Class I-P units), with such deferred compensation and equity awards generally to be paid out or settled, as applicable, in accordance with the original payment or vesting schedule. The right to receive the initial cash award, deferred compensation and equity awards following retirement is subject to continued compliance with the restrictive covenants set forth in his restrictive covenant agreement (as described below), regardless of whether the applicable time limits have otherwise expired.

In connection with the employment agreement, Mr. Weinberg also entered into a confidentiality, non-solicitation and proprietary information agreement with the Company. Pursuant to this agreement, Mr. Weinberg is subject to a covenant not to (i) compete with the Company or its affiliates while employed and for 12 months following his termination of employment for any reason and (ii) solicit our employees, consultants and certain actual and prospective clients while employed and for 12 months following his termination of employment for any reason, in each case, subject to certain specified exclusions. This agreement also contains a covenant not to disclose confidential information and an assignment of property rights provision.

Special One-Time Equity and Partnership Unit Awards to Mr. Weinberg

The Company granted 900,000 RSUs to Mr. Weinberg in connection with his appointment as the Company’s Executive Chairman in 2016. This one-time grant of RSUs is subject to the terms of the RSU award agreement entered into on November 15, 2016 with Mr. Weinberg and are generally governed by terms and conditions identical to those of the 2016 Plan (to the extent such terms and conditions do not conflict with the RSU award agreement). Subject to Mr. Weinberg remaining in continuous service with the Company through the applicable vesting date, the RSUs are scheduled to vest 18% on December 31, 2016, 14% on each of the first four anniversaries of March 1, 2017, and 26% on March 1, 2022. In addition, any otherwise unvested RSUs shall become fully vested upon (i) a “change in control” (as defined in the 2016 Plan), (ii) Mr. Weinberg’s death or “disability” (as defined in the 2016 Plan), (iii) a termination of Mr. Weinberg’s employment by the Company without “cause” or Mr. Weinberg’s resignation for “good reason” (each as defined in Mr. Weinberg’s employment agreement) or (iv) Mr. Weinberg’s retirement on or following January 15, 2022 (subject to satisfying the one year prior written notice requirement). The RSUs are entitled to dividend equivalent rights or accrued cash dividends on such awards, which will be subject to the same terms and conditions (including the same vesting and delivery schedule) as the underlying RSUs. If Mr. Weinberg violates the terms of his restrictive covenant agreement with the Company, he will immediately forfeit any remaining RSUs for which shares of Class A common stock have not yet been delivered (including any dividend equivalent rights or accrued cash dividends in respect of such RSUs). The RSUs were awarded outside the 2016 Plan in reliance on the employment inducement exception provided under Section 303A.08 of the New York Stock Exchange Listed Company Manual.

In addition, on November 15, 2016, the Company, Evercore LP and Mr. Weinberg entered into an incentive subscription agreement pursuant to which Mr. Weinberg subscribed for a one-time grant of 400,000 Class I-P units, which are structured as “profits interests” under applicable tax rules, and one share of Class B common stock of the Company, which share will entitle Mr. Weinberg to one vote for each partnership unit then held by Mr. Weinberg. The Class I-P units convert into a specified number of Class I units upon satisfaction of both service vesting conditions and performance vesting conditions. The service vesting conditions will be satisfied if Mr. Weinberg remains a full-time employee in good standing through March 1, 2022 or, if prior to such date, (i) Mr. Weinberg’s employment with the Company terminates due to death or “disability” (as defined in the 2016 Plan), (ii) Mr. Weinberg’s employment is terminated by the Company without “cause,” (as defined in his employment agreement) (iii) Mr. Weinberg resigns for “good reason” (as defined in his employment agreement) or (iv) Mr. Weinberg retires on or following January 15, 2022 (each such event, a “qualifying termination”). The Class I-P units were also subject to the following performance vesting conditions, which were satisfied when the average of the high and low price of the Company’s Class A common stock on a trading day met or exceeded the following thresholds:

•

200,000 Class I-P units will be eligible to vest and convert into 200,000 Class I units if the stock price is equal to or greater than $65 for 20 consecutive trading days (which occurred during 2016); and

•	200,000 Class I-P units will be eligible to vest and convert into 200,000 Class I units if the stock price is equal to or greater than $75 for 20 consecutive trading days (which occurred during 2017).

Notwithstanding anything in the foregoing to the contrary, Mr. Weinberg’s employment agreement provides that in the event of a change in control (as defined in the 2016 Plan), the service vesting condition shall be satisfied and the performance vesting condition may be satisfied (in full or in part) based on the value of the per share consideration paid in such change in control or, as applicable, the per share value of Class A common stock implied by such transaction. Subject to compliance with applicable tax guidance with respect to profits interests, immediately prior to a change in control, the Class I-P units will vest and automatically convert into the number of Class I units that would be issuable if the performance vesting condition was satisfied based on a stock price equal to the transaction price plus $10.00. The Class I-P units are subject to forfeiture in the event of a breach of the terms of Mr. Weinberg’s restrictive covenant agreement. The

Class I-P units were awarded outside any shareholder approved equity-compensation plan in reliance on the employment inducement exception described above.

Agreements with Mr. Hyman

We entered into an employment agreement with Mr. Hyman on August 3, 2014, the initial term of which expired on October 31, 2019. Mr. Hyman continues to be employed by us as an at-will employee.

In connection with his employment agreement, Mr. Hyman also entered into a confidentiality, non-solicitation and proprietary information agreement with us that remains in effect. Pursuant to this agreement, Mr. Hyman is subject to a covenant not to (1) compete with us while employed and, if terminated for any reason other than death, a termination without cause or as a result of a resignation for good reason, for 24 months following his termination of employment (the “Restricted Period”) and (2) solicit our employees, consultants and certain actual and prospective clients during the Restricted Period, in each case, subject to certain specified exclusions.

Agreements with Messrs. Klurfeld and Walsh

Each of Messrs. Klurfeld and Walsh is employed by us as an at-will employee. Messrs. Klurfeld and Walsh each entered into a confidentiality, non-solicitation and proprietary information agreement with us that remains in effect. Pursuant to their respective agreements, Messrs. Klurfeld and Walsh are subject to a covenant not to (1) compete with us while employed and (2) solicit our employees and consultants for 12 months, and certain actual and prospective clients while for six months, following termination of employment for any reason, in each case, subject to certain specified exclusions.

Deferred Cash and Incentive Deferred Cash Awards to Mr. Klurfeld

Generally, we provide SMDs (other than our NEOs) an election to receive a portion of their deferred incentive compensation in the form of deferred cash rather than RSUs, as described above under “Nonqualified Deferred Compensation for 2020.” Prior to becoming an NEO, Mr. Klurfeld elected to receive a portion of his deferred incentive compensation in respect of 2017 performance in the form of deferred cash rather than RSUs. Deferred cash in the amount of $122,500 was credited to him under this arrangement in February 2018 and, pending distribution, is notionally invested in one or more registered mutual funds or fixed income options. Mr. Klurfeld’s deferred cash award vests as follows, subject to continued service through the applicable vesting date: 25% of the then-current account balance vested on February 4, 2019; 33% of the then-current account balance vested on February 4, 2020; 50% of the then-current account balance vested on February 4, 2021; and 100% of the then-current account balance vests on February 4, 2022. Any unvested portion of the then-current account balance will vest in full upon a change in control, Mr. Klurfeld’s death or disability, termination without cause (subject to execution of a release) or eligibility for qualifying retirement. Distributions generally occur within 30 days following the applicable vesting date.

In addition, in connection with his appointment as General Counsel, Mr. Klurfeld was granted an incentive deferred cash award in February 2018 in the amount of $1.5 million. The incentive deferred cash award vests as follows, subject to continued service through the applicable vesting date: $210,000 will vest on each of February 23, 2022 through 2026; and $225,000 will vest on each of February 23, 2027 and 2028. Any unvested portion of the incentive deferred cash award will vest in full upon a change in control, Mr. Klurfeld’s death or disability or termination without cause (subject, in the case of death, disability or termination without cause, to execution of a release). Distributions generally occur within two and a half months following the applicable vesting date.

Mr. Klurfeld’s deferred cash and incentive deferred cash awards will be reported in the Summary Compensation Table in the years earned.

Evercore Annual Equity Awards

Our RSUs granted in connection with bonuses vest in substantially equal annual installments over four years, subject to accelerated vesting upon death, disability, change in control, qualifying retirement or termination without cause. When deferred compensation is awarded in the form of RSUs, the RSUs include dividend equivalent rights payable in the form of cash or additional RSUs, at the Company’s election, which cash or additional RSUs will vest and be settled on the same terms as the original RSUs to which they relate.

The RSUs will continue to be paid (or released from restriction) on the original vesting schedule following a qualifying retirement as long as the recipient complies with his or her non-competition commitments, gives the minimum advanced notice of his or her decision to retire, which is generally six months to one year, and, at the time of retirement, (i) (a) is at least 55 years old and has completed at least five years of continuous service with the Company and (b) his or her age plus years of service exceeds 65 or (ii) is at least 60 years old and has completed at least 10 years of continuous service with the Company. If a qualified retiree violates his or her non-competition commitments at any time before a scheduled release date, the undelivered shares will be forfeited. Because the general vesting period of these awards is four years, this will provide an incentive for qualified retirees to refrain from competition or client solicitation for up to four years.

The vesting of deferred compensation awards is also subject to accelerated vesting upon a termination of the recipient’s service by us without “cause,” subject to his or her execution of a general release of claims against us and our affiliates. For this purpose, “cause” for U.S. partners and employees generally means (1) the employee’s material breach of any restrictive covenants or any of our published policies (including our Code of Business Conduct and Ethics); (2) any act or omission by the employee that causes us or the employee to be subject to discipline under any law, rule or regulation related to our business, or any rule of any exchange or association of which we are a member; (3) the employee’s conviction of, or plea of guilty or no contest to, any felony; (4) the employee’s participation in any fraud or embezzlement; (5) gross negligence or willful misconduct by the employee in the course of employment or the employee’s deliberate and continuous disregard of his or her material duties; or (6) the employee’s commission of any act or making of any statement that impairs, impugns, denigrates, disparages or otherwise negatively reflects on us or our reputation or business interests. For non-U.S. partners and employees, the cause definition is substantively similar. The RSUs are subject to the terms of our clawback policy and our anti-hedging and anti-pledging policies.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion with management, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement issued in connection with our Annual Meeting and in our Form 10-K.

Compensation Committee

Robert B. Millard, Chairman

Willard J. Overlock, Jr.

Sir Simon M. Robertson

William J. Wheeler

Sarah K. Williamson

The information in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

PROPOSAL 2—NON-BINDING, ADVISORY VOTE

ON EXECUTIVE COMPENSATION

Summary of Proposal

✓	What is being voted on. An advisory vote to approve the 2020 compensation of our NEOs (“Say on Pay”).

✓	Board recommendation. Our Board unanimously recommends that you vote “FOR” the resolution approving the 2020 compensation of our NEOs.

Our Say on Pay Vote gives our shareholders the opportunity to cast an advisory vote to approve the compensation of all of our NEOs. We currently include this advisory vote on an annual basis. While the results of this vote are non-binding and advisory in nature, the Board values our shareholders’ opinions and will consider the results of the 2021 vote when making future decisions regarding the compensation of our NEOs.

We encourage you to review the following sections of this Proxy Statement for further information on our key compensation practices and the effect of shareholder feedback on NEO compensation:

✓	“2020 Compensation Highlights” in our Compensation Discussion & Analysis (see page 42)

✓	“2020 Incentive Compensation Determinations” in our Compensation Discussion & Analysis (see page 44)

✓	“2020 Say on Pay Vote” in our Compensation Discussion & Analysis (see page 51)

Please note that these sections should be read in conjunction with our entire Compensation Discussion & Analysis (beginning on page 38), as well as the executive compensation tables and related disclosures that follow (beginning on page 53).

2021 Say on Pay Vote

In accordance with the requirements of Section 14A of the Exchange Act and Exchange Act Rule 14a-21(a), the below resolution gives shareholders the opportunity to cast an advisory vote on the compensation of our NEOs, as disclosed in this Proxy Statement, including the Compensation Discussion & Analysis, the executive compensation tables and related disclosures.

Accordingly, we are asking our shareholders to vote on the following resolution:

RESOLVED, that the compensation paid to the company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, executive compensation tables and any related narrative discussion, is hereby APPROVED.

Proxies will be voted FOR the approval of the resolution unless otherwise specified.

PAY RATIO

Set forth below is the annual total compensation of our median employee, the annual total compensation of Messrs. Schlosstein and Weinberg, and the ratio of those values:

•	The 2020 annual total compensation of our median employee was $244,589;

•	The 2020 annual total compensation of our Co-Chairmen of the Board and Co-CEOs, Messrs. Schlosstein and Weinberg, was $7,315,103 and $13,315,103, respectively; and

•

For 2020, the ratio of Mr. Schlosstein’s annual total compensation to the annual total compensation of our median employee was 29.9 to 1. For 2020, the ratio of Mr. Weinberg’s annual total compensation to the annual total compensation of our median employee was 54.4 to 1.

Background

To identify our median employee, we used our entire employee population, excluding independent contractors and consultants, as of November 1, 2020 and measured compensation based on total pay (including the value of equity awards received in 2020, cash bonus, overtime pay, commissions and pensions) actually received over the period from January 1, 2020 through December 31, 2020.

As required by SEC rules, after determining that our median employee (who is located in the U.S.) will be the median employee for purposes of this pay ratio, we calculated 2020 annual total compensation for both our median employee and Messrs. Schlosstein and Weinberg using the same methodology that we use to determine our named executive officers’ annual total compensation for the Summary Compensation Table.

The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll, employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt various methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth, as of April 23, 2021, information regarding the beneficial ownership of Voting Units and our Class A common stock and Class B common stock held by (1) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of Class A common stock or Class B common stock, (2) each of our directors, (3) each of our NEOs and (4) all of our current directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC, and thus the 14,640 shares of our Class A common stock that will be delivered in respect of RSUs that vest within 60 days of April 23, 2021 to certain individuals are deemed outstanding for calculating the percentage of outstanding shares of the person holding such RSUs, but are not deemed outstanding for calculating the percentage of any other person. Percentage of beneficial ownership is based upon (1) 40,949,919 shares of our Class A common stock issued and outstanding and (2) 5,543,463 votes associated with Class B common stock and Voting Units outstanding, excluding general partnership units held by the Company, in each case, as of April 23, 2021. Generally, all holders of Voting Units hold one or more shares of our Class B common stock. To our knowledge, except as set forth in the footnotes to this table, and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Evercore, 55 East 52nd Street, New York, New York 10055.

	Shares of Class A Common Stock Beneficially Owned		Voting Units Beneficially Owned†		Total Combined Voting Power of Evercore
Name of Beneficial Owner	Number of Shares of Class A Common Stock	Percentage of Class A Common Stock	Number of Voting Units††	Percentage of Voting Units
5% Shareholders
BlackRock, Inc.(1)	3,960,319	9.7%	—	—	8.5%
The Vanguard Group(2)	3,442,432	8.4%	—	—	7.4%
Directors
Roger Altman(3)	34,432	*	654,320	11.8%	1.5%
Richard I. Beattie(4)	27,431	*	—	—	*
Pamela G. Carlton (4)	1,464	*	—	—	*
Ellen V. Futter (4)	2,885	*	—	—	*
Gail B. Harris(4)	40,201	*	—	—	*
Robert Millard(4)	47,965	*	—	—	*
Willard J. Overlock, Jr.(4).	8,256	*	—	—	*
Sir Simon M. Robertson(4)	5,288	*	—	—	*
Ralph L. Schlosstein(5)	453,400	1.1%	1,000	*	*
John S. Weinberg(6)	372,878	*	400,000	7.2%	1.6%
William J. Wheeler(4)	8,215	*	—	—	*
Sarah K. Williamson(4)	3,866	*	—	—	*
Kendrick R. Wilson III(4)	3,070	*	—	—	*
Named Executive Officers who are not Directors
Edward S. Hyman(7)	13,080	*	2,545,205	45.9%	5.5%
Jason Klurfeld(8)	172	*	1,200	*	*
Robert B. Walsh(9)	50,962	*	1,200	*	*
Directors and Executive Officers as a Group (16 Persons)	1,073,565	2.6%	3,602,925	65.0%	10.1%

*	Less than 1%.

(†)

The Voting Units (subject, in the case of the I-P, I, K-P and K limited partnership units, to certain vesting and conversion conditions) are ultimately exchangeable for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Beneficial ownership of Voting Units reflected in this table has not also been reflected as beneficial ownership of the shares of our Class A common stock for which such units may be exchanged.

(††)	Generally, holders of Voting Units hold one or more shares of Class B common stock, which entitles such holder to one vote for each Voting Unit.

(1)

Based on information set forth in the Schedule 13G/A, filed January 29, 2021 (the “BlackRock 13G/A”), filed with the SEC by BlackRock. The address of BlackRock is 55 East 52nd Street, New York, New York 10055. According to the BlackRock 13G/A, BlackRock has sole voting power over 3,829,557 shares and sole dispositive power over 3,960,319 shares.

(2)

Based on information set forth in the Schedule 13G/A, filed February 10, 2021 (the “Vanguard 13G/A”), filed with the SEC by Vanguard. The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. According to the Vanguard 13G/A, Vanguard has shared voting power over 27,295 shares, sole dispositive power over 3,382,237 shares and shared dispositive power over 60,195 shares.

(3)

Some of the Evercore LP Class A limited partnership units, shares of Class A common stock and shares of Class B common stock listed as beneficially owned by Mr. Altman are held by trusts benefiting his family and as to which Mr. Altman has voting and/or investment power. Mr. Altman disclaims beneficial ownership of the Evercore LP limited partnership units, shares of Class A common stock and shares of Class B common stock held by these trusts. Does not include 103,018 unvested RSUs granted to Mr. Altman under the 2006 Plan, the 2016 Plan and the Amended 2016 Plan.

(4)

Includes 1,464 unvested RSUs granted to each non-management director, as director compensation that will vest within 60 days of April 23, 2021. Does not include, with respect to Ms. Carlton, 653 RSUs granted under the 2016 Plan.

(5)

100,000 shares of Class A Common Stock reflected in the table above are held in trust for the benefit of Mr. Schlosstein’s family and as to which Mr. Schlosstein has voting and/or investment power. Mr. Schlosstein disclaims beneficial ownership of these limited partnership units. Does not include 91,875 unvested RSUs granted to Mr. Schlosstein under the 2006 Plan, the 2016 Plan and the Amended 2016 Plan.

(6)	Does not include 325,875 unvested RSUs granted to Mr. Weinberg under his RSU agreement dated November 15, 2016. The 2016 Plan and the Amended 2016 Plan.

(7)

Includes 2,545,205 Class E limited partnership units held by Mr. Hyman through two corporations that he controls, ISI Holding, Inc. and ISI Holding II, Inc. ISI Holding, Inc. holds a total of 2,537,059 Class E Units. ISI Holding II, Inc. holds a total of 8,146 Class E Units. Does not include 35,239 unvested RSUs granted to Mr. Hyman under the 2006 Plan, the 2016 Plan and the Amended 2016 Plan.

(8)	Does not include 22,722 unvested RSUs granted to Mr. Klurfeld under the 2006 Plan, the 2016 Plan and the Amended 2016 Plan.

(9)	Does not include 45,498 unvested RSUs granted to Mr. Walsh under the 2006 Plan, the 2016 Plan and the Amended 2016 Plan.

REPORT OF THE AUDIT COMMITTEE

The duties and responsibilities of the Audit Committee are set forth in our Audit Committee Charter which can be found on our website, www.evercore.com, under the “For Investors” link. The Audit Committee has:

•	selected the independent registered public accounting firm to audit our books and records;

•

reviewed and discussed our audited financial statements for 2020 with management and with Deloitte, our independent registered public accounting firm, and has held, as appropriate, executive sessions with Deloitte without the presence of management;

•

discussed with our independent registered public accounting firm the matters required by the applicable standards of the Public Company Accounting Oversight Board in Rule 3200T, including the quality of our accounting principles, the reasonableness of management’s significant judgments and the clarity of disclosures in the financial statements;

•

received from Deloitte the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence; and

•

reviewed and discussed with management and with our independent registered public accounting firm management’s evaluation and the independent registered public accounting firm’s assessment of the effectiveness of our internal controls over financial reporting.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews our respective quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of:

•

our management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements and other reports; and

•

the independent registered public accounting firm, which is engaged to audit and report on our and our subsidiaries’ consolidated financial statements and the effectiveness of our internal control over financial reporting.

Based on these reviews and discussions, and the reports of the independent registered public accounting firm, the Audit Committee recommended to the Board that the audited financial statements be included in our Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC.

Audit Committee:

William J. Wheeler, Chairman

Pamela G. Carlton

Gail B. Harris

Willard J. Overlock, Jr.

Sarah K. Williamson

Kendrick R. Wilson III

The information in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

PROPOSAL 3—RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte served as our independent registered public accounting firm for 2020. Our Audit Committee has selected Deloitte as our independent registered public accounting firm to perform the audit of our consolidated financial statements for 2021, as well as an audit of our internal control over financial reporting for 2021. Representatives of Deloitte are expected to be present at our Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Board Recommendation

The appointment of Deloitte as our independent registered public accounting firm is being submitted to our shareholders for ratification at the Annual Meeting. Our Board recommends that the shareholders vote “FOR” the ratification of the selection of Deloitte as our independent registered public accounting firm. The submission of the appointment of Deloitte is required neither by law nor by our Amended and Restated Bylaws. Our Board is nevertheless submitting it to our shareholders to ascertain their views. If our shareholders do not ratify the appointment, the selection of another independent registered public accounting firm may be considered by our Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Fees

The following table sets forth the aggregate fees earned by Deloitte for services provided to us in 2020 and 2019:

	2020	2019
	(in thousands)
Audit Fees	$3,228	$2,947
Audit-Related Fees	76	122
Tax Fees	—	—
All Other Fees	6	6

Total	$3,310	$3,075

Audit Fees for 2020 include fees for the audit of the effectiveness of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act, and professional services rendered for the audit and quarterly review of our consolidated financial statements. In addition, the fees include professional services for audit opinions issued related to statutory and regulatory filings in the United States, the United Kingdom, Brazil, Mexico, Singapore and Hong Kong. The fees also include accounting consultations related to various transactions and assistance with various reviews of documents filed with the SEC.

All Other Fees include fees for subscriptions to Deloitte’s on-line accounting research tool and for participation in Deloitte-sponsored continuing education programs.

Pre-Approval Policies and Procedures

Our Audit Committee does not permit the engagement of our auditors without pre-approval by the Audit Committee. The engagement of Deloitte for non-audit accounting and tax services is limited to circumstances where these services are considered integral to the audit services that Deloitte provides or where there is another compelling rationale for using Deloitte. All audit, audit-related and permitted non-audit services for which Deloitte was engaged for 2019 and 2020 were pre-approved by the Audit Committee in compliance with applicable SEC requirements.

SHAREHOLDER PROPOSALS AND NOMINATIONS

FOR 2022 ANNUAL MEETING

In order for a shareholder proposal to be included in our Proxy Statement to be issued in connection with our 2022 Annual Meeting, that proposal must be received by our Corporate Secretary no later than December 29, 2021 (which is 120 calendar days before the anniversary of the date this Proxy Statement was first mailed to shareholders).

In addition to including a proposal in our proxy materials, eligible shareholders may wish to submit director nominations and other proposals at the 2022 Annual Meeting. In order for such director nominations and other proposals to be deemed timely, such director nominations and other proposals must be received by our Corporate Secretary (A) no earlier than February 17, 2022 and no later than March 19, 2022 or (B) in the event that our 2022 Annual Meeting of stockholders is held prior to May 28, 2022 or after August 26, 2022, notice by the shareholder must be so received no earlier than the 120th day prior to such Annual Meeting and no later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of the Annual Meeting is first made, and, in each case, must satisfy the notification, timeliness, consent and information requirements set forth in our Amended and Restated Bylaws.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other holders of record may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy materials may have been sent to multiple shareholders in your household. If you want to receive separate copies of our proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other holder of record, or you may contact the Corporate Secretary. See “Annual Report and Corporate Secretary” for information on how to contact the Corporate Secretary.

OTHER MATTERS

Our Board does not know of any other matters that are to be presented for action at the Annual Meeting. Should any other matter arise at the Annual Meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Jason Klurfeld Corporate Secretary

Dated: April 28, 2021

GLOSSARY OF KEY DEFINED TERMS

2006 Plan	Amended and Restated 2006 Evercore Inc. Stock Incentive Plan

2016 Plan	Amended and Restated 2016 Evercore Inc. Stock Incentive Plan, effective as of June 15, 2016

Alliance	Alliance Advisors LLC

Amended 2016 Plan	Amended and Restated 2016 Evercore Inc. Stock Incentive Plan, effective as of June 16, 2020

Annual Meeting	2021 Annual Meeting of Stockholders

Annual Report	Annual Report to Shareholders for the fiscal year ended December 31, 2020

Beneficial owner	Shareholder of shares held in street name through a bank, broker or other holder of record

BlackRock	BlackRock, Inc.

Board	Board of Directors of Evercore

Broker non-vote	When the beneficial owner of stock held in street name does not provide the broker voting instructions with respect to proposals that are considered non-discretionary under current NYSE rules

Code	Internal Revenue Code of 1986, as amended

Company	Evercore Inc.

Deloitte	Deloitte & Touche LLP

EPS	Earnings Per Share

ESG	Environmental, Social and Governance

Evercore	Evercore Inc.

EWM	Evercore Wealth Management, LLC

Exchange Act	Securities Exchange Act of 1934, as amended

FASB ASC Topic 718	Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation

Form 10-K	Annual Report on Form 10-K for the fiscal year ended December 31, 2020

GCP II	Glisco Capital Partners II, L.P., formerly Evercore Mexico Partners II, L.P.

GCP III	Glisco Capital Partners III, L.P., formerly Evercore Mexico Partners III, L.P.

Glisco	Glisco Partners, Inc.

Glisco II	Glisco Partners II, L.P., formerly Evercore Mexico Capital Partners II, L.P.

Glisco III	Glisco Partners III, L.P., formerly Evercore Mexico Capital Partners III, L.P.

IAF	Independent investment banking advisory firm

IPO	Evercore’s 2006 initial public offering

ISI	International Strategy & Investment Group

Lehman Brothers	Lehman Brothers Holdings Inc.

MIT	Massachusetts Institute of Technology

Mexico Private Equity Funds	Glisco II and Glisco III

NEO	Named Executive Officer

Notice	Notice of Internet Availability of Proxy Materials

NYSE	New York Stock Exchange

Partnership Agreement	Seventh Amended and Restated Partnership Agreement of Evercore LP

Private Equity Funds	Glisco II and Glisco III

RSUs	Restricted stock units

Say on Pay	Non-binding, advisory shareholder vote on executive compensation

SEC	Securities and Exchange Commission

Securities Act	Securities Act of 1933, as amended

SMD	Senior Managing Director

Simpson Thacher	Simpson Thacher & Bartlett LLP

Street name	Shares held through a bank, broker or other holder of record

Trilantic	Trilantic Capital Partners

Trilantic IV	Trilantic Capital Partners Associates IV L.P.

Trilantic V	Trilantic Capital Partners Associates V L.P.

Trilantic Funds	Trilantic IV and Trilantic V

UPREIT	Umbrella Partnership Real Estate Investment Trust

U.S. GAAP or GAAP	Generally accepted accounting principles in the United States of America

Vanguard	The Vanguard Group

Voting Units	Evercore LP Class A, Class E, Class I, Class I-P, Class K and Class K-P limited partnership units.

ANNEX A: U.S. GAAP RECONCILIATIONS

This Proxy Statement includes certain Adjusted measures that are calculated on a non-GAAP basis. We believe that these measures are useful to compare our results across several periods and facilitate an understanding of our operating results. We use these measures to evaluate our operating performance, and the Compensation Committee uses Adjusted measures as part of its assessment of the performance of our NEOs. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP, which are included in the reconciliations below. The U.S. GAAP and Adjusted results present the continuing operations of the Company.

U.S. GAAP RECONCILIATION TO ADJUSTED RESULTS

(UNAUDITED)

(dollars in thousands, except per share data)

	Twelve Months Ended December 31,
	2020	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Net Revenues – U.S. GAAP	$2,263,905	$2,008,698	$2,064,705	$1,704,349	$1,440,052	$1,223,273	$915,858	$765,428	$642,373	$524,264	$375,905
Income (Loss) from Equity Method Investments (1)	14,398	10,996	9,294	8,838	6,641	6,050	5,180	8,326	4,852	919	(557)
Interest Expense on Debt (2)	18,197	12,917	9,201	9,960	10,248	9,617	8,430	8,088	7,955	7,817	7,694
Mexico Transition – Net Loss on Sale of ECB Businesses (3)	3,441	-	-	-	-	-	-	-	-	-	-
Mexico Transition – Release of Foreign Exchange Losses (4)	27,365	-	-	-	-	-	-	-	-	-	-
Gain on Sale of Institutional Trust and Independent Fiduciary Business of ETC (5)	-	-	-	(7,808)	-	-	-	-	-	-	-
Foreign Exchange Losses from G5 Transaction (6)	-	-	-	16,266	-	-	-	-	-	-	-
Gain on Transfer of Ownership of Mexican Private Equity Business (7)	-	-	-	-	(406)	-	-	-	-	-	-
Other Purchase Accounting-related Amortization (8)	-	-	-	-	-	106	211	-	-	-	-
Adjustment to Tax Receivable Agreement Liability (9)	-	-	-	(77,535)	-	-	-	(6,905)	-	-	-
Equity Method Investment in Pan (17)	-	-	-	-	-	-	-	55	(90)	420	621
General Partnership Investments (18)	-	-	-	-	-	-	-	385	-	-	-

Net Revenues – Adjusted	$2,327,306	$2,032,611	$2,083,200	$1,654,070	$1,456,535	$1,239,046	$929,679	$775,377	$655,090	$533,420	$383,663

Operating Income – U.S. GAAP	$526,433	$437,711	$542,077	$428,811	$261,174	$128,670	$170,947	$130,175	$65,535	$35,812	$36,860
Income (Loss) from Equity Method Investments (1)	14,398	10,996	9,294	8,838	6,641	6,050	5,180	8,326	4,852	919	(557)
Interest Expense on Debt (2)	18,197	12,917	9,201	9,960	10,248	9,617	8,430	8,088	7,955	7,817	7,694

	Twelve Months Ended December 31,
	2020	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Mexico Transition – Net Loss on Sale of ECB Businesses (3)	3,441	-	-	-	-	-	-	-	-	-	-
Mexico Transition – Release of Foreign Exchange Losses (4)	27,365	-	-	-	-	-	-	-	-	-	-
Gain on Sale of Institutional Trust and Independent Fiduciary Business of ETC (5)	-	-	-	(7,808)	-	-	-	-	-	-	-
Foreign Exchange Losses from G5 Transaction (6)	-	-	-	16,266	-	-	-	-	-	-	-
Gain on Transfer of Ownership of Mexican Private Equity Business (7)	-	-	-	-	(406)	-	-	-	-	-	-
Intangible Asset Amortization / Other Purchase Accounting-related Amortization (8)	1,183	7,528	8,628	9,411	11,020	14,229	3,033	328	3,676	7,176	2,208
Adjustment to Tax Receivable Agreement Liability (9)	-	-	-	(77,535)	-	-	-	(6,905)	-	-	-
Amortization of LP Units / Interests and Certain Other Awards (10)	1,067	18,183	15,241	11,444	80,846	83,673	3,399	20,026	20,951	24,220	20,821
IPO Related Restricted Stock Unit Awards (11)	-	-	-	-	-	-	-	-	-	11,389	-
Other Acquisition Related Compensation Charges (12)	-	-	-	-	-	1,537	7,939	15,923	28,163	14,618	-
Special Charges, Including Business Realignment Costs (13)	46,645	10,141	5,012	25,437	8,100	41,144	4,893	170	662	3,894	-
Professional Fees (14)	-	-	-	-	-	-	1,672	-	-	-	-
Acquisition and Transition Costs (15)	562	1,013	21	1,673	99	4,890	4,712	-	-	-	-
Fair Value of Contingent Consideration (16)	-	-	1,485	-	1,107	2,704	-	-	-	-	-
Equity Method Investment in Pan (17)	-	-	-	-	-	-	-	55	(90)	420	621
General Partnership Investments (18)	-	-	-	-	-	-	-	385	-	-	-

Operating Income – Adjusted	$639,291	$498,489	$590,959	$426,497	$378,829	$292,514	$210,205	$176,571	$131,704	$106,265	$67,647

Net Income from Continuing Operations – U.S. GAAP	$412,680	$353,661	$442,851	$179,207	$148,512	$57,690	$107,371	$74,812	$39,479	$14,007	$20,126
Net Income Attributable to Noncontrolling Interest	(62,106)	(56,225)	(65,611)	(53,753)	(40,984)	(14,827)	(20,497)	(19,945)	(10,590)	(6,089)	(10,655)
Mexico Transition – Net Loss on Sale of ECB Businesses (3)	3,441	-	-	-	-	-	-	-	-	-	-
Mexico Transition – Release of Foreign Exchange Losses (4)	27,365	-	-	-	-	-	-	-	-	-	-

	Twelve Months Ended December 31,
	2020	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Gain on Sale of Institutional Trust and Independent Fiduciary Business of ETC (5)	-	-	-	(7,808)	-	-	-	-	-	-	-
Foreign Exchange Losses from G5 Transaction (6)	-	-	-	16,266	-	-	-	-	-	-	-
Gain on Transfer of Ownership of Mexican Private Equity Business (7)	-	-	-	-	(406)	-	-	-	-	-	-
Intangible Asset Amortization / Other Purchase Accounting-related Amortization (8)	1,183	7,528	8,628	9,411	11,020	14,229	3,033	328	3,676	7,176	2,208
Adjustment to Tax Receivable Agreement Liability and Income Taxes, Net (9)	(29,731)	(13,727)	(12,368)	50,529	(20,837)	(28,604)	(7,593)	(6,839)	(16,072)	(15,280)	(8,997)
Amortization of LP Units / Interests and Certain Other Awards (10)	1,067	18,183	15,241	11,444	80,846	83,673	3,399	20,026	20,951	24,220	20,821
IPO Related Restricted Stock Unit Awards (11)	-	-	-	-	-	-	-	-	-	11,389	-
Other Acquisition Related Compensation Charges (12)	-	-	-	-	-	1,537	7,939	15,923	28,163	14,618	-
Special Charges, Including Business Realignment Costs (13)	46,645	10,141	5,012	25,437	8,100	41,144	4,893	170	662	3,894	-
Professional Fees (14)	-	-	-	-	-	-	1,672	-	-	-	-
Acquisition and Transition Costs (15)	562	1,013	21	1,673	99	4,890	4,712	-	-	-	-
Fair Value of Contingent Consideration (16)	—	—	1,485	—	1,107	2,704	—	—	—	—	—
Equity Method Investment in Pan (17)	—	—	—	—	—	—	—	55	(90)	420	621
General Partnership Investments (18)	—	—	—	—	—	—	—	385	—	—	—
Noncontrolling Interest (19)	58,489	52,726	58,698	43,965	35,561	8,871	19,350	18,735	11,845	9,026	14,359

Net Income Attributable to Evercore Inc. – Adjusted	$459,595	$373,300	$453,957	$276,371	$223,018	$171,307	$124,279	$103,650	$78,024	$63,381	$38,483

Diluted Shares Outstanding – U.S. GAAP	42,623	43,194	45,279	44,826	44,193	43,699	41,843	38,481	32,548	29,397	22,968
LP Units (20a)	5,126	5,254	5,075	5,885	7,479	9,261	5,929	6,926	10,040	12,391	16,454
Unvested Restricted Stock Units – Event Based (20a)	12	12	12	12	12	12	12	12	12	276	633
Acquisition Related Share Issuance (20b)	—	—	—	—	—	51	233	533	1,174	569	—

Diluted Shares Outstanding – Adjusted	47,761	48,460	50,366	50,723	51,684	53,023	48,017	45,952	43,774	42,633	40,055

	Twelve Months Ended December 31,
	2020	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Key Metrics: (a)
Diluted Earnings Per Share – U.S. GAAP (b)	$8.22	$6.89	$8.33	$2.80	$2.43	$0.98	$2.08	$1.42	$0.89	$0.27	$0.41
Diluted Earnings Per Share – Adjusted (b)	$9.62	$7.70	$9.01	$5.45	$4.32	$3.23	$2.59	$2.25	$1.78	$1.48	$0.96
Operating Margin – U.S. GAAP	23.3%	21.8%	26.3%	25.2%	18.1%	10.5%	18.7%	17.0%	10.2%	6.8%	9.8%
Operating Margin – Adjusted	27.5%	24.5%	28.4%	25.8%	26.0%	23.6%	22.6%	22.8%	20.1%	19.9%	17.6%

(a)	Reconciliations of the key metrics from U.S. GAAP to Adjusted results are a derivative of the reconciliations of their components.

(b)

For Earnings Per Share purposes, Net Income Attributable to Evercore Inc. is reduced by $68 of accretion for the twelve months ended December 31, 2013, $84 for the twelve months ended December 31, 2012 and 2011 and $74 for the twelve months ended December 31, 2010, related to the Company’s noncontrolling interest in Trilantic Capital Partners.

1.	Income (Loss) from Equity Method Investments has been reclassified to Revenue in the Adjusted presentation.

2.	Interest Expense on Debt is excluded from Net Revenues and presented below Operating Income in the Adjusted results and is included in Interest Expense on a U.S. GAAP Basis.

3.

The net loss resulting from the gain on the sale of the ECB Trust business and the loss on the sale of the remaining ECB business in the third and fourth quarters of 2020, respectively, is excluded from the Adjusted presentation.

4.	Release of cumulative foreign exchange losses in the fourth quarter of 2020 resulting from the sale and wind-down of our businesses in Mexico are excluded from the Adjusted presentation.

5.	The gain resulting from the sale of the Institutional Trust and Independent Fiduciary business of ETC in the fourth quarter of 2017 is excluded from the Adjusted presentation.

6.	Release of cumulative foreign exchange losses resulting from the restructuring of our former equity method investment in G5 in the fourth quarter of 2017 are excluded from the Adjusted presentation.

7.	The gain resulting from the transfer of ownership of the Mexican Private Equity business in the third quarter of 2016 is excluded from the Adjusted presentation.

8.

The exclusion from the Adjusted presentation of expenses associated with amortization of intangible assets and other purchase accounting-related amortization from the acquisitions of ISI, SFS, Lexicon, Protego, Braveheart and certain other acquisitions.

9.

Evercore is organized as a series of Limited Liability Companies, Partnerships, C-Corporations and a Public Corporation and therefore, not all of the Company’s income is subject to corporate-level taxes. As a result, adjustments have been made to the Adjusted earnings to assume that the Company is subject to the statutory tax rates of a C-Corporation under a conventional corporate tax structure in the U.S. at the prevailing corporate rates and that all deferred tax assets relating to foreign operations are fully realizable within the structure on a consolidated basis. This assumption is consistent with the assumption that certain Evercore LP Units and Interests are vested and exchanged into Class A shares, as the assumed exchange would change the tax structure of the Company. Excluded from the Company’s Adjusted results are adjustments related to the impact of the enactment of the Tax Cuts and Jobs Act that was signed into law on December 22, 2017, which resulted in a reduction in income tax rates in the U.S. in 2018 and future years. The enactment of this tax reform resulted in a charge to the Provision for Income Taxes for the fourth quarter of 2017 of $143.3 million primarily resulting from the estimated re-measurement of net deferred tax assets, which relates principally to temporary differences from the step-up in basis associated with the exchange of partnership units, deferred compensation, accumulated other comprehensive income and depreciation of fixed assets and leasehold improvements. The tax reform also resulted in an estimated adjustment to Other Revenue of $77.5 million related to the re-measurement of amounts due pursuant to our tax receivable agreement, which was reduced due to the lower enacted income tax rates in the U.S. in 2018 and future years.

10.

Expenses, or reversal of expenses, incurred from the modification of Evercore Class A LP Units and related awards, which primarily vested over a five-year period ending December 31, 2013, and the assumed vesting of Class E LP Units, Class G and H LP Interests and Class J LP Units issued in conjunction with the acquisition of ISI are excluded from the Adjusted presentation.

11.	Expenses incurred from the vesting of IPO related restricted stock unit awards relating to the June 2011 offering are excluded from the Adjusted presentation.

12.	Expenses for deferred consideration issued to the sellers of certain of the Company’s acquisitions are excluded from the Adjusted presentation.

13.

Expenses during 2020 that are excluded from the Adjusted presentation relate to separation and transition benefits and related costs as a result of the Company’s review of its operations and the acceleration of depreciation expense for leasehold improvements and certain other fixed assets in conjunction with the previously announced expansion of our headquarters in New York and our business realignment initiatives, as well as charges related to the impairment of assets resulting from the wind-down of our Mexico business. Expenses during 2019 that are excluded from the Adjusted presentation relate to the acceleration of depreciation expense for leasehold improvements in conjunction with the previously announced expansion of our headquarters in New York, the impairment of goodwill in the Institutional Asset Management reporting unit and separation and transition benefits for certain employees terminated as a result of the Company’s review of its operations. Expenses during 2018 relate to separation benefits and costs of terminating certain contracts associated with closing the agency trading platform in the U.K. and separation benefits and related charges associated with the Company’s businesses in Mexico, as well as the acceleration of depreciation expense for leasehold improvements in conjunction with the previously announced expansion of our headquarters in New York. Expenses during 2017 related to a charge for the impairment of goodwill in the Institutional Asset Management reporting unit and a charge for the impairment of our investment in G5 in the second quarter and the sale of the Institutional Trust and Independent Fiduciary business of ETC during the fourth quarter. Expenses during 2016 related to a charge for the impairment of our investment in Atalanta Sosnoff during the fourth quarter. Expenses during 2015 primarily related to a charge for the impairment of goodwill in the Institutional Asset Management reporting unit and charges related to the restructuring of our investment in Atalanta Sosnoff during the fourth quarter, primarily related to the conversion of certain of Atalanta Sosnoff’s profits interests held by management to equity interests. Expenses during 2015 also include charges related to separation benefits and costs associated with the termination of certain contracts within the Company’s Evercore ISI business, as well as the finalization of a matter associated with the wind-down of the Company’s U.S. Private Equity business. Expenses during 2014 primarily related to separation benefits and certain exit costs related to combining the equities business upon the ISI acquisition and a provision recorded in 2014 against contingent consideration due on the 2013 disposition of Pan. Expenses during 2013 primarily related to the write-off of intangible assets from the Company’s acquisition of Morse, Williams and Company, Inc. Expenses during 2012 primarily related to charges incurred in connection with exiting facilities in the U.K. Expenses during 2011 related to the charge associated with lease commitments for exited office space in conjunction with the acquisition of Lexicon as well as for an introducing fee in connection with the Lexicon acquisition.

14.	The expense associated with share-based awards resulting from increases in the share price, which is required upon change in employment status, is excluded from the Adjusted results.

15.	Primarily professional fees incurred, as well as the reversal of a provision for certain settlements in 2016 and costs related to transitioning acquisitions or divestitures.

16.

The expense, or the reversal of expense, associated with changes in the fair value of contingent consideration issued to the sellers of certain of the Company’s acquisitions is excluded from the Adjusted results.

17.	The Adjusted results from continuing operations exclude the Income (Loss) from our equity method investment in Pan.

18.	The write-off of General Partnership investment balances during the fourth quarter of 2013 associated with the acquisition of Protego.

19.	Reflects an adjustment to eliminate noncontrolling interest related to all Evercore LP partnership units which are assumed to be converted to Class A common stock in the Adjusted presentation.

20. (a)

Assumes the vesting, and exchange into Class A shares, of certain Evercore LP partnership units and interests and IPO related restricted stock unit awards and reflects on a weighted average basis, the dilution of unvested service-based awards in the Adjusted presentation. In the computation of outstanding common stock equivalents for U.S. GAAP net income per share, the Evercore LP partnership units are anti-dilutive and the IPO related restricted stock unit awards are excluded from the calculation prior to the June 2011 offering.

20. (b)

Assumes the vesting of all Acquisition Related Share Issuances and Unvested Restricted Stock Units granted to Lexicon employees in the Adjusted presentation. In the computation of outstanding common stock equivalents for U.S. GAAP, these Shares and Restricted Stock Units are reflected using the Treasury Stock Method.

During 2018, the Company’s Adjusted presentation for current and prior periods was revised to eliminate the netting of client related expenses, expenses associated with revenue sharing engagements with third parties and provisions for uncollected receivables with their related revenue. The revised presentation reflects the expense and related revenue gross. The Company revised its presentation for these expenses in order to align with the treatment under U.S. GAAP. There was no impact on Adjusted Operating Income, Net Income or Earnings Per Share.

EVERCORE INC. ATTN: JASON KLURFELD, CORP. SEC. 55 EAST 52ND STREET NEW YORK, NY 10055

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/EVR2021

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received no later than the day before the meeting date.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	D47804-P56198	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EVERCORE INC.					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors				☐	☐	☐
	Nominees:
	01)	Roger C. Altman	08)	Sir Simon M. Robertson
	02)	Richard I. Beattie	09)	Ralph L. Schlosstein
	03)	Pamela G. Carlton	10)	John S. Weinberg
	04)	Ellen V. Futter	11)	William J. Wheeler
	05)	Gail B. Harris	12)	Sarah K. Williamson
	06)	Robert B. Millard	13)	Kendrick R. Wilson III
	07)	Willard J. Overlock, Jr.

The Board of Directors recommends you vote FOR the following proposals:								For	Against	Abstain

2.	To approve, on an advisory basis, the executive compensation of our Named Executive Officers.							☐	☐	☐

3.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2021.							☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally, and all holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com.

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D47805-P56198

EVERCORE INC.

Annual Meeting of Stockholders

June 17, 2021 9:00 a.m.

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jason Klurfeld, Ralph L. Schlosstein and John S. Weinberg, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and Class B Common Stock of EVERCORE INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. on June 17, 2021 at www.virtualshareholdermeeting.com/EVR2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

The stockholder(s) acknowledge(s) receipt with this proxy of a copy of the Notice of Annual Meeting, Proxy Statement and Annual Report describing more fully the matters set forth herein.

Continued and to be signed on reverse side